Exhibit 99

ExxonMobil

Taking on the world's toughest energy challenges.™

2009 Financial & Operating Review

The term Upstream refers to exploration, development, production, and gas and power marketing. Downstream refers to the refining and marketing of petroleum products such as motor fuels and lubricants.
Projections, targets, expectations, estimates, and business plans in this report are forward-looking statements. Actual future results, including demand growth and energy mix; capacity growth; the impact of new technologies; capital expenditures; project plans, dates, and capacities; production rates and resource recoveries; efficiency gains and cost savings; and benefits of the XTO Energy transaction could differ materially due to, for example, changes in oil and gas prices or other market conditions affecting the oil and gas industry; reservoir performance; timely completion of development projects; war and other political or security disturbances; changes in law or government regulation; the actions of competitors; unexpected technological developments; the occurrence and duration of economic recessions; the outcome of commercial negotiations; unforeseen technical difficulties; the timing and conditions of regulatory clearance for the XTO Energy transaction; our ability to integrate effectively XTO Energy’s business with our own; and other factors discussed in this report and in Item 1A of ExxonMobil’s most recent Form 10-K.
Definitions of certain financial and operating measures and other terms used in this report, including ExxonMobil’s definition of “proved reserves,” are contained in the section titled “Frequently Used Terms” on pages 100 through 103. In the case of financial measures, the definitions also include information required by SEC Regulation G.
“Factors Affecting Future Results” and “Frequently Used Terms” are also posted on the “investors” section of our Web site.
Prior years’ data have been reclassified in certain cases to conform to the 2009 presentation basis.

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   1

Global energy needs continue to evolve. For more than 125 years, ExxonMobil has been a leader in the evolution of energy and energy technology.
Around the world, more people are seeking access to energy and the economic and social progress it enables. Population and economic growth – particularly in developing countries – are expected to push global demand for energy higher by almost 35 percent by 2030 compared to 2005. New technologies – in areas like medicine, computing, and personal communications – are creating new demands for energy, while other technologies are enabling us to use energy more efficiently and with less environmental impact. New energy sources are also emerging.

This evolution of energy and technology is not new. Our energy landscape has transformed repeatedly over the past 150 years, as new technologies change not just how consumers use energy, but also the types of energy they use. It is important to remember, however, that these shifts happen gradually, over the course of decades.

Looking forward we see a dual challenge. Providing energy to meet growing needs while protecting the environment requires an integrated set of solutions.

We believe the most effective way to address these intertwined challenges over the long term is to seek integrated solutions focused on expanding supplies, increasing efficiency, and mitigating emissions. Looking to the future, ExxonMobil realizes the scale of this global challenge is enormous, but so, too, is our commitment to succeed and our capacity to innovate. We are confident that by pursuing these integrated solutions, the world can achieve greater energy security, environmental progress, and economic prosperity.

Rex W. Tillerson, Chairman and CEO

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Corporate Overview

FINANCIAL HIGHLIGHTS	2009	2008	2007	2006	2005
(millions of dollars, unless noted)
Sales and other operating revenue(1)(2)	301,500	459,579	390,328	365,467	358,955
Net income attributable to ExxonMobil	19,280	45,220	40,610	39,500	36,130
Cash flow from operations and asset sales(3)	29,983	65,710	56,206	52,366	54,174
Capital and exploration expenditures(3)	27,092	26,143	20,853	19,855	17,699
Cash dividends to ExxonMobil shareholders	8,023	8,058	7,621	7,628	7,185
Common stock purchases (gross)	19,703	35,734	31,822	29,558	18,221
Research and development costs	1,050	847	814	733	712
Cash and cash equivalents at year end(4)	10,693	31,437	33,981	28,244	28,671
Total assets at year end	233,323	228,052	242,082	219,015	208,335
Total debt at year end	9,605	9,425	9,566	8,347	7,991
ExxonMobil share of equity at year end	110,569	112,965	121,762	113,844	111,186
Average capital employed(3)	125,050	129,683	128,760	122,573	116,961
Share price at year end (dollars)	68.19	79.83	93.69	76.63	56.17
Market valuation at year end	322,329	397,239	504,220	438,990	344,491
Regular employees at year end (thousands)	80.7	79.9	80.8	82.1	83.7

KEY FINANCIAL RATIOS	2009	2008	2007	2006	2005
Earnings per common share(5) (dollars)	3.99	8.70	7.31	6.64	5.74
Earnings per common share – assuming dilution(5) (dollars)	3.98	8.66	7.26	6.60	5.70
Return on average capital employed(3) (percent)	16.3	34.2	31.8	32.2	31.3
Earnings to average ExxonMobil share of equity (percent)	17.3	38.5	34.5	35.1	33.9
Debt to capital(6) (percent)	7.7	7.4	7.1	6.6	6.5
Net debt to capital(7) (percent)	(1.0)	(23.0)	(24.0)	(20.4)	(22.0)
Ratio of current assets to current liabilities (times)	1.06	1.47	1.47	1.55	1.58
Fixed charge coverage (times)	26.1	52.2	49.9	46.3	50.2

(1)	Sales and other operating revenue includes sales-based taxes of $25,936 million for 2009, $34,508 million for 2008, $31,728 million for 2007, $30,381 million for 2006, and $30,742 million for 2005.

(2)	Sales and other operating revenue includes $30,810 million for 2005 for purchases/sales contracts with the same counterparty. Associated costs were included in crude oil and product purchases. Effective January 1, 2006, these purchases/sales were recorded on a net basis with no resulting impact on net income.

(3)	See Frequently Used Terms on pages 100 through 103.

(4)	Excluding restricted cash of $4,604 million in 2006 and 2005.

(5)	Consistent with 2009 reporting, the calculation of prior period earnings per share has been updated to include unvested share-based payment awards that contain nonforfeitable dividend rights.

(6)	Debt includes short- and long-term debt. Capital includes short- and long-term debt and total equity.

(7)	Debt net of cash and cash equivalents, excluding restricted cash.

(1)	Net income attributable to ExxonMobil.

(2)	Reflects data through December 31, 2009.

(3)	Royal Dutch Shell, BP, and Chevron values are calculated on a consistent basis with ExxonMobil, based on public information.

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ExxonMobil’s fundamental strategies are key to achieving sustained, outstanding performance in all aspects of our business. These strategies are not new. They have been tested and proven over decades, spanning the highs and lows of prior business cycles. Through the superior execution of these strategies, ExxonMobil is able to meet the challenge of providing reliable, affordable energy in a responsible manner while delivering superior returns for our shareholders.
2009 Results and Highlights
•	Record performance in workforce safety that continues to lead industry.

•	Strong earnings of $19.3 billion in a challenging business environment.

•	Annual dividend per share growth of 7 percent versus 2008, the 27th consecutive year of dividend per share increases.

•	Total shareholder distributions of $26 billion.

•	Industry-leading return on average capital employed of 16 percent.

•	Start-up of eight major Upstream projects.

•	Total net production of liquids and natural gas available for sale of 3.9 million oil-equivalent barrels per day.

•	Proved oil and gas reserve additions of 2.0 billion oil-equivalent barrels, replacing 134 percent of production excluding asset sales and determined on ExxonMobil’s basis.

•	Start-up of a world-scale, fully integrated refining and petrochemical complex in Fujian Province, China.

ExxonMobil’s superior performance demonstrates the strength of our long-term business model.

BUSINESS MODEL
ExxonMobil has a consistent and straightforward business model that combines our long-term perspective, disciplined approach to capital investment, and focus on operational excellence to grow shareholder value. We identify, develop, and execute projects using global best practices that ensure project returns will be resilient across a range of economic scenarios. We operate our facilities using proven management systems to achieve operational excellence. As a result, we consistently generate more income from a highly efficient capital base, as demonstrated by our superior return on average capital employed. We deliver industry-leading financial and operating results that grow long-term shareholder value.

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Business Strategies
ExxonMobil’s fundamental strategies are key to achieving sustained, outstanding performance in all aspects of our business. Through the superior execution of these strategies, ExxonMobil is able to meet the challenge of providing reliable, affordable energy in a responsible manner while delivering superior returns for our shareholders.
Operate in a Safe and Environmentally Responsible Manner
ExxonMobil’s long-term safety performance leads the industry. Our commitment to safety, security, health, and the environment creates a solid foundation for superior results in all aspects of our business. ExxonMobil’s senior management and employees are committed to the goal of creating an incident-free workplace, and our culture reflects this objective.
ExxonMobil drives improvement in environmental performance with the goal of reducing incidents with real environmental impact to zero. We conduct business using an approach that is compatible with both the environmental and economic needs of the communities in which we operate.
Pursue Operational Excellence
Operations safety and integrity are central to the successful execution of ExxonMobil’s business strategies. The objective of operational excellence is embedded in our company culture and drives continuous improvements in all areas of our business.
ExxonMobil has developed a wide range of management and operating systems that address critical aspects of our business, including: ethics, safety, corporate governance, security, health, environmental performance, operations reliability, business controls, project investment and execution, energy efficiency, profit improvement, and external affairs. The disciplined application of these management and operating systems, deployed through our functional organization, has consistently delivered superior results.
Uphold High Standards
ExxonMobil adheres to all applicable laws and regulations as a minimum standard, and, when requirements do not exist, we apply responsible standards to our operations.
We believe that a well-founded reputation for high ethical standards, strong business controls, and good corporate governance is a priceless corporate asset. This means that how we achieve results is as important as the results themselves. We choose the course of highest integrity in all of our business interactions. Directors, officers, and employees must comply with our Standards of Business Conduct.
Invest with Discipline
The energy industry is a long-term business that requires decisions to be made with a time horizon that is measured in decades, rather than months or years, and that spans multiple business cycles. Projects are tested over a range of economic scenarios to ensure that risks are properly identified, evaluated, and managed. This approach enables superior investment returns through the business cycle.
Our proven project management system incorporates best practices developed around the world. Emphasis on the early phases of concept selection and effective project execution results in investments that maximize resource and asset value. We complete a rigorous reappraisal of all major projects and incorporate learnings into future project planning and design, further strengthening our capabilities.
Differentiate with Proprietary Technology
Technology is vital to meeting the world’s growing demand for energy. Technological innovation creates resource opportunities by delivering cost-effective solutions in challenging environments, and enables the development of high-performance products and improved manufacturing processes.

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ExxonMobil has a long-standing commitment to fundamental research to develop and grow our technical capabilities and to deliver advantaged technologies for all of our businesses. We have a wide array of research programs designed to meet the needs identified in our functional businesses. Over the past five years, we have invested more than $4 billion in research and development. Our global functional organization enables rapid deployment of new technologies to ensure early value capture.
Optimize Results Through
Functional Diversity and Integration
ExxonMobil’s business portfolio and level of global integration are unique in our industry. Our portfolio of assets provides advantages in scale, geographic diversity, and business mix, and mitigates risks that arise from changes in commodity prices, product margins, and business cycles.
Through integration, we are able to capture new opportunities and deliver greater value than any of our businesses could achieve on a stand-alone basis. The combination of our global scale and integration across our businesses gives ExxonMobil a competitive advantage that is difficult to replicate.
Increase Efficiency Through
Our Global Functional Organization
ExxonMobil’s global functional organization is fundamental to our ongoing success. Developed over many years, it is built on the common standards, processes, and culture of the Corporation, and generates a unique competitive advantage.
Our organizational structure requires senior management involvement in all major decisions and ensures consistent global execution of our business processes. We continue to discover new ways to leverage and enhance the approach to deliver increased value.
Attract and Retain Exceptional People
Delivering outstanding performance requires exceptional people. Our goal is to develop our employees to have the highest technical and leadership capabilities in the industry. We focus on merit-based, long-term career development and are committed to maintaining a diverse workforce. We recruit talented people from around the world and provide them with formal training and a broad range of global experiences to develop them into the next generation of company leaders. Investing in our people creates a sustainable source of competitive advantage.
Enhance Community Development
ExxonMobil has a long tradition of making a positive contribution to the communities and economies in which we operate through programs that seek to foster social and economic development including health, education, and infrastructure. We partner with local institutions, nongovernmental organizations, governments, and development agencies to design our community investment programs. Through the ExxonMobil Foundation, we provide grants to fund projects in areas such as our two signature initiatives – the Malaria Initiative and the Women’s Economic Opportunity Initiative.
Maintain Financial Strength
ExxonMobil’s financial position remains unparalleled in industry. In today’s challenging economic environment, this represents a unique competitive advantage. Moody’s and Standard & Poor’s recognize our superior financial strength by assigning the highest credit rating to our financial obligations. ExxonMobil is one of very few public companies that has maintained this credit rating consistently for decades.
Our financial strength gives us the flexibility to pursue and finance attractive investment opportunities through business cycles. Host governments and project partners recognize our unique capabilities and benefit from the financial strength and expertise we bring to the development of resources.

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Safety, Security, Health & Environment
ExxonMobil remains steadfast in our commitment to excellence in safety, security, health, and environmental (SSH&E) performance. We continue to deliver results that demonstrate that commitment.
2009 HIGHLIGHTS
•	Record performance in workforce safety

•	Reduced Upstream hydrocarbon flaring by more than 20 percent

•	Zero spills greater than a barrel from company-operated marine vessels

•	Expanded research in advanced biofuels
Guiding Principles
ExxonMobil is committed to conducting business in a manner that protects the safety, security, and health of our employees, those involved with our operations, our customers, and the public. We are committed to conducting business in a manner that is compatible with the environmental and economic needs of the communities in which we operate. These commitments are documented in our safety, health, environmental, and product safety policies that are put into practice through a disciplined management framework called the Operations Integrity Management System (OIMS).
All operating organizations are required to maintain the systems and practices needed to conform to the expectations described in the OIMS framework. To drive continuous improvement, the framework is periodically updated. The latest revision, completed in 2009, strengthens framework expectations with respect to leadership, process safety, environmental performance, and the assessment of OIMS effectiveness. With this revision, we seek to:
•	Reinforce our belief that all safety, health, and environmental incidents are preventable; and,

•	Promote and maintain a work environment in which each of us accepts personal responsibility for our own safety and that of our colleagues, and in which everyone actively intervenes to ensure the safety, security, and wellness of others.
Since the inception of OIMS, our SSH&E performance has improved substantially. We continue to lead the industry with our low incident rates for work-related injuries and illnesses. Risks to the environment have been reduced, with a significant decline in marine spills and continuing reductions in emissions. We are proud of these achievements and remain committed to maintaining and improving these high levels of performance.
We have been cited by Lloyd’s Register Quality Assurance (LRQA) for “being among the leaders in the extent to which environmental management considerations have been integrated into our ongoing business practices.” We are pleased that in 2009, LRQA recognized OIMS as meeting all requirements of the Occupational Health and Safety Assessment Series for health and safety management systems (OHSAS 18001:1999) and the International Organization for Standardization’s specification for environmental management systems (ISO 14001:2004).
Working Toward an Incident-Free Workplace
At ExxonMobil, excellence in safety and health in the workplace is a core value. Our approach to safety and health management is yielding good results. Since 2000, we have reduced our workforce lost-time incidents by an average of over 14 percent per year and achieved best-ever performance for combined employee and contractor workforce incident rates in 2009. However, we are saddened to report that in 2009 we had eight workforce fatalities. We will not be satisfied until we have achieved a workplace in which Nobody Gets Hurt.
ExxonMobil has a long-standing commitment to the protection of our people, facilities, information, and other assets leading each business to reinforce the importance of security. Through the Security is Everybody’s Business initiative, we continue to stress awareness of security-related issues, from site security to cyber security.
We believe that a successful business relies on a healthy workforce – and we take seriously those health issues that impact our workforce – whether work-related or not. By providing voluntary health promotion programs designed to enhance employees’ well-being, productivity, and personal safety, we aim to improve the health of our workforce.
We also maintain an active commitment to the communities in which we work. We believe that self-sustaining improvements in public health are a key enabler for broader economic and social gains.

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Managing Risk
Operational excellence, enduring business controls, and high standards for the conduct of our business are hallmarks of ExxonMobil and fundamental to our approach to risk management.
Many of our operations and products present potential risks to people and to the environment, and we recognize that these risks are inherent in our business. We believe the best way to effectively manage these risks is through clearly defined policies, standards, and practices embedded in rigorously applied management systems designed to deliver results.
Business continuity planning and emergency preparedness are two elements that help us address risk. We place great emphasis on preparedness to help ensure an effective response to incidents. Response to the 2009 H1N1 influenza virus was coordinated across ExxonMobil businesses utilizing business continuity plans developed in prior years.
Reducing Environmental Impact
ExxonMobil recognizes that by reducing the environmental impact of today’s energy, we are taking an important step toward a more sustainable future. It is our objective to operate responsibly everywhere we do business by implementing scientifically sound, practical solutions that consider the needs of the communities in which we operate. Our goal is to eliminate incidents with real environmental impact.
To that end, our environmental management processes are guided by our Protect Tomorrow. Today. initiative, which outlines our expectations for being an industry leader in environmental protection.
Balancing Energy Production
with Water Scarcity
Natural gas is expected to be the fastest-growing major fuel source, driven largely by its increased use to generate electricity. ExxonMobil’s leases in the Piceance Basin in Colorado hold a potential recoverable resource of more than 45 trillion cubic feet of gas. This major resource will take years to produce, and ExxonMobil is committed to increasing natural gas production more efficiently and with less environmental impact.
Producing natural gas from the Piceance Basin has a number of challenges. This gas is trapped within rock much tighter than concrete and requires the injection of a high-pressure mixture of sand and water to allow the gas to flow. In some areas of the western United States, water availability can be limited and is a strategic issue that the oil and gas industry is addressing.
Water conservation is a top priority for our operations, and we are actively engaged in managing water use. Our approaches include technological and operational innovations to enhance water use efficiency and improve water quality. For example, formation water produced with gas can be treated and reused elsewhere for other processes. As we continue to improve our use of produced water in our operations, we expect to reduce our freshwater usage by about 70 to 80 percent over the next few years in our Piceance Basin operations.
We have also significantly reduced the amount of water required for the production of oil at our Cold Lake operations in Canada. Through efforts to recover and treat water, we are now able to recycle 95 percent of the water at this in situ heavy oil project.

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Through this initiative, we set goals to improve performance and drive incidents with real environmental impact to zero. Progress toward these goals is managed through Environmental Business Planning, which integrates environmental improvement efforts with other business plans.
Through strong environmental management, our businesses have made major improvements in environmental performance. For example, since 2004, we have reduced total oil spills greater than one barrel by about 50 percent. In 2009, we had zero spills from company-owned and performance throughout our facilities worldwide. Since 2004, we have invested $1.9 billion in activities that reduce greenhouse gas emissions and improve energy efficiency in our operations. In addition, we are spending more than $5 billion in gas utilization and commercialization projects to reduce routine natural gas flaring.
We are also investing in cogeneration, which provides significant environmental benefits because it uses less fuel and produces fewer greenhouse gas emissions than conventional power generation. ExxonMobil has interests in about 4.9 gigawatts of cogeneration capacity in operated marine vessels in ExxonMobil’s service.
Managing Climate Change Risks
No discussion of environmental performance would be complete without talking about the risks of climate change. We have the same concerns as people everywhere – and that is how to provide the world with the energy it needs while reducing greenhouse gas (GHG) emissions.
more than 30 locations worldwide. These operations have the capacity to produce enough electricity to supply the needs of more than 2 million U.S. homes.
Since the launch of our Global Energy Management System in 2000, we have identified opportunities to improve energy efficiency by 15 to 20 percent at our refineries and chemical plants and have already implemented over 60

We take the issue of climate change seriously and the risks warrant action. Our strategy to achieve reductions in GHG emissions is focused on increasing our own energy efficiency and reducing flaring in the short term; advancing current proven emissions-reducing technologies in the medium term; and developing breakthrough, game-changing technologies for long-term emissions reduction. These initiatives will reduce emissions generated both internally by our own operations and externally by our customers.
Internally, new energy efficiency technologies and day-to-day operational efficiency activities generate significant energy savings and reduce GHG emissions. ExxonMobil has systematically worked to improve efficiency and environmental percent of these. Across our operations, we are working to reduce flaring of gas. In 2009, we reduced Upstream hydrocarbon flaring by about 23 percent.
Steps taken in these programs since 2005 have resulted in reductions in greenhouse gas emissions of more than 8 million tonnes in 2009, the equivalent of removing 1.7 million cars from U.S. roads.
Researching Technologies to Reduce Emissions
We also believe that it is critically important – and ultimately most effective – to invest in research for fundamentally new technologies and innovative approaches that will be efficient in reducing future emissions. Technology is the single element that is common to all efforts to attain our energy and environmental goals. ExxonMobil is a world leader in carbon management technologies, and has researched and developed carbon-handling technologies for more than 30 years.
We have an active portfolio of research in a wide range of future technologies, including carbon capture and storage, hydrogen production, biomass conversion, and algae.
We launched a biofuels program with leading genomics innovator, Synthetic Genomics Inc. (SGI) to research and develop next-generation biofuels from photosynthetic algae. We believe that biofuel produced by algae has the potential to be an economically viable transportation fuel with low net emissions of greenhouse gases.
We are also a founding sponsor of the Global Climate and Energy Project (GCEP) at Stanford University, a pioneering research effort to identify potentially game-changing, breakthrough science to reduce GHG emissions.

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Developing Potential Breakthrough Technologies
Meeting the world’s long-term energy needs while also protecting the environment will require integrated solutions that include developing all economic energy sources. In the years to come, oil and natural gas will continue supplying the majority of our energy because they are scalable, affordable, and versatile. But alternatives and next-generation fuels – like those made from algae – could also play important roles.

ExxonMobil has entered into a research and development alliance with Synthetic Genomics Inc. (SGI), founded by genome pioneer, J. Craig Venter, Ph.D., to develop advanced biofuels from photosynthetic algae that are compatible with today’s gasoline and diesel fuels.
The potential advantages and benefits of biofuels from algae could be significant. One advantage is that growing algae does not rely on fresh water and farmable land that could be used for food production. In addition, algae offer the potential to yield greater quantities of biofuels per acre of production than food crop-based biofuel sources. Since photosynthetic algae consume carbon dioxide as they grow, algae-based biofuels could provide greenhouse gas mitigation benefits versus conventional fuels. In addition, algae have the potential to produce large volumes of oils that can be processed in existing refineries to manufacture fuels that are compatible with existing transportation systems and infrastructure.
The alliance between SGI and ExxonMobil will bring together the complementary capabilities and expertise of both companies to develop innovative solutions that could lead to the large-scale production of biofuels from algae.

While significant work and years of research and development still must be completed, if successful, algae-based fuels could help meet the world’s growing demand for transportation fuel without increasing greenhouse gas emissions. Under the program, if research and development milestones are successfully met, ExxonMobil expects to spend more than $600 million.
The algae biofuels program is one of several ExxonMobil efforts to advance breakthrough technologies. This program complements ExxonMobil’s ongoing efforts to reduce emissions from our operations and from consumer use of our products, through both efficiency improvements and technology breakthroughs.
A high-magnification photograph of algae secreting the oil
that it has produced.

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The Outlook for Energy – A View to 2030
In our Outlook for Energy – A View to 2030, we see significant opportunities for economic growth, improved living standards, and exciting new energy technologies. But we also see tremendous challenges: how to meet the world’s growing energy needs to support and expand prosperity for people, while also reducing the impact of energy use on the environment.
In considering these challenges, our Outlook for Energy takes a comprehensive look at long-term trends in energy demand, supply, emissions, and technology. ExxonMobil uses the Outlook to guide our long-term investment decisions. We also share it publicly to encourage a better understanding of the scale and nature of global energy challenges.
Meeting Key Energy Challenges
Our energy future is about people improving their daily lives and countries advancing through different stages of economic development and progress. Expanding access to energy – and the opportunities it affords – is a common goal around the world.
Meeting this challenge with reliable, affordable energy will not be easy, recognizing that increasing populations and economic prosperity will push global energy demand almost 35 percent higher by 2030 versus 2005. This means the industry will need to invest and operate on a scale even larger than today.
At the same time, we need to manage risks to our environment and take sensible steps to curb greenhouse gas (GHG) emissions. We also need to utilize local resources and promote trade to help maintain secure supplies.
Solutions to these challenges require a variety of approaches to expand supplies, improve efficiency, and mitigate emissions. These solutions will require trillions of dollars in new energy investment, a long-term focus, and constant technological innovation.
Prosperity and Energy Remain Linked
The evolution of energy and technology has enabled people in many countries to achieve a modern lifestyle in which access to energy is largely taken for granted. But in many parts of the world, the challenge is far more basic, as billions of people still lack access to electricity and modern fuels for cooking and heating.
Our Outlook begins with an assessment of how, where, and to what extent energy is used today to support people and their economic activities. Looking ahead, despite the recent recession, the long-term economic trend is encouraging. We expect global gross domestic product (GDP)  will expand at an average annual rate of 2.7 percent from 2005 through 2030.
In non-OECD countries – even with significant gains in energy efficiency – we expect rapid economic growth to produce a steep climb in energy demand. In fact, between 2005 and 2030, non-OECD energy demand will grow about 65 percent.
By contrast, in OECD countries, energy demand will be essentially flat through 2030 even though economic output will increase more than 50 percent on average. This demand profile will be driven by substantial improvements in efficiency.
In fact, one of the most important “fuels” of all is energy efficiency. The energy saved by improved efficiency will be larger in 2030 than from any other single source, including oil.
Transportation Demand Reflects Efficiency and Prosperity
Transportation is one of the most visible activities requiring energy today. Moving people and goods across cities, across regions, and around the world will continue to require substantial energy.
At the same time, we anticipate many shifts will occur within the transportation sector. For example, trends within the largest sub-sector – light-duty vehicles (cars, SUVs, and light pickup trucks) – will change dramatically. Through 2030, global energy demand from light-duty vehicles is expected to flatten as more efficient vehicles enter the market.

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In contrast, energy for heavy-duty vehicles (trucks and buses) will grow significantly, reflecting economic growth and the increased shipment of goods. By 2030, heavy-duty vehicles will become the largest transportation demand segment. Over the outlook period, aviation and marine transport also will grow significantly, reflecting expanding prosperity and trade.
We classify transportation into two categories – personal transport (such as cars) and commercial transport. Over the outlook period, we see significant shifts in personal transport as OECD demand is expected to drop by 25 percent by 2030, while non-OECD demand more than doubles. Why is this? In OECD economies, where vehicles-per-capita is already high, better fuel economy over time will more than offset additional demand created by a growing fleet. However, in non-OECD countries, rapid growth in personal vehicle ownership will cause personal transport energy demand to rise dramatically.
Commercial transportation demand will grow significantly in all regions, but far more rapidly in non-OECD countries. Between 2005 and 2030, these fast-developing nations will have overtaken the OECD as the largest source of commercial transportation demand and will account for all of the growth in global transportation demand.
Rising Electricity Demand Drives Power Generation
Growing demand for electricity and the fuels used for power generation will continue to be a major trend. By 2030, global electricity demand will be about four times higher than in 1980. As a result, power generation will remain not only the largest energy-demand sector, but will also be the fastest-growing sector. Over the outlook period, this sector alone will contribute about 55 percent of the total growth in energy demand.
This remarkable increase in energy demand for power generation will be driven not only by the high-tech demands of the developed world, but also by the basic needs and

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rapid economic growth of the developing world. From 2005 to 2030, non-OECD nations will account for nearly 80 percent of worldwide growth in electricity demand.
We also anticipate there will be a shift away from coal toward less carbon-intensive fuels including natural gas, nuclear, and renewable fuels. This shift will be driven by economics and national policies, including those that seek to reduce emissions by establishing a direct cost on GHG emissions. By 2030, we expect 40 percent of the world’s electricity will be generated by nuclear and renewable fuels.
Global Energy Demand and Supply Increasing
Through 2030, the global energy demand picture will be shaped by economic expansion and progress, particularly in non-OECD countries. Even with dramatic gains in efficiency, we expect global energy demand will rise 1.2 percent a year on average.
Fossil fuels – oil, natural gas, and coal – will continue to meet most of the world’s needs – accounting for nearly 80 percent of demand. No other energy sources can match their availability, versatility, affordability, and scale.
Oil will still account for the largest share, but natural gas will move into second place on very strong growth, driven by increasing power generation needs and the ability of natural gas to serve as a reliable, affordable, and clean-burning energy source. From 2005 to 2030, global demand for natural gas will increase about 55 percent. Nuclear power will also grow significantly to help meet rising electricity demand.
Wind, solar, and biofuels will grow most rapidly through 2030, at nearly 10 percent a year on average. However, starting from a small base, their contribution by 2030 will remain relatively small at about 2.5 percent of total energy.
In total, we expect global energy demand will rise by almost 35 percent from 2005 to 2030, with essentially all this growth occurring in non-OECD countries. Energy saved through efficiency gains will reach about twice the growth in global energy demand through 2030.
Meeting the Growing Worldwide Need for Liquid Fuels
The world’s liquid fuels supply comprises mostly crude oil, but also includes condensate, natural gas liquids, and biofuels. Liquid fuels will remain especially important for meeting projected strong growth in transportation demand. Nearly all the world’s transportation runs on liquid fuels because they provide a large quantity of energy in small volumes, making them easy to transport and widely available.
Meeting this demand has important implications for potential sources of supply. Supplies of all liquids excluding OPEC crude are projected to reach about 67 million oil-equivalent barrels per day by 2030, including about 3 million barrels per day from biofuels. The gap between these supplies and total liquids demand – known as the “call on OPEC crude” – is expected to expand to about 37 million oil-equivalent barrels per day in 2030.
Overall, the increase in liquids supply needed in 2030 will be met by non-OPEC and OPEC liquids in nearly equal share. Meeting this demand in an economic and environmentally sound manner is an ongoing priority of the industry. It will require large investments to maximize yields from mature fields as they naturally decline, and to develop new sources of supplies in existing development areas as well as promising new regions.

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Natural Gas to Meet a Rising Share of Energy Needs
Natural gas will meet a growing share of the world’s energy needs through 2030. Given its abundance and properties as a clean-burning fuel, expanded use of natural gas can serve economic progress and help advance environmental goals.
Total natural gas demand in the United States and Europe will follow a similar pattern, with modest growth through 2030. In contrast, Asia Pacific demand will grow much more rapidly, at almost 4 percent per year on average.
An important supply development has been the expansion of unconventional natural gas – the result of recent improvements in technologies used to tap these hard-to-produce resources. This is particularly the case in the United States, where unconventional sources are expected to satisfy more than 50 percent of gas demand in 2030. In Europe, local natural gas production continues to decline, driving imports from about 45 percent of total supply in 2005 to about 70 percent in 2030. In Asia Pacific, domestic natural gas production continues to climb, but at a slower pace than demand. As a result, Asia Pacific will need to rely more heavily on gas imports. Common to all these areas will be the need for liquefied natural gas (LNG) imports to meet growing demand through 2030.
Growing Global Energy Demand and CO2 Emissions
The outlook for energy-related carbon dioxide (CO2) emissions is linked directly to the types and amounts of energy required globally. In our view, global CO2 emissions are likely to rise about 25 percent from 2005 to 2030. While significant, that increase is substantially lower than the projected growth in energy demand. This outlook reflects substantial efficiency gains, as well as a shift over time to a significantly less carbon-intensive energy mix.
Importantly, because countries are at different stages in their economic development, the outlook for CO2 emissions varies greatly between OECD and non-OECD countries.
Non-OECD emissions surpassed OECD emissions in 2004. By 2030, non-OECD countries will account for two-thirds of the global total.
This outcome reflects our view that CO2 emissions in the OECD have already peaked and will decline by about 15 percent by 2030, reaching a level similar to that in 1980. This will be a noteworthy achievement considering that OECD economic output will have tripled from 1980 to 2030 and population will have grown by about 30 percent.
Providing Integrated Solutions
The scale of our economic, energy, and environmental challenges is huge and growing. To achieve significant scale, solutions to these challenges must make sense for investors and consumers. Further, to satisfy broad and diverse needs around the world, solutions must also be affordable, versatile, and efficient.
As an integrated set of solutions, we must pursue three key elements related to energy:
•	Moderating energy demand through efficiency;

•	Expanding all commercially viable energy sources; and,

•	Mitigating emissions.
Technology and diversity of economic supplies remain important. In addition, sensible and stable policy environments will continue to be essential to stimulate our creative human capacity as well as to encourage the huge investments necessary to address these challenges.
For our part, ExxonMobil is making enormous investments to provide solutions to help meet future energy demand. We are confident that by pursuing an integrated set of solutions, people around the world will realize great progress in meeting economic, energy, and environmental challenges.
The Outlook for Energy is available on our Web site at exxonmobil.com/energyoutlook.

14     EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW
Technology
Technology is vital to meeting the world’s growing demand for energy. ExxonMobil has a long-standing commitment to fundamental research to develop and grow our technological capabilities and to deliver advantaged technologies for all of our businesses.
UPSTREAM TECHNOLOGY
ExxonMobil is committed to investing in a broad range of proprietary technologies that provide a competitive advantage in exploration, project development, oil and gas recovery, and production operations. Application of these technologies maximizes the value of the resource and results in safer operations, reduced exploration risks, improved drilling and well performance, greater hydrocarbon recovery, and lower costs.
Satellite Mapping for Carbonate Reservoir Modeling
ExxonMobil’s innovative approach to mapping environments where carbonate rocks are being formed today is contributing to better models of carbonate reservoirs. We are applying spectral-analysis techniques to satellite images to produce high-resolution maps of modern carbonate sediments around the globe. This approach provides extensive, detailed information for use in predicting carbonate rock types in the subsurface, especially in areas where well and seismic data provide insufficient information for modeling. The knowledge gained from satellite-image analysis contributes to better predictions of reservoir performance, which in turn, enhance our ability to target exploration opportunities and to optimize development and production strategies in carbonate settings.
Satellite-image analysis of modern carbonate environments helps guide the distribution of different rock types (colored layers) in 3D models used to predict reservoir performance.

High-Resolution Imaging of Shale Pore Networks
ExxonMobil is using state-of-the-art electron microscopy to understand pore networks in shale gas reservoirs, which are an important and growing source of new natural gas supplies. High-resolution imaging of specially prepared rock samples has resolved shale pores as small as a billionth of a meter in size. The resulting images enable geologists and engineers to investigate how gas is stored in shales and how it flows in rocks previously regarded only as seals or source rocks. The high-resolution images serve as the basis for quantifying the porosity, permeability, and physical properties of shales, and provide critical calibration for how shale gas reservoirs will produce. This technology will enhance ExxonMobil’s ability to effectively explore and develop these challenging new resources.

High-resolution electron microscope imaging is used to study the structure of shale gas reservoirs, an increasingly important source of natural gas production. Shale pores can be as small as one-billionth of a meter in size.

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Advanced Seismic Imaging
Advances in seismic imaging are critical to finding and producing the world’s remaining hydrocarbon reserves. ExxonMobil’s leading-edge seismic imaging technologies are providing more accurate representations of the subsurface in structurally complex areas, such as below salt or in highly folded and faulted regions. These sophisticated imaging approaches utilize algorithms that incorporate a realistic simulation of the way seismic waves propagate through the subsurface. The resulting high-fidelity images will play a key role in enhancing decisions as our exploration, development, and production efforts progress into more challenging geologic settings.

ExxonMobil’s leading-edge seismic processing technology provides a more accurate image of the subsurface below salt bodies.
High-Performance Computing
ExxonMobil’s new high-performance computing system is enabling the development of leading-edge technology for geophysical imaging. ExxonMobil worked with IBM to install this system of 24,000 processors for the Upstream Research Company during 2009. This computing capability is a critical requirement for using all of the energy recorded in seismic surveys and creating much more accurate images of the subsurface. These images will be used to reduce risk in our exploration, development, and production operations.
A new, high-performance computing system has been installed to provide the computational power for leading-edge geophysical technology.

New Trace Element Analytical Capabilities
ExxonMobil’s state-of-the-art trace element laboratory provides high-resolution analyses that impact business decisions in many aspects of our Upstream operations.
ExxonMobil has installed a new, state-of-the-art laboratory for the measurement of trace elements in oil, water, and rocks. The laboratory’s high-resolution Inductively Coupled Plasma Mass Spectrometer (ICP-MS) can resolve the concentration of a wide variety of trace elements, such as vanadium, nickel, and cobalt, at the parts-per-trillion level. Trace element signatures in oil and water assist in determining connectivity between individual reservoir compartments, which helps guide the optimal placement of development wells. In addition, the trace element content of oil, water, and rocks can play a key role in predicting how reservoirs will produce over time.

16     EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW
“Inside the Well” Experimental Capabilities

ExxonMobil uses state-of-the-art experimental capabilities at our new Well Performance Laboratory to optimize the long-term productivity and reliability of our wells. A unique Polyaxial Rock Stress Cell and advanced fluid-flow simulators put researchers “inside the well” to gain insights into the dynamic interactions between rocks, fluids, and pipes. Large-scale rock samples are exposed to realistic down-hole stresses to investigate rock failure and its effect on well performance, and a laser assembly continuously maps the interior surface of simulated wellbores in the samples. This improved fundamental understanding will contribute to more reliable and productive wells, enabling ExxonMobil to successfully manage hydrocarbon production in increasingly complex operating environments.
A researcher studies sandstone failure “inside the well” with a remotely controlled laser system and the Polyaxial Rock Stress Cell.

Enhanced Bitumen Recovery

At Cold Lake, in Alberta, Canada, we are piloting an enhanced process for recovering bitumen. The Solvent-Assisted, Steam-Assisted Gravity Drainage (SA-SAGD) process improves upon ExxonMobil’s widely applied thermal SAGD technology by using a solvent, in addition to steam, to further lower bitumen viscosity and accelerate production. Laboratory experiments and computer simulations indicate that SA-SAGD also has the potential to significantly reduce water and energy requirements for bitumen recovery. The SA-SAGD pilot at Cold Lake is designed to confirm these benefits at the field scale. If successful, this process has commercial applicability for recovering bitumen from extensive oil sands deposits in Canada.
In SA-SAGD, steam and solvent (red and yellow) injected into the subsurface from an upper well create a steam chamber and accelerate the flow of bitumen (green) to a production well below.

Oil Shale Recovery Tests
Researchers measure voltages in an Electrofrac oil shale heating experiment at ExxonMobil’s Colony Mine in Colorado.
ExxonMobil is developing our Electrofrac process for subsurface conversion of the kerogen present in oil shale to hydrocarbons, and research has progressed to field testing. The Electrofrac process heats oil shale underground by creating a hydraulic fracture in the rock and filling it with an electrically conductive material to form a resistive heating element. Tests of the Electrofrac process conducted in 2009 at our Colony Mine in northwestern Colorado verified the functionality of the technique in a low-temperature heating experiment. Oil shale is a significant unconventional resource, and the Electrofrac process has the potential for recovery in deep, thick formations with less surface disturbance and at lower cost than other methods. Research and development will continue pursuing full demonstration of the technical, environmental, and economic feasibility of this breakthrough technology.

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Preventing Hydrate Formation

This testing equipment was installed at the West Pembina field in Canada to conduct a field trial of ExxonMobil’s proprietary ColdFlow technology, which combats the formation of hydrates.
In very cold conditions, hydrates – solid structures containing water molecules – can clog production flow lines. Production conditions in extreme deepwater or arctic environments make standard hydrate management methods technically complex and expensive. ExxonMobil has developed an innovative, reliable solution that assures hydrate flow without the need for chemicals or insulation. Specially designed inserts called static mixers work in the flow lines to produce small hydrate particles, which can move freely without clumping or sticking to pipe walls, thereby assuring unrestricted flow. After successful laboratory testing, a field trial is now under way at the West Pembina field in northern Canada. This ColdFlow technology could significantly lower the cost and complexity of future deepwater and arctic developments.

Improved Corrosion Prevention
ExxonMobil is a leader in applying corrosion-control technology to ensure the safety and integrity of our operations and assets. Understanding the environment inside pipelines is critical for achieving this goal. To address this challenge, ExxonMobil is using a customized camera specially designed to withstand exposure to very high pressure, highly corrosive gas, and a wide temperature range. The camera is inserted into our full-scale corrosion flow loop and allows engineers to observe the fluids in realistic pipeline conditions. These direct observations of fluid behavior are used to improve the physical basis of our leading-edge corrosion models and to help optimize operating practices that reduce the risk of corrosion in pipelines.
Our unique Materials and Corrosion Laboratory develops advanced corrosion-control technologies by simulating and directly observing flow inside pipelines.

Innovative Sour Gas Processing
ExxonMobil’s proprietary CFZ technology can remove CO2 and H2S from natural gas in a single step, significantly lowering development costs for natural gas resources containing these impurities. Field testing will begin in 2010.
ExxonMobil’s innovative Controlled Freeze Zone (CFZ) technology will undergo commercial-scale qualification in a new demonstration plant that is being commissioned at our LaBarge facility in Wyoming. CFZ technology utilizes a single-step, cryogenic process to more efficiently separate carbon dioxide (CO2) and hydrogen sulfide (H2S) from sour natural gas, and has a much smaller footprint than current technologies. The CFZ process has the potential to allow economic development of gas resources challenged by CO2 and H2S content by reducing the costs of removing these impurities. It could also enable CO2 sequestration at a lower cost. The CFZ process discharges CO2 and H2S as a high-pressure liquid, thus reducing power and equipment requirements for subsequent injection into underground storage. The new demonstration plant will process a variety of gas feed streams representative of sour gas resources worldwide.

18     EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW
DOWNSTREAM TECHNOLOGY
ExxonMobil’s Downstream research and technology portfolio encompasses a broad range of activities addressing both near-and long-term business needs. Our base business initiatives are focused on developing and deploying high-impact technologies that maximize the value of our existing assets and provide competitive advantage. Longer-term research efforts are aimed at identifying game-changing technologies that will allow us to sustain competitive advantage in both conventional downstream and new emerging areas.
Increasing Diesel Production
Diesel demand is projected to increase from 2009 to 2030 in all regions around the world. ExxonMobil is actively working on a variety of technologies aimed at improving refinery flexibility, thus enabling rapid response to changing product demands.
Technology solutions for the near term include applying our engineering best practices to debottleneck refinery units, using our proprietary Molecule Management technology to optimize distillation and conversion unit operations, and selecting the appropriate catalysts to obtain optimal performance at minimal cost. For example, we are applying our Real Time Optimization (RTO) technology, which uses our proprietary process models, to set unit operating conditions that enhance margins.
We continually evaluate new applications of proven proprietary technologies. One example is the use of ExxonMobil’s Isomerization Dewaxing (MIDW) catalyst in distillate hydrotreating and hydrocracking units to allow processing of heavier feeds. MIDW catalyst technology enables higher diesel yields while still meeting increasingly stringent product specifications. We are also actively developing longer-term step-out technology options. For example, one proprietary technology under development uses an integrated thermal and catalytic cracking process to produce significantly higher distillate yields and improved distillate qualities relative to conventional Fluid Catalytic Cracking (FCC) technology.
ExxonMobil engineers evaluate diesel selective catalysts at our world-class pilot plant facility in Clinton, New Jersey.

Advanced Modeling
ExxonMobil continues to evaluate new applications of advanced Computational Fluid Dynamics (CFD) modeling to improve performance and capture value in all process areas within our Downstream, Upstream, and Chemical operations. Modern computers and CFD software coupled with proprietary models allow us to better understand hydrodynamics, heat transfer, and reactivity in process vessels such as distillation towers and reactors.
We are using CFD modeling to design fixed-bed reactors and improve their performance and reliability. For example, CFD analysis of a fixed-bed hydrotreating unit at an ExxonMobil Americas manufacturing site improved understanding of gas/liquid flow distribution and catalyst utilization in the reactor. This work enabled improved designs of reactor internal components, reducing liquid bypassing and increasing reactor productivity. The improved technology will be applied to other fixed-bed reactors in ExxonMobil facilities.
Computational Fluid Dynamics modeling enables the evaluation of gas/liquid flow distribution and catalyst utilization in fixed-bed units.

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Advantaged Catalysts

ExxonMobil is a leader in the discovery, development, and deployment of advanced catalyst technologies supporting our refining, chemical, and lubricants businesses. Strategic alliances play a critical role throughout the entire “technology pipeline” to ensure the effective and rapid delivery of advantaged catalyst technologies to ExxonMobil manufacturing sites. Our alliance with Symyx in high throughput experimentation has provided the ability to rapidly synthesize and evaluate novel catalyst formulations on a scale not previously possible. Our hydroprocessing development alliance with Albemarle has led to state-of-the-art catalysts for producing low-sulfur transportation fuels. Catalyst manufacturing alliances with companies such as BASF have extended our internal capabilities to manufacture industry-leading catalysts for the production of both high-value chemicals and superior lubricants.
An ExxonMobil scientist uses our state-of-the-art high throughput experimentation facility for catalyst characterization.

Heavy Oil Characterization

Advanced analytical technology enables detailed compositional models of heavy crude oil.
The world’s heavier petroleum reserves often contain greater concentrations of complex molecules and contaminants that make their processing more challenging. ExxonMobil is using advanced analytical techniques to characterize these heavy crude oils at the molecular level. We have used the Fourier transform ion cyclotron resonance mass spectrometer (FTICR-MS), an analytical instrument with ultra-high mass resolution, to identify detailed petroleum asphaltene compositions in the high boiling end of crude oil. Using the information derived from these advanced analytical techniques, we are developing models of composition for various heavy oil feeds which will enable more effective processing and utilization of these materials.

Advanced Engines and Fuels
ExxonMobil is contributing to the development of advanced internal combustion engine and fuel systems with the long-term goal of achieving significant improvement in fuel economy and lower greenhouse gas (GHG) emissions. Our portfolio of programs ranges from advanced combustion concepts such as controlled auto-ignition to new hydrogen generation systems for fuel cell vehicles.
In collaboration with partners in industry and the research community, ExxonMobil is jointly developing an innovative, compact and efficient on-board hydrogen generation system for fuel cell vehicles. This system would catalytically convert gasoline, diesel or biofuels to fuel-cell-ready hydrogen onboard the vehicle. This offers an alternative to expensive construction of hydrogen fueling infrastructure and the use of high pressure hydrogen storage on the vehicle. Measured on a well-to-wheels basis, this system could be 80 percent more fuel efficient and emit 45 percent less carbon dioxide (CO2) than today’s automobiles. We are focusing on industrial applications in the near term with the long-term research goal being application in passenger vehicles.
ExxonMobil is developing a proprietary compact and efficient hydrogen generator for a fuel cell system onboard the vehicle.

20   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

CHEMICAL TECHNOLOGY
Development and deployment of industry-leading chemical technology provides a competitive advantage for ExxonMobil. Our portfolio of technology projects is aligned with our business strategies and creates value for the shareholder by employing advantaged feeds, developing lower-cost manufacturing processes, and delivering premium products.
Advantaged Feeds

Our technology programs help us achieve the highest level of feed flexibility in the industry. The combination of our integration with refineries and gas processing assets, advanced optimization tools, and steam-cracker designs that enable a high degree of flexibility allows our plants to quickly respond to changes in feedstock quality, availability, and cost.
Over the past several years, we have qualified nearly 300 new steam-cracking feeds around the world. Our steam cracker in Singapore utilizes our proprietary technology that allows use of a wide range of low-cost feeds, including several advantaged feeds that conventional plants cannot process.
Proprietary technology to maximize feed flexibility is being built into these steam-cracking furnaces that will be installed as part of our Singapore expansion.

Lower-Cost Manufacturing Processes
Advanced control systems, such as the computer controls for our plastics plant in Meerhout, Belgium, coupled with implementation of best practices and operations discipline result in efficient operation of our facilities.
We rigorously improve our manufacturing cost performance by using advanced processes and catalyst technologies to deliver improved energy efficiency, greater reliability, and increased asset utilization. Rapid sharing of best practices maximizes the impact of these technologies.
Our Rotterdam Aromatics Plant recently deployed an advanced zeolite catalyst system which increased paraxylene capacity while consuming much less energy.
Combining solution polymerization and metallocene catalyst technologies enabled us to launch new premium products while making the manufacturing significantly more energy efficient than the traditional process.

Premium Products

Breakthroughs in catalyst and product technologies allow us to create new families of higher-value products.
Our metallocene products based on catalyst technologies now include Exceed and Enable polyethylenes, Vistamaxx specialty elastomers, Achieve polypropylenes, and are expanding to adhesives and synthetic lubricants. These products serve a wide range of applications from flexible packaging films, to adhesives, to polymer modification.
Exxcore DVA resin is our latest advancement in tire inner liners, helping consumers keep their tires properly inflated for better fuel economy.
Using proprietary hydrogenation technology, we developed ultra-low aromatic Escaid and Exxsol fluids to help meet increasingly stringent regulatory and environmental requirements for water treatment and oil drilling applications.
At our Akron Business and Technology Center, Exxcore resins for tire inner liners are tested to ensure they deliver high performance.

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Shareholder Information
ExxonMobil’s core objective is to deliver long-term growth in shareholder value. Over the past five years, we have distributed over $150 billion to our shareholders through quarterly dividend payments and share purchases to reduce shares outstanding. In 2009, our total shareholder distributions were $26 billion, including $18 billion of share purchases.

In 2009, ExxonMobil raised annual dividends to our shareholders to $1.66 per share, an increase of 7 percent versus the previous year. We have paid a dividend each year for more than a century and have increased annual dividends per share in each of the last 27 years.
ExxonMobil reduced the number of shares outstanding by 26 percent over the last five years through our flexible share purchase program. Reducing shares outstanding increases the percent ownership of the company that each remaining share represents, and contributes to increased earnings and cash flow per share.

DIVIDEND AND SHAREHOLDER RETURN INFORMATION

	2009	2008	2007	2006	2005

Earnings per common share(1) (dollars)	3.99	8.70	7.31	6.64	5.74
Earnings per common share – assuming dilution(1) (dollars)	3.98	8.66	7.26	6.60	5.70

Dividends per common share (dollars)
First quarter	0.40	0.35	0.32	0.32	0.27
Second quarter	0.42	0.40	0.35	0.32	0.29
Third quarter	0.42	0.40	0.35	0.32	0.29
Fourth quarter	0.42	0.40	0.35	0.32	0.29

Total	1.66	1.55	1.37	1.28	1.14

Dividends per share growth (annual percent)	7.1	13.1	7.0	12.3	7.5

Number of common shares outstanding (millions)
Average	4,832	5,194	5,557	5,948	6,295
Average – assuming dilution	4,848	5,221	5,594	5,987	6,338
Year end	4,727	4,976	5,382	5,729	6,133

Cash dividends paid on common stock (millions of dollars)	8,023	8,058	7,621	7,628	7,185
Cash dividends paid to earnings (percent)	42	18	19	19	20
Cash dividends paid to cash flow(2) (percent)	28	13	15	15	15

Total return to shareholders (annual percent)	(12.6)	(13.2)	24.3	39.2	11.7

Market quotations for common stock (dollars)
High	82.73	96.12	95.27	79.00	65.96
Low	61.86	56.51	69.02	56.42	49.25
Average daily close	70.95	82.68	83.23	65.35	58.24
Year-end close	68.19	79.83	93.69	76.63	56.17

(1)	Consistent with 2009 reporting, the calculation of prior period earnings per share has been updated to include unvested share-based payment awards that contain nonforfeitable dividend rights.

(2)	Net cash provided by operating activities.

22   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

FUNCTIONAL EARNINGS(1)

	2009 Quarters
(millions of dollars)	First	Second	Third	Fourth	2009	2008	2007	2006	2005

Earnings (U.S. GAAP)
Upstream
United States	360	813	709	1,011	2,893	6,243	4,870	5,168	6,200
Non-U.S.	3,143	2,999	3,303	4,769	14,214	29,159	21,627	21,062	18,149
Total	3,503	3,812	4,012	5,780	17,107	35,402	26,497	26,230	24,349

Downstream
United States	352	(15)	(203)	(287)	(153)	1,649	4,120	4,250	3,911
Non-U.S.	781	527	528	98	1,934	6,502	5,453	4,204	4,081
Total	1,133	512	325	(189)	1,781	8,151	9,573	8,454	7,992

Chemical
United States	83	79	315	292	769	724	1,181	1,360	1,186
Non-U.S.	267	288	561	424	1,540	2,233	3,382	3,022	2,757
Total	350	367	876	716	2,309	2,957	4,563	4,382	3,943

Corporate and financing	(436)	(741)	(483)	(257)	(1,917)	(1,290)	(23)	434	(154)

Net income attributable to ExxonMobil (U.S. GAAP)	4,550	3,950	4,730	6,050	19,280	45,220	40,610	39,500	36,130

Earnings per common share(2) (dollars)	0.92	0.82	0.98	1.27	3.99	8.70	7.31	6.64	5.74
Earnings per common share – assuming dilution(2) (dollars)	0.92	0.81	0.98	1.27	3.98	8.66	7.26	6.60	5.70

Special Items
Upstream
United States	–	–	–	–	–	–	–	–	–
Non-U.S.	–	–	–	–	–	1,620	–	–	1,620
Total	–	–	–	–	–	1,620	–	–	1,620

Downstream
United States	–	–	–	–	–	–	–	–	(200)
Non-U.S.	–	–	–	–	–	–	–	–	310
Total	–	–	–	–	–	–	–	–	110

Chemical
United States	–	–	–	–	–	–	–	–	–
Non-U.S.	–	–	–	–	–	–	–	–	540
Total	–	–	–	–	–	–	–	–	540

Corporate and financing	–	(140)	–	–	(140)	(460)	–	410	–

Corporate total	–	(140)	–	–	(140)	1,160	–	410	2,270

Earnings Excluding Special Items(3)
Upstream
United States	360	813	709	1,011	2,893	6,243	4,870	5,168	6,200
Non-U.S.	3,143	2,999	3,303	4,769	14,214	27,539	21,627	21,062	16,529
Total	3,503	3,812	4,012	5,780	17,107	33,782	26,497	26,230	22,729

Downstream
United States	352	(15)	(203)	(287)	(153)	1,649	4,120	4,250	4,111
Non-U.S.	781	527	528	98	1,934	6,502	5,453	4,204	3,771
Total	1,133	512	325	(189)	1,781	8,151	9,573	8,454	7,882

Chemical
United States	83	79	315	292	769	724	1,181	1,360	1,186
Non-U.S.	267	288	561	424	1,540	2,233	3,382	3,022	2,217
Total	350	367	876	716	2,309	2,957	4,563	4,382	3,403

Corporate and financing	(436)	(601)	(483)	(257)	(1,777)	(830)	(23)	24	(154)

Corporate total	4,550	4,090	4,730	6,050	19,420	44,060	40,610	39,090	33,860

Earnings per common share(2) (dollars)	0.92	0.85	0.98	1.27	4.02	8.48	7.31	6.57	5.38
Earnings per common share – assuming dilution(2) (dollars)	0.92	0.84	0.98	1.27	4.01	8.44	7.26	6.53	5.34

(1)	Total corporate earnings means net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless indicated, references to earnings, special items, Upstream, Downstream, Chemical, and Corporate and Financing segment earnings, and earnings per share are ExxonMobil’s share after excluding amounts attributable to noncontrolling interests.

(2)	Computed using the average number of shares outstanding during each period. The sum of the four quarters may not add to the full year. Consistent with 2009 reporting, the calculation of prior period earnings per share has been updated to include unvested share-based payment awards that contain nonforfeitable dividend rights.

(3)	See Frequently Used Terms on pages 100 through 103.

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   23

RETURN ON AVERAGE CAPITAL EMPLOYED(1) BY BUSINESS
Return on Average
Capital Employed

(percent)	2009	2008	2007	2006	2005

Upstream
United States	18.2	42.6	34.7	37.1	46.0
Non-U.S.	24.8	56.7	43.7	47.9	45.6
Total	23.4	53.6	41.7	45.3	45.7

Downstream
United States	(2.1)	23.7	65.1	65.8	58.8
Non-U.S.	10.9	34.8	28.7	24.5	22.6
Total	7.1	31.8	37.8	35.8	32.4

Chemical
United States	17.6	16.0	24.9	27.7	23.1
Non-U.S.	12.6	22.4	39.0	36.5	30.9
Total	13.9	20.4	34.0	33.2	28.0

Corporate and financing	N.A.	N.A.	N.A.	N.A.	N.A.

Corporate total	16.3	34.2	31.8	32.2	31.3

(1)	Capital employed consists of ExxonMobil’s share of equity and consolidated debt, including ExxonMobil’s share of amounts applicable to equity companies. See Frequently Used Terms on pages 100 through 103.

AVERAGE CAPITAL EMPLOYED(1) BY BUSINESS
Average Capital Employed

(millions of dollars)	2009	2008	2007	2006	2005

Upstream
United States	15,865	14,651	14,026	13,940	13,491
Non-U.S.	57,336	51,413	49,539	43,931	39,770
Total	73,201	66,064	63,565	57,871	53,261

Downstream
United States	7,306	6,963	6,331	6,456	6,650
Non-U.S.	17,793	18,664	18,983	17,172	18,030
Total	25,099	25,627	25,314	23,628	24,680

Chemical
United States	4,370	4,535	4,748	4,911	5,145
Non-U.S.	12,190	9,990	8,682	8,272	8,919
Total	16,560	14,525	13,430	13,183	14,064

Corporate and financing	10,190	23,467	26,451	27,891	24,956

Corporate total	125,050	129,683	128,760	122,573	116,961

Average capital employed applicable to equity companies included above	27,684	25,651	24,267	22,106	20,256

(1)	Average capital employed is the average of beginning- and end-of-year business segment capital employed, including ExxonMobil’s share of amounts applicable to equity companies. See Frequently Used Terms on pages 100 through 103.

24   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

CAPITAL AND EXPLORATION EXPENDITURES(1)

(millions of dollars)	2009	2008	2007	2006	2005

Upstream
Exploration
United States	735	734	415	425	297
Non-U.S.	2,983	2,137	1,494	1,619	1,396
Total	3,718	2,871	1,909	2,044	1,693

Production(2)
United States	2,850	2,600	1,792	2,058	1,841
Non-U.S.	13,877	14,011	11,913	12,059	10,844
Total	16,727	16,611	13,705	14,117	12,685

Power and Coal
United States	–	–	5	3	4
Non-U.S.	259	252	105	67	88
Total	259	252	110	70	92

Total Upstream	20,704	19,734	15,724	16,231	14,470

Downstream
Refining
United States	1,300	1,430	906	559	497
Non-U.S.	1,146	1,248	1,267	1,051	871
Total	2,446	2,678	2,173	1,610	1,368

Marketing
United States	171	176	201	233	217
Non-U.S.	536	638	876	852	859
Total	707	814	1,077	1,085	1,076

Pipeline/Marine
United States	40	30	21	32	39
Non-U.S.	3	7	32	2	12
Total	43	37	53	34	51

Total Downstream	3,196	3,529	3,303	2,729	2,495

Chemical
United States	319	441	360	280	243
Non-U.S.	2,829	2,378	1,422	476	411

Total Chemical	3,148	2,819	1,782	756	654

Other
United States	44	61	44	130	80
Non-U.S.	–	–	–	9	–

Total other	44	61	44	139	80

Total capital and exploration expenditures	27,092	26,143	20,853	19,855	17,699

(1)	See Frequently Used Terms on pages 100 through 103.

(2)	Including related transportation.

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   25

TOTAL CAPITAL AND EXPLORATION EXPENDITURES BY GEOGRAPHY

(millions of dollars)	2009	2008	2007	2006	2005

United States	5,459	5,472	3,744	3,720	3,218
Canada/Latin America	3,448	1,926	1,522	1,862	1,940
Europe	3,251	3,727	4,042	3,721	2,829
Africa	6,182	5,422	3,639	4,019	3,815
Asia Pacific/Middle East	6,722	7,669	6,156	4,601	3,241
Russia/Caspian	2,030	1,927	1,750	1,932	2,656

Total worldwide	27,092	26,143	20,853	19,855	17,699

DISTRIBUTION OF CAPITAL AND EXPLORATION EXPENDITURES

(millions of dollars)	2009	2008	2007	2006	2005

Consolidated Companies’ Expenditures
Capital expenditures	22,441	19,841	15,242	15,361	13,792
Exploration costs charged to expense
United States	219	189	280	243	157
Non-U.S.	1,795	1,252	1,177	925	795
Depreciation on support equipment(1)	7	10	12	13	12
Total exploration expenses	2,021	1,451	1,469	1,181	964

Total consolidated companies’ capital and exploration expenditures (excluding depreciation on support equipment)	24,455	21,282	16,699	16,529	14,744
ExxonMobil’s Share of Non-Consolidated Companies’ Expenditures
Capital expenditures	2,624	4,845	4,122	3,315	2,938
Exploration costs charged to expense	13	16	32	11	17
Total non-consolidated companies’ capital and exploration expenditures	2,637	4,861	4,154	3,326	2,955

Total capital and exploration expenditures	27,092	26,143	20,853	19,855	17,699

(1)	Not included as part of total capital and exploration expenditures, but included as part of exploration expenses, including dry holes, in the Summary Statement of Income, page 28.

26   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

NET INVESTMENT IN PROPERTY, PLANT AND EQUIPMENT AT YEAR END

(millions of dollars)	2009	2008	2007	2006	2005

Upstream
United States	19,601	17,920	16,714	16,467	16,222
Non-U.S.	68,718	55,493	56,810	51,943	46,595
Total	88,319	73,413	73,524	68,410	62,817

Downstream
United States	11,013	10,492	9,705	9,320	9,334
Non-U.S.	19,486	18,762	20,443	19,598	18,695
Total	30,499	29,254	30,148	28,918	28,029

Chemical
United States	4,274	4,396	4,448	4,553	4,685
Non-U.S.	9,237	7,034	5,623	4,766	4,619
Total	13,511	11,430	10,071	9,319	9,304

Other	6,787	7,249	7,126	7,040	6,860

Total net investment	139,116	121,346	120,869	113,687	107,010

DEPRECIATION AND DEPLETION EXPENSES

(millions of dollars)	2009	2008	2007	2006	2005

Upstream
United States	1,768	1,391	1,469	1,263	1,293
Non-U.S.	6,376	7,266	7,126	6,482	5,407
Total	8,144	8,657	8,595	7,745	6,700

Downstream
United States	687	656	639	632	615
Non-U.S.	1,665	1,672	1,662	1,605	1,611
Total	2,352	2,328	2,301	2,237	2,226

Chemical
United States	400	410	405	427	416
Non-U.S.	457	422	418	473	410
Total	857	832	823	900	826

Other	564	562	531	534	501

Total depreciation and depletion expenses	11,917	12,379	12,250	11,416	10,253

OPERATING COSTS(1)

(millions of dollars)	2009	2008	2007	2006	2005

Production and manufacturing expenses	33,027	37,905	31,885	29,528	26,819
Selling, general, and administrative	14,735	15,873	14,890	14,273	14,402
Depreciation and depletion	11,917	12,379	12,250	11,416	10,253
Exploration	2,021	1,451	1,469	1,181	964

Subtotal	61,700	67,608	60,494	56,398	52,438
ExxonMobil’s share of equity company expenses	6,670	7,204	5,619	4,947	4,520

Total operating costs	68,370	74,812	66,113	61,345	56,958

(1)	See Frequently Used Terms on pages 100 through 103.

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   27

SUMMARY BALANCE SHEET AT YEAR END

(millions of dollars)	2009	2008	2007	2006	2005

Assets
Current assets
Cash and cash equivalents	10,693	31,437	33,981	28,244	28,671
Cash and cash equivalents – restricted	–	–	–	4,604	4,604
Marketable securities	169	570	519	–	–
Notes and accounts receivable, less estimated doubtful amounts	27,645	24,702	36,450	28,942	27,484
Inventories
Crude oil, products and merchandise	8,718	9,331	8,863	8,979	7,852
Materials and supplies	2,835	2,315	2,226	1,735	1,469
Other current assets	5,175	3,911	3,924	3,273	3,262

Total current assets	55,235	72,266	85,963	75,777	73,342

Investments, advances and long-term receivables	31,665	28,556	28,194	23,237	20,592
Property, plant and equipment, at cost,
less accumulated depreciation and depletion	139,116	121,346	120,869	113,687	107,010
Other assets, including intangibles, net	7,307	5,884	7,056	6,314	7,391

Total assets	233,323	228,052	242,082	219,015	208,335

Liabilities
Current liabilities
Notes and loans payable	2,476	2,400	2,383	1,702	1,771
Accounts payable and accrued liabilities	41,275	36,643	45,275	39,082	36,120
Income taxes payable	8,310	10,057	10,654	8,033	8,416

Total current liabilities	52,061	49,100	58,312	48,817	46,307

Long-term debt	7,129	7,025	7,183	6,645	6,220
Postretirement benefits reserves	17,942	20,729	13,278	13,931	10,220
Deferred income tax liabilities	23,148	19,726	22,899	20,851	20,878
Other long-term obligations	17,651	13,949	14,366	11,123	9,997

Total liabilities	117,931	110,529	116,038	101,367	93,622

Commitments and contingencies(1)

Equity
Common stock without par value	5,503	5,314	4,933	4,786	4,477
Earnings reinvested	276,937	265,680	228,518	195,207	163,335
Accumulated other comprehensive income
Cumulative foreign exchange translation adjustment	4,402	1,146	7,972	3,733	979
Postretirement benefits reserves adjustment	(9,863)	(11,077)	(5,983)	(6,495)	–
Minimum pension liability adjustment	–	–	–	–	(2,258)
Common stock held in treasury	(166,410)	(148,098)	(113,678)	(83,387)	(55,347)

ExxonMobil share of equity	110,569	112,965	121,762	113,844	111,186

Noncontrolling interests	4,823	4,558	4,282	3,804	3,527

Total equity	115,392	117,523	126,044	117,648	114,713

Total liabilities and equity	233,323	228,052	242,082	219,015	208,335

(1)	For more information, please refer to Appendix A, Note 15 of ExxonMobil’s 2010 Proxy Statement.

The information in the Summary Statement of Income (for 2007 to 2009), the Summary Balance Sheet (for 2008 and 2009), and the Summary Statement of Cash Flows (for 2007 to 2009), shown on pages 27 through 29, corresponds to the information in the Consolidated Statement of Income, Consolidated Balance Sheet, and the Consolidated Statement of Cash Flows in the financial statements of ExxonMobil’s 2010 Proxy Statement. For complete consolidated financial statements, including notes, please refer to Appendix A of ExxonMobil’s 2010 Proxy Statement. See also Management’s Discussion and Analysis of Financial Condition and Results of Operations and other information in Appendix A of the 2010 Proxy Statement.

28   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

SUMMARY STATEMENT OF INCOME

(millions of dollars)	2009	2008	2007	2006	2005

Revenues and Other Income
Sales and other operating revenue(1)(2)	301,500	459,579	390,328	365,467	358,955
Income from equity affiliates	7,143	11,081	8,901	6,985	7,583
Other income(3)	1,943	6,699	5,323	5,183	4,142

Total revenues and other income	310,586	477,359	404,552	377,635	370,680

Costs and Other Deductions
Crude oil and product purchases	152,806	249,454	199,498	182,546	185,219
Production and manufacturing expenses	33,027	37,905	31,885	29,528	26,819
Selling, general, and administrative expenses	14,735	15,873	14,890	14,273	14,402
Depreciation and depletion	11,917	12,379	12,250	11,416	10,253
Exploration expenses, including dry holes	2,021	1,451	1,469	1,181	964
Interest expense	548	673	400	654	496
Sales-based taxes(1)	25,936	34,508	31,728	30,381	30,742
Other taxes and duties	34,819	41,719	40,953	39,203	41,554

Total costs and other deductions	275,809	393,962	333,073	309,182	310,449

Income before income taxes	34,777	83,397	71,479	68,453	60,231
Income taxes	15,119	36,530	29,864	27,902	23,302

Net income including noncontrolling interests	19,658	46,867	41,615	40,551	36,929

Net income attributable to noncontrolling interests	378	1,647	1,005	1,051	799
Net income attributable to ExxonMobil	19,280	45,220	40,610	39,500	36,130

Earnings per Common Share(4) (dollars)	3.99	8.70	7.31	6.64	5.74

Earnings per Common Share – Assuming Dilution(4) (dollars)	3.98	8.66	7.26	6.60	5.70

(1)	Sales and other operating revenue includes sales-based taxes of $25,936 million for 2009, $34,508 million for 2008, $31,728 million for 2007, $30,381 million for 2006, and $30,742 million for 2005.

(2)	Sales and other operating revenue includes $30,810 million for 2005 for purchases/sales contracts with the same counterparty. Associated costs were included in Crude oil and product purchases. Effective January 1, 2006, these purchases/sales were recorded on a net basis with no resulting impact on net income.

(3)	Other income for 2008 includes a $62 million gain from the sale of a non-U.S. investment and a related $143 million foreign exchange loss.

(4)	Consistent with 2009 reporting, the calculation of prior period earnings per share has been updated to include unvested share-based payment awards that contain nonforfeitable dividend rights.

The information in the Summary Statement of Income (for 2007 to 2009), the Summary Balance Sheet (for 2008 and 2009), and the Summary Statement of Cash Flows (for 2007 to 2009), shown on pages 27 through 29, corresponds to the information in the Consolidated Statement of Income, Consolidated Balance Sheet, and the Consolidated Statement of Cash Flows in the financial statements of ExxonMobil’s 2010 Proxy Statement. For complete consolidated financial statements, including notes, please refer to Appendix A of ExxonMobil’s 2010 Proxy Statement. See also Management’s Discussion and Analysis of Financial Condition and Results of Operations and other information in Appendix A of the 2010 Proxy Statement.

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   29

SUMMARY STATEMENT OF CASH FLOWS

(millions of dollars)	2009	2008	2007	2006	2005

Cash Flows from Operating Activities
Net income including noncontrolling interests	19,658	46,867	41,615	40,551	36,929
Adjustments for noncash transactions
Depreciation and depletion	11,917	12,379	12,250	11,416	10,253
Deferred income tax charges/(credits)	–	1,399	124	1,717	(429)
Postretirement benefits expense in excess of/(less than) payments	(1,722)	57	(1,314)	(1,787)	254
Other long-term obligation provisions in excess of/(less than) payments	731	(63)	1,065	(666)	398
Dividends received greater than/(less than) equity in current earnings of equity companies	(483)	921	(714)	(579)	(734)
Changes in operational working capital, excluding cash and debt
Reduction/(increase) – Notes and accounts receivable	(3,170)	8,641	(5,441)	(181)	(3,700)
– Inventories	459	(1,285)	72	(1,057)	(434)
– Other current assets	132	(509)	280	(385)	(7)
Increase/(reduction) – Accounts and other payables	1,420	(5,415)	6,228	1,160	7,806
Net (gain) on asset sales	(488)	(3,757)	(2,217)	(1,531)	(1,980)
All other items – net	(16)	490	54	628	(218)

Net cash provided by operating activities	28,438	59,725	52,002	49,286	48,138

Cash Flows from Investing Activities
Additions to property, plant and equipment	(22,491)	(19,318)	(15,387)	(15,462)	(13,839)
Sales of subsidiaries, investments, and property, plant and equipment	1,545	5,985	4,204	3,080	6,036
Decrease/(increase) in restricted cash and cash equivalents	–	–	4,604	–	–
Additional investments and advances	(2,752)	(2,495)	(3,038)	(2,604)	(2,810)
Collection of advances	724	574	391	756	343
Additions to marketable securities	(16)	(2,113)	(646)	–	–
Sales of marketable securities	571	1,868	144	–	–

Net cash used in investing activities	(22,419)	(15,499)	(9,728)	(14,230)	(10,270)

Cash Flows from Financing Activities
Additions to long-term debt	225	79	592	318	195
Reductions in long-term debt	(68)	(192)	(209)	(33)	(81)
Additions to short-term debt	1,336	1,067	1,211	334	377
Reductions in short-term debt	(1,575)	(1,624)	(809)	(451)	(687)
Additions/(reductions) in debt with three months or less maturity	(71)	143	(187)	(95)	(1,306)
Cash dividends to ExxonMobil shareholders	(8,023)	(8,058)	(7,621)	(7,628)	(7,185)
Cash dividends to noncontrolling interests	(280)	(375)	(289)	(239)	(293)
Changes in noncontrolling interests	(113)	(419)	(659)	(493)	(681)
Tax benefits related to stock-based awards	237	333	369	462	–
Common stock acquired	(19,703)	(35,734)	(31,822)	(29,558)	(18,221)
Common stock sold	752	753	1,079	1,173	941

Net cash used in financing activities	(27,283)	(44,027)	(38,345)	(36,210)	(26,941)

Effects of exchange rate changes on cash	520	(2,743)	1,808	727	(787)

Increase/(decrease) in cash and cash equivalents	(20,744)	(2,544)	5,737	(427)	10,140
Cash and cash equivalents at beginning of year	31,437	33,981	28,244	28,671	18,531

Cash and cash equivalents at end of year	10,693	31,437	33,981	28,244	28,671

The information in the Summary Statement of Income (for 2007 to 2009), the Summary Balance Sheet (for 2008 and 2009), and the Summary Statement of Cash Flows (for 2007 to 2009), shown on pages 27 through 29, corresponds to the information in the Consolidated Statement of Income, Consolidated Balance Sheet, and the Consolidated Statement of Cash Flows in the financial statements of ExxonMobil’s 2010 Proxy Statement. For complete consolidated financial statements, including notes, please refer to Appendix A of ExxonMobil’s 2010 Proxy Statement. See also Management’s Discussion and Analysis of Financial Condition and Results of Operations and other information in Appendix A of the 2010 Proxy Statement.

30

Upstream
Exploration, Development, Production, and Gas & Power Marketing
UPSTREAM STRATEGIES
ExxonMobil’s fundamental Upstream strategies guide our global exploration, development, production, and gas and power marketing activities:
•	Identify and selectively pursue the highest-quality exploration opportunities

•	Invest in projects that deliver superior returns

•	Maximize profitability of existing oil and gas production

•	Capitalize on growing natural gas and power markets
These strategies are underpinned by a relentless focus on operational excellence, commitment to innovative technologies, development of our employees, and investment in the communities in which we operate. ExxonMobil’s ability to integrate and execute these strategies consistently delivers superior long-term value.

RasGas Train 6 began liquefied natural gas (LNG) production in 2009 and was joined by RasGas Train 7 in early 2010. ExxonMobil has an interest in all of Qatar’s operating LNG trains, which have a total capacity of over 60 million tonnes per year.

EXXON MOBIL CORPORATION  •  2009 FINANCIAL & OPERATING REVIEW   31

2009 Results and Highlights
Industry-leading workforce safety performance.
Earnings were $17.1 billion.
Return on average capital employed was 23 percent,
averaging 42 percent over the last five years.
Earnings per oil-equivalent barrel were $11.92, exceeding those of our competitors.
Total net production of liquids and natural gas available for sale was 3.9 million oil-equivalent barrels per day.
Proved oil and gas reserves additions were 2.0 billion oil-equivalent barrels, replacing 134 percent of production excluding asset sales and determined on ExxonMobil’s basis.
Upstream Return on Average Capital Employed
(1) Royal Dutch Shell, BP, and Chevron values are estimated on a consistent basis with ExxonMobil, based on public information

Resource base additions totaled 2.9 billion oil-equivalent barrels; ExxonMobil’s total resource base now stands at 75 billion oil-equivalent barrels.
Finding and resource-acquisition costs were $1.54 per oil-equivalent barrel.
Upstream capital and exploration spending was $20.7 billion, driven by an active exploration program, selective investment in a strong portfolio of development projects, and continued investment to enhance the value of existing assets.

UPSTREAM COMPETITIVE ADVANTAGES
Portfolio Quality • The quality, size, and diversity of ExxonMobil’s resource base and project inventory underpin a strong long-term outlook. We identify, pursue, and capture the highest-quality resources and then apply our technical and project expertise to develop them in the most efficient way.
Global Integration • The global functional Upstream companies work with the Downstream and Chemical businesses to identify and deliver integrated solutions that maximize resource value.
Discipline and Consistency • We explore for, develop, produce, and market oil and gas using globally deployed management systems that ensure consistent application of the highest technical, operational, and commercial standards.
Value Maximization • From optimum development concept selection to mid- and late-life investments to increase reservoir recovery, ExxonMobil maximizes resource value over the life of every asset.
Long-Term Perspective • Consistent, selective capital investment and focused technology development ensure robust returns over the long term.

UPSTREAM STATISTICAL RECAP	2009	2008	2007	2006	2005

Earnings (millions of dollars)	17,107	35,402	26,497	26,230	24,349

Liquids production (net, thousands of barrels per day)	2,387	2,405	2,616	2,681	2,523

Natural gas production available for sale (net, millions of cubic feet per day)	9,273	9,095	9,384	9,334	9,251

Oil-equivalent production (net, thousands of barrels per day)	3,932	3,921	4,180	4,237	4,065

Proved reserves replacement(1)(2) (percent)	134	110	132	129	129

Resource additions(3) (millions of oil-equivalent barrels)	2,860	2,230	2,010	4,270	4,365

Average capital employed(3) (millions of dollars)	73,201	66,064	63,565	57,871	53,261

Return on average capital employed(3) (percent)	23.4	53.6	41.7	45.3	45.7

Capital and exploration expenditures(3) (millions of dollars)	20,704	19,734	15,724	16,231	14,470

(1)	Reserves determined on ExxonMobil’s basis; see Frequently Used Terms on pages 100 through 103.

(2)	Excluding asset sales and the 2007 Venezuela expropriation.

(3)	See Frequently Used Terms on pages 100 through 103.
Note: Unless otherwise stated, production rates, project capacities, and acreage values referred to on pages 30 to 65 of the report are gross.

32   EXXON MOBIL CORPORATION  •  2009 FINANCIAL & OPERATING REVIEW

Identify and Selectively Pursue the Highest-Quality Exploration Opportunities
ExxonMobil’s exploration strategy is to identify, evaluate, pursue, and capture the highest-quality resource opportunities at the lowest cost in industry. The strength of our global organization allows us to explore for and capture all resource types regardless of life cycle, across all geological and geographical environments, using industry-leading technology and capabilities. These opportunities include:
•	New exploration plays and concepts that typically have high uncertainty but large potential to provide significant long-term resource growth;

•	Unconventional resources such as shale gas, tight gas, coal bed methane, heavy oil, and oil sands that can provide profitable, long-plateau production volumes;

•	Further exploration of established hydrocarbon provinces and mature plays that provide near-term resource additions and production; and,

•	Discovered fields that are undeveloped or partially developed.
ExxonMobil’s disciplined, systematic exploration process consistently delivers an industry-leading portfolio of highly prospective opportunities that provide long-term resource additions and organic production growth. Our global approach ensures a broad exposure to high-quality opportunities, from conventional by-the-bit exploration to discovered resources that may be integrated with other business lines. The combination of world-class technical expertise and an extensive global exploration database provides a distinct competitive advantage in the identification, evaluation, pursuit, and capture of new opportunities.
We use our unique geoscience capabilities and understanding of the global hydrocarbon endowment to identify and prioritize all quality resources. Once identified, opportunities are assessed and screened on a rigorous, globally consistent basis for technical and economic viability, as well as materiality. Only the most robust opportunities are selected for further evaluation and investment. Our systematic approach to exploration has resulted in the successful capture of numerous new, high-potential resource opportunities each year. In 2009, ExxonMobil successfully captured new opportunities in nine countries.
At year-end 2009, ExxonMobil’s net exploration acreage totaled 72 million acres in 33 countries. Since 2005, our total exploration acreage has increased by approximately 7 percent. This strong acreage position provides a high-quality, geographically and geologically diverse portfolio of opportunities to underpin future resource additions and production growth.

EXXON MOBIL CORPORATION  •  2009 FINANCIAL & OPERATING REVIEW   33

2009 KEY EXPLORATION CAPTURES
Canada • ExxonMobil Canada and majority-owned affiliate Imperial Oil acquired a 100-percent interest in 157,000 net acres in the Horn River Basin Devonian shale gas play in British Columbia. Including acreage captured in 2007 and 2008, our total acreage position is now 309,000 net acres. In the Athabasca region, ExxonMobil also acquired a 50-percent interest in several high-quality oil sands leases in the Firebag area, totaling approximately 16,500 net acres.
U.S. Onshore • We significantly increased our position in the Marcellus shale gas play through the formation of a joint venture with Pennsylvania General Energy. ExxonMobil now holds approximately 145,000 net acres in this play, and drilling activity continues. We also acquired additional acreage in the Piceance Basin in Colorado.
U.S. Gulf of Mexico • ExxonMobil was awarded 15 blocks in the Gulf of Mexico Central Sale 208 and 17 blocks in the Gulf of Mexico Western Sale 210.
Norway • ExxonMobil was awarded operatorship of Production License 520 (ExxonMobil interest, 50 percent) in the Norwegian Sea. The license covers 736,000 acres in water depths ranging from 4200 to 8200 feet.
Germany • ExxonMobil was awarded two new licenses and an extension to an existing license for acreage to pursue coal bed methane opportunities in the states of North Rhine-Westphalia and Lower Saxony. The new licenses total nearly 2 million acres; we have a 67-percent interest in two of the licenses and a 100-percent interest in the other.
Poland • We expanded our position in the Podlasie and Lublin Basins of eastern Poland and were awarded three exploration concessions (ExxonMobil interest, 100 percent). ExxonMobil is now operator of over 1.3 million net acres in a potential new shale gas play in this country.
Turkey • ExxonMobil concluded an agreement with TPAO, Turkey’s national oil company, to earn an interest in two licenses in the Turkish Black Sea. The licenses cover more than 7 million acres in water depths ranging from 450 to 7250 feet. We operate the licenses with a 50-percent interest.
Vietnam • ExxonMobil acquired an interest in several blocks offshore Vietnam totaling more than 13 million acres.
Indonesia • ExxonMobil signed a production sharing contract for the Cendrawasih block (ExxonMobil interest, 55 percent and operatorship), offshore Papua. The license covers more than 1 million acres in water depths up to 5600 feet. We also concluded an agreement to earn a 49-percent interest in three coal bed methane production sharing contracts onshore Kalimantan, totaling 290,000 net acres.

34   EXXON MOBIL CORPORATION  •  2009 FINANCIAL & OPERATING REVIEW

RESOURCES
In 2009, ExxonMobil added 2.9 billion oil-equivalent barrels to the resource base. After accounting for production, asset sales, and revisions to existing fields, the resource base increased by 2.4 billion oil-equivalent barrels in 2009, bringing our resource base total to 75 billion oil-equivalent barrels. Proved reserves make up 31 percent of our resource base.
The industry-leading size, diversity, and quality of ExxonMobil’s resource base is a major source of competitive advantage for the Corporation and is the largest among our competitors. The success of ExxonMobil’s global strategy for opportunity identification, evaluation, pursuit, and capture is demonstrated by the addition of an average of 3.1 billion oil-equivalent barrels of resource per year over the past five years.
The resource base is updated annually for new discoveries and resource additions, and to reflect changes in estimates of existing resources. Changes to existing resources may result from new drilling or from revisions to forecast recovery estimates achieved through the use of new technology. Updates may also occur due to fiscal regime changes, revisions in equity for existing assets, modifications to depletion plans, and from ongoing geoscience and engineering evaluations. Volumes produced or sold during the year are removed from the resource base at year end.
In 2009, significant resource additions came from unconventional resources, with key contributions from shale gas and heavy oil in North America, and exploration drilling offshore West Africa and Australia. Effective use of ExxonMobil’s proprietary processes and best practices has resulted in continued low finding and resource-acquisition costs. In 2009, finding and resource-acquisition costs were $1.54 per oil-equivalent barrel. The five-year average finding and resource-acquisition cost is $0.85 per oil-equivalent barrel.
Resource Base Changes

		5-Year
(billions of oil-equivalent barrels)	2009	Average
Resource additions/acquisitions	2.9	3.1
Revisions to existing fields	1.0	(0.2)
Production	(1.5)	(1.5)
Sales	–	(0.9	)(1)

Net change versus year-end 2008	2.4	0.5

EXXON MOBIL CORPORATION  •  2009 FINANCIAL & OPERATING REVIEW   35

PROVED RESERVES
At year-end 2009, our resource base included 23.3 billion oil-equivalent barrels of proved oil and gas reserves, equating to 16 years of reserves life at current production rates. These reserves are evenly distributed between liquids and gas, and represent a diverse, global portfolio.
In 2009, ExxonMobil replaced 133 percent of reserves produced, including asset sales, by adding 2.0 billion oil-equivalent barrels to proved reserves while producing 1.5 billion net oil-equivalent barrels. Key reserves additions came from our operations in Australia, Papua New Guinea, West Africa, Canada, and the United States. Excluding asset sales, ExxonMobil replaced 134 percent of reserves in 2009 – the 16th consecutive year in which we have more than replaced our production with new proved reserves.
ExxonMobil has added 8.8 billion oil-equivalent barrels to proved reserves over the last five years. In that time frame, the development of new fields and extensions of existing fields have added an average of 1.0 billion oil-equivalent barrels per year to proved reserves. Revisions have averaged about 0.7 billion oil-equivalent barrels per year over the last five years, driven by effective reservoir management and the application of new technology.
Proved reserves in this report are determined on ExxonMobil’s basis using the same price and cost assumptions that we use to make investment decisions. Under SEC rules, proved reserves are determined using historical market prices. ExxonMobil has a rigorous and structured reserves review process that is stewarded by a team of experienced experts with global responsibility.
PRODUCTION VOLUMES
ExxonMobil’s 2009 net oil-equivalent production of 3.9 million barrels per day was up slightly compared to 2008. Liquids production was 2.4 million barrels per day, and net natural gas production available for sale totaled nearly 9.3 billion cubic feet per day. Excluding entitlement volume effects, quota impacts, and divestments, net oil-equivalent production was up approximately 1.6 percent, primarily due to new project volumes in Qatar, Africa, and North America.

Looking ahead, new projects and work programs are expected to more than offset production declines in existing fields. Near-term production growth will be driven by large gas projects in Qatar. Longer-term growth will be supported by a diverse portfolio of projects across the globe, many of which have extended plateau production profiles that run for decades.
The forward-looking projections of production volumes in this document are reflective of our best assumptions regarding technical, commercial, and regulatory aspects of existing operations and new projects. Factors that could have an impact on actual volumes include project start-up timing, regulatory changes, quotas, asset sales, operational outages, severe weather, and entitlement volume effects under certain production sharing contracts and royalty agreements.

36   EXXON MOBIL CORPORATION  •  2009 FINANCIAL & OPERATING REVIEW

Invest in Projects that Deliver Superior Returns

ExxonMobil continues to focus on disciplined investment decisions and industry-leading project execution to deliver superior returns from our Upstream projects.
As project scale and complexity increases across industry, ExxonMobil’s comprehensive suite of business and project execution tools ensures maximum value is delivered to resource owners and to our shareholders.
Superior project execution begins with selecting the design and operating concept that will be robust through a range of uncertainties and deliver maximum value over the life of the asset. It requires a commitment to, and investment in, technology to develop innovative solutions that lower cost, increase reliability, and deliver profitable volumes. ExxonMobil devotes a great deal of time to front-end execution planning to minimize cost and schedule risks during project execution phases.
The combination of global processes, proprietary technology, and project management expertise results in industry-leading project execution performance. Successful worldwide application of best practices to a strong opportunity base continues to deliver superior returns.
ExxonMobil has a large, geographically diverse portfolio of more than 130 major projects that are expected to develop more than 24 billion net oil-equivalent barrels. Many of these projects are located in challenging deepwater or arctic environments, while others will develop a diverse range of resource types that include heavy oil/oil sands, unconventional gas, liquefied natural gas (LNG), and acid/ sour gas.
This large, diverse portfolio provides ExxonMobil with the ability to selectively fund those projects that deliver robust financial performance and maximize profitable volumes growth over a wide range of economic conditions.
Project Execution Performance

EXXON MOBIL CORPORATION  •  2009 FINANCIAL & OPERATING REVIEW   37

Maximize Profitability of Existing Oil and Gas Production
ExxonMobil applies the most cost-effective technology and operations management systems to maximize the commercial recovery of hydrocarbons from all of our assets.
Maximizing the profitability of existing oil and gas production is one of our core strategies. We leverage our global organization to manage oil and gas assets through application of best practices and the rapid sharing of learnings, experience, and expertise. Our unique organizational structure combined with a set of globally consistent processes enables us to define priorities on a worldwide basis and to deploy resources when and where they are most valuable. This allows every production unit to have access to an experienced, dedicated, and diverse workforce of exceptional quality.
Managing the Base
ExxonMobil’s asset base is highly profitable and geographically diverse. We place significant focus on managing and optimizing base performance and generating quality opportunities to maximize the value of our assets. Through effective reservoir management and thorough depletion planning, we invest to increase resource recovery, maximize profitability, and ensure optimum long-term field performance. Work programs deliver new production volumes through drilling new wells, working over and maintaining existing wells, and effective implementation of secondary and tertiary recovery programs. These include using water or gas injection, heavy oil steamflooding, and sour gas injection techniques to increase reservoir recovery.
Focus on Operations Integrity
Operations integrity is fundamental to our success and is our top priority. Through our Operations Integrity Management System (OIMS), integrity management processes address all aspects of our operations and define global standards for safe and environmentally sound operations. The effective application of OIMS is regularly tested and reviewed at all of our operating facilities, ensuring that best practices are captured and shared globally. By leveraging global best practices to improve facility reliability, ExxonMobil is able to maximize production by minimizing unplanned events. Maintenance activities are rigorously planned and executed, resulting in optimized schedules and reduced impact from facility turnarounds.
Earnings
We have consistently delivered higher earnings per barrel than our competitors due to our commitment to investment discipline, application of innovative technology, superior execution, and ability to maximize resource recovery.

ExxonMobil recently drilled the world’s longest offshore
horizontal-reach well in the Santa Ynez Unit off the coast of
California. Technologies such as extended-reach drilling help to maximize profitability of our producing assets by developing resources previously thought uneconomic.

38   EXXON MOBIL CORPORATION  •  2009 FINANCIAL & OPERATING REVIEW

Capitalize on Growing Natural Gas and Power Markets
Reliable economic supplies of natural gas and power are fundamental to the world’s economic growth. ExxonMobil employs a worldwide team of commercial experts, with detailed knowledge of global energy markets, to maximize the value of the company’s gas, natural gas liquids, and power interests.
Over the coming decades, natural gas is expected to play an increasingly important role in fueling the world’s economic growth. ExxonMobil sells approximately 11 billion cubic feet of gas per day and is active across the gas value chain in most major markets. Our global presence, combined with our ability to leverage expertise across our Upstream, Downstream, and Chemical businesses enables us to create innovative integrated solutions. This provides an important competitive advantage and positions ExxonMobil strongly to help meet the world’s growing natural gas and power demands.
In North America, ExxonMobil is a major gas producer and processor with production from the Gulf of Mexico, the onshore Gulf Coast, the mid-continent of the United States, western Canada, and offshore eastern Canada. We are also pursuing development of gas resources in Alaska and are working with TransCanada to advance a pipeline from the Alaskan North Slope to North American markets.
In Europe, ExxonMobil is a leading gas producer through ownership in key assets in the Netherlands, Germany, and both the U.K. and Norwegian sectors of the North Sea. In Asia Pacific, ExxonMobil remains among the largest suppliers of gas in Australia and Malaysia, and also sells gas in Thailand and Far East Russia. In the Middle East, the recent start-up of the second phase of the Al Khaleej Gas Project resulted in a major increase in our pipeline gas sales in Qatar.
ExxonMobil has a significant global position in liquefied natural gas (LNG). We are involved in ventures in Qatar and Indonesia that supply LNG to key Asian, European, and U.S. markets.
LNG supplies from Qatar have increased significantly with the start-up of four new 7.8-million-tonnes-per-year trains – the largest in service anywhere in the world – together with the opening of new LNG regasification facilities in South Wales and offshore Italy. In the United States, the Golden Pass LNG regasification plant in Texas is scheduled to open in 2010 and we continue to progress plans for an LNG terminal offshore New Jersey. New LNG projects are also under development in Australia and Papua New Guinea.
ExxonMobil also continues to pursue unconventional gas opportunities around the world. In the United States, we started up Phase 1 production from tight gas in the Piceance Basin in Colorado during 2009. In the Horn River Basin shale gas play in British Columbia, Canada, we have commenced a second multi-well evaluation program. In Europe, we are assessing multiple shale gas and coal bed methane opportunities in Germany and Poland.
In addition to our extensive natural gas assets, we also manage about 1 million barrels per day of natural gas liquids, generate a significant amount of power, and are a leading producer of helium, particularly through our Shute Creek facility in Wyoming, and our interests in Qatar.
Power Activities
ExxonMobil has interests in about 16,000 megawatts of power generation capacity worldwide. This includes a majority interest in the Castle Peak Power Company that generates electricity for consumers in Hong Kong and mainland China. In 2009, ExxonMobil and our partners awarded contracts for front-end engineering and design for a new 500-megawatt power plant in Nigeria. We are an industry leader in the application of cogeneration technology with interests in approximately 4900 megawatts of capacity. We continue to look for opportunities around the world to make use of cogeneration to efficiently supply the power and steam demands of our facilities.

EXXON MOBIL CORPORATION  •  2009 FINANCIAL & OPERATING REVIEW   39

Major Development Projects
ExxonMobil participated in eight major project start-ups in 2009. Beyond 2009, an additional 54 major projects are in various stages of planning, design, and execution, from a total portfolio containing over 130 projects.

Qatargas 2 Trains 4 and 5 • Qatargas 2 Trains 4 and 5 (ExxonMobil interest, 30 percent and 18 percent, respectively) started up during 2009 and have a combined design capacity of 15.6 million tonnes of liquefied natural gas (LNG) per year. The trains also produce condensate, liquefied petroleum gas, helium, and sulfur. Deliveries from Qatargas 2 use a fleet of Q-Flex and Q-Max vessels, the world’s largest LNG carriers. Shipments are delivered primarily to the United Kingdom gas market through the South Hook LNG regasification terminal. Qatargas 2 is a joint development between ExxonMobil and Qatar Petroleum.
RasGas Train 6 • RasGas Train 6 (ExxonMobil interest, 30 percent) also started up in 2009 and is owned by Ras Laffan Liquefied Natural Gas Company (3), a joint venture between Qatar Petroleum and ExxonMobil. The train has a design capacity of 7.8 million tonnes per year of LNG, and associated products include condensate, liquefied petroleum gas, helium, and sulfur. Train 6 markets include the United States, and deliveries to the Golden Pass LNG regasification terminal will commence in 2010.

40   EXXON MOBIL CORPORATION  •  2009 FINANCIAL & OPERATING REVIEW

Adriatic LNG Terminal • The Adriatic LNG Terminal (ExxonMobil interest, 45 percent) is the world’s first fixed, offshore LNG storage and regasification terminal. It was constructed in Spain and then towed across the Mediterranean to its operational location offshore northeast Italy. The terminal received its first LNG cargo from Qatar and commenced regasification operations in 2009. The concrete, gravity-based structure contains two large cryogenic tanks and supports topside regasification equipment that converts LNG back into gas for delivery to shore via an export pipeline. The terminal can supply up to 775 million cubic feet of gas per day to the Italian market.
South Hook LNG Terminal • The South Hook LNG Terminal (ExxonMobil interest, 24 percent) also received its first cargo from Qatar in 2009 and began sending gas into the U.K. grid. The terminal is located on the site of a former Esso oil refinery in Milford Haven, Wales, and will have the capacity to deliver up to 2 billion cubic feet of gas per day. It is being supplied primarily from Qatargas 2 Trains 4 and 5. In 2009, 36 cargoes were unloaded at the terminal, delivering a total of 3.5 million tonnes of LNG, and providing an important new source of supply to the U.K. market.
Al Khaleej Gas Phase 2 • The second phase of the Al Khaleej Gas Project started up in 2009. This project has the capacity to supply 1.25 billion cubic feet of gas per day to meet Qatar’s growing domestic demand, along with 100 thousand barrels of liquids per day. This is an expansion of Phase 1, which has operated since 2005, and brings the total Al Khaleej Gas Project supply capacity to 2 billion cubic feet per day.
Piceance Phase 1 • Located in Colorado in the United States, the Piceance Phase 1 tight gas project (ExxonMobil interest, 100 percent) came onstream in 2009. This phase is expected to reach the facility capacity of 200 million cubic feet of gas per day in 2012. Net production from ExxonMobil’s Piceance Basin leases averaged 108 million cubic feet of gas per day in 2009. The ultimate resource potential is estimated at 45 trillion cubic feet.
Tyrihans • The Tyrihans project (ExxonMobil interest, 12 percent) is located in the Norwegian Sea and is being developed as a subsea tieback to the Kristin platform. Drilling will continue through 2011 to complete the 11-well development, which has a planned peak production of 80 thousand barrels of liquids per day and 335 million cubic feet of gas per day.

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   41

MAJOR PROJECT START-UPS

		Target Peak
		Production (Gross)		ExxonMobil
		Liquids	Gas	Working
		(KBD)	(MCFD)	Interest (%)

2009 (Actual)
Italy	Adriatic LNG Terminal	–	–	45	▲
Norway	Tyrihans	80	335	12	●
Qatar	Al Khaleej Gas Phase 2	100	1250	80	*■
	Qatargas 2 Train 4**	80	1250	30	▲
	Qatargas 2 Train 5	80	1250	18	▲
	RasGas Train 6	75	1250	30	▲
U.K.	South Hook LNG Terminal	–	–	24	▲
U.S.	Piceance Phase 1	2	200	100	■
2010 (Projected)
Qatar	RasGas Train 7	75	1250	30	▲
Russia	Sakhalin-1 Odoptu	35	–	30	■
U.S.	Golden Pass LNG Terminal	–	–	18	▲
2011-2012 (Projected)
Angola	Kizomba Satellites	100	–	40	■
	Pazflor	200	–	20	●
	Plutao-Saturno-Venus-Marte	150	–	25	●
Australia	Kipper/Tuna	15	175	40	■
	Turrum	20	200	50	■
Canada	Kearl Phase 1	140	–	100	■
Nigeria	Satellite Field Development Phase 1	70	–	40	■
	Usan	180	–	30	●
U.K.	Fram	20	140	72	●
2013+ (Projected)
Angola	AB31 Southeast Hub	150	–	25	●
	AB32 Southeast Hub	210	–	15	●
	Cravo-Lirio-Orquidea-Violeta	160	–	20	●
	Kizomba C - Mondo South	40	–	40	■
Australia	Gorgon Jansz	20	2545	25	●
	Scarborough	–	1190	50	■
Canada	Cold Lake Nabiye Expansion	35	–	100	■
	Cold Lake LASER Expansion	20	–	100	■
	Hebron	115	–	34	■
	Hibernia Southern Extension	40	–	28	■
	Kearl Future Phases	200	–	100	■

		Target Peak
		Production (Gross)		ExxonMobil
		Liquids	Gas	Working
		(KBD)	(MCFD)	Interest (%)

2013+ (Projected, continued)
Canada (cont’d)	Mackenzie Gas Project	10	830	56	■
	Sable Satellites	5	190	66	■
	Syncrude Aurora South Phases 1 and 2	200	–	25	▲
Indonesia	Banyu Urip	165	15	45	■
	Natuna	–	1100	76	■
Italy	Tempa Rossa	50	15	25	●
Kazakhstan	Aktote	50	850	17	●
	Kashagan Phase 1	360	–	17	●
	Kashagan Future Phases	1190	–	17	●
	Tengiz Expansion	250	–	25	●
Nigeria	Bonga North	100	60	20	●
	Bonga Southwest	140	105	16	●
	Bosi	135	–	56	■
	Erha North Phase 2	50	–	56	■
	Etim/Asasa Pressure Maintenance	50	–	40	■
	LNG IPP Upstream	–	700	40	■
	QGFE DomGas	15	300	40	■
	Satellite Field Development Phases 2-4	300	–	40	■
	Uge	110	20	20	■
	Usari Pressure Maintenance	50	–	40	■
Norway	Luva	–	600	15	●
	Trestakk	40	120	33	●
Papua New Guinea	PNG LNG	40	940	33	■
Qatar	Barzan	100	1500	10	*▲
Russia	Sakhalin-1 Arkutun-Dagi	90	–	30	■
	Sakhalin-1 Gas	–	800	30	■
United Arab Emirates	Upper Zakum 750	750	150	28	▲
U.S.	Alaska Gas/Point Thomson	70	4500	36	*
	Julia	30	–	50	■
	LaBarge Field Expansion	–	2060	100	■
	Piceance Future Phases	5	780	100	■

■ ExxonMobil Operated     ▲ Joint Operation     ● Co-Venturer Operated     * Pending Final Agreements     ** Offshore production started up in 2008     – Not Applicable

42   EXXON MOBIL CORPORATION  •  2009 FINANCIAL & OPERATING REVIEW

Global Leadership Across Multiple Resource Types
ExxonMobil’s strategy is to identify and capture the highest-quality resources across a broad spectrum of types. We then apply our technology and project expertise to design and execute the most cost-effective development solutions to ensure maximum value and industry-leading profitability for each type of resource.
Liquefied Natural Gas (LNG)
ExxonMobil has an extensive global position in LNG with interests in liquefaction capacity of approximately 65 million tonnes per year through our ventures in Qatar and Indonesia. This capacity has recently increased significantly with the start-up in Qatar of the four largest producing trains in the world. Each of these trains is 7.8 million tonnes per year in size. Deliveries of Q-Flex and Q-Max ships were completed in 2009 and more than doubled fleet capacity for the Qatar joint ventures. We have also added 2.8 billion cubic feet per day of LNG regasification capacity with the opening of the South Hook Terminal in Wales and the Adriatic LNG Terminal offshore Italy, increasing access to attractive European markets.
ExxonMobil’s broad portfolio, our involvement across the LNG value chain, and our global marketing footprint provide important flexibility, and enable us to maximize value for our LNG ventures. We have led the industry in integrating LNG activities from production and liquefaction, to shipping, regasification and sales, and we have significant alignment with our joint venture partner Qatar Petroleum across the LNG value chain. We have also developed and applied new technologies to construct the world’s largest LNG trains and ships, minimizing unit costs and maximizing the value of natural gas from Qatar’s North Field – the world’s largest non-associated gas field.
We are progressing new LNG projects to help meet the world’s growing gas demand. In Asia Pacific, we and our joint venture partners have sanctioned the Gorgon Jansz and PNG LNG projects, which will significantly increase our volumes into Asia. Additional LNG projects are being pursued in Australia and West Africa. In 2010, another 2 billion cubic feet per day of regasification capacity will come online with the opening of the Golden Pass Terminal near Sabine Pass, Texas.

Arctic
ExxonMobil has many decades of operating experience in arctic conditions and an extensive portfolio of opportunities ranging from new exploration plays to producing assets in Alaska, Canada, Greenland, and Russia. Our remote Sakhalin-1 project in Far East Russia started production in 2005, and features numerous technical achievements and a world-class resource of 2.3 billion barrels of oil and 17 trillion cubic feet of gas. The Chayvo field features extended-reach wells drilled from one of the world’s largest land rigs to access a portion of the resource. Offshore, the ice-resistant Orlan platform develops the remainder of the field. Oil is exported from the Sakhalin-1 project year-round using strengthened tankers. Development of the Odoptu field is now under way, also using extended-reach wells drilled from shore. In North America, ExxonMobil is working to develop our significant arctic gas resources and has begun development drilling at the Point Thomson field in Alaska.

Development of the Odoptu field is under way at ExxonMobil’s Sakhalin-1 project in Far East Russia. This offshore field is being developed using extended-reach wells drilled from shore. The produced oil and gas will be piped to the main processing facility at Chayvo.

EXXON MOBIL CORPORATION  •  2009 FINANCIAL & OPERATING REVIEW   43

Unconventional Gas
ExxonMobil has built up a large, high-quality global portfolio of tight gas, shale gas, and coal bed methane opportunities. Our tight gas leases in the Piceance Basin in Colorado, which contain an estimated 45 trillion cubic feet of recoverable gas, are being developed with an integrated suite of technologies and best practices. These include a new multi-component 3D seismic survey, our Fast Drill Process, and our Multi-Zone Stimulation Technology which greatly reduces the time and cost to complete wells. Recycling of produced water and other techniques are expected to reduce freshwater use by 70 to 80 percent over the next few years. By drilling larger numbers of deviated wells from each well pad, surface land use requirements are also being reduced. In 2009, we started up the Piceance Phase 1 project, which has the capacity to produce 200 million cubic feet of gas per day.
ExxonMobil has built a leading global position in shale gas plays at the lowest acquisition cost in industry. We have secured large, contiguous positions in the highest-potential basins with access to high-value markets. In the United States, we are active in the Woodford, Haynesville, and Marcellus plays, and we are the leading acreage holder in the promising Horn River play in Canada. In Europe, we have interests in over 2 million net acres of prospective shale gas acreage in Germany and Poland, and a further 2 million net acres of prospective coal bed methane acreage in Germany and Indonesia. We also have research under way that is improving our understanding of these challenging reservoirs and the most optimal methods to develop them.
In 2009, ExxonMobil and XTO Energy announced an all-stock transaction that will significantly enhance our unconventional gas portfolio and capabilities.
Deepwater
ExxonMobil has a diverse, industry-leading portfolio of deepwater opportunities around the world, covering 49 million net acres. We have interests in 24 major deepwater projects onstream in the Gulf of Mexico, and offshore West Africa and Norway, many comprising multiple individual fields. In 2009, their combined net production was approximately 460 thousand oil-equivalent barrels per day. We consistently deliver deepwater projects faster than competitors, reducing costs, accelerating production, and increasing value.
We also combine our expertise in sequence stratigraphy, deepwater depositional environments, subsurface imaging, and reservoir simulation to build sophisticated field models that allow us to optimize development. After start-up, we further increase value through superior operating performance, with uptime in our operated Angola projects averaging 99.6 percent in 2009, for example.
ExxonMobil has a significant acreage position in the deepwater Gulf of Mexico and drilled two wells at the Hadrian discovery in 2009. We also made a new deepwater discovery in a frontier basin offshore the Philippines and are assessing its economic potential. We have secured a very large, high-quality acreage position in the Black Sea and will begin drilling in 2010.
Conventional
Conventional resources comprise 25 percent of ExxonMobil’s resource base and are located both onshore and in shallow water offshore. Although generally located in more mature hydrocarbon provinces, significant potential remains in this part of our portfolio. We apply a wide array of new technologies to these assets, including 4D seismic surveys, which can indicate areas of bypassed oil or gas in producing fields, and extended-reach drilling, which accesses additional resources from existing facilities. We recently drilled the world’s longest horizontal-reach well from an offshore platform at our Santa Ynez Unit off the coast of California. We integrate our expertise in reservoir characterization and modeling with high-resolution seismic data to identify new opportunities in our producing fields, such as Beryl in the North Sea, where a new drilling program is now under way.
We routinely gather cross-functional teams of geoscientists and engineers from around the world to conduct focused studies on our conventional assets. Through a rigorous, structured approach that promotes the sharing of global best practices, these efforts have identified significant new potential in mature fields and added over half a billion barrels of oil-equivalent to ExxonMobil’s resource base in 2009.

Africa Deepwater Development Performance

44   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

Heavy Oil/Oil Sands
ExxonMobil has an extensive portfolio of very high-quality oil sands resources. We have also developed a suite of proprietary technologies that allow us to develop these resources at the lowest unit cost in industry. For example, our High-Temperature Paraffinic Froth Treatment process produces bitumen that is essentially free of solids and can be blended with diluent for shipment by pipeline to markets. This removes the need for an upstream upgrader, greatly reducing up-front capital investment.
We have now begun construction of the Kearl Phase 1 project in Canada, which is 100-percent owned by Imperial Oil and ExxonMobil Canada. Our ability to move forward with this oil sands project is a result of ExxonMobil’s strengths in securing the highest-quality resources, applying proprietary technologies, and using a disciplined, phased approach to achieve a low unit development cost. Extensive leveraging of learnings from the Syncrude project also contributes to our success at Kearl. New water management techniques will reduce the amount of off-take required from the Athabasca River during the low-flow winter season. In 2009, we also added additional high-quality oil sands resources to our portfolio.
We also have extensive expertise in the development of in situ oil sands projects. Our Cold Lake project in Canada is the world’s largest thermal in situ heavy oil project. We have continuously developed and deployed new technologies over decades that have successively raised both production and the recovery factor, which is now over 30 percent. New techniques have also reduced energy requirements and dramatically cut the amount of water that is required in the process. Innovative technology allows us to recycle 95 percent of the water used at Cold Lake.
Acid/Sour Gas
In many parts of the world, natural gas deposits include carbon dioxide and hydrogen sulfide, which need to be removed before the gas can be sold. The presence of these components often makes the gas uneconomic to develop. ExxonMobil has extensive experience in the handling and processing of acid/sour gas. At our LaBarge development in Wyoming, we produce gas that has a methane content of only approximately 20 percent, but concentrations of hydrogen sulfide and carbon dioxide of 5 percent and 65 percent, respectively. These are separated from the hydrocarbon gas and largely injected back into the subsurface, with some of the carbon dioxide being sold to oil producers for use in enhanced oil recovery projects. An expansion project that will increase carbon dioxide sales is under way. We also employ proprietary generation technology that produces electrical power from the lowest-methane-content gas in industry. We have begun testing our proprietary Controlled Freeze Zone technology that has the potential to significantly reduce the space requirements and cost of separating components such as carbon dioxide and hydrogen sulfide.
ExxonMobil produces and processes acid/sour gas in many other countries including Germany, Norway, Kazakhstan, and Malaysia. We also have a 25-percent interest in the Gorgon Jansz LNG project offshore Australia, which will feature the world’s largest carbon dioxide separation and sequestration project.

Kearl: Superior Resource Quality
(1)	Ratio of Total Volume to Bitumen in Place, or TV:BIP

(2)	Ore grade percentage

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   45

National Content
In every nation in which we operate, we are committed to helping develop sustainable human, social, and economic capacity in a way that benefits the people, communities, and economic vitality of our host nations over the long term. We call this initiative “National Content.”
We have been building National Content for decades by focusing on workforce and supplier development, and strategic community investments. When integrated with our technical, project, and operating expertise, this provides significant additional value to resource owners.
Workforce Development
ExxonMobil’s strategy for developing a diverse and highly talented workforce has two core objectives: (1) recruit and develop nationals to manage and operate the local business; and, (2) develop a talent pool capable of meeting our future global business needs.
Nigeria • We have developed our national employees for key management positions. For example, 28 of the 39 executive directors, general managers and field area operations managers are Nigerian. In addition, more than 90 percent of the deepwater Erha operations personnel are Nigerian – a benchmark for new operations.
Russia • Eighty percent of Exxon Neftegas Limited (ENL) employees are Russian, only five years after Sakhalin-1 production start-up. During 2009, ENL continued to train candidates for positions that will support future operations, while also providing current ENL employees with 70,000 hours of training.
Supplier Development
We are committed to developing local companies to form a competitive industrial base and to promoting the purchase of local goods and services for our projects and operations.
Angola • ExxonMobil partnered with the government and other operators to provide guidance and financial support to Centro de Apoio Empresarial (CAE), a center created for assessing and building the capabilities of Angolan businesses to participate actively in the oil and gas industry. Through collaborative efforts, CAE has certified 118 Angolan companies and delivered 166 courses to 1322 companies. CAE has also assisted local companies to qualify for 260 contracts valued at $110 million.
Nigeria • ExxonMobil awarded the fabrication/installation engineering services contracts for the Satellite Field Development Project wellhead platforms and East Area Project GN 4th Low Pressure Compressor platform, a total value of over $160 million, to local suppliers.
Russia • We identified a local Russian company to supply cement used in well casing operations at Sakhalin-1, instead of relying on imports. We worked with the company to produce the specifications of cement we required to meet the exacting standards of this massive project. As a result, every Sakhalin-1 well uses this company’s cement, at a value of more than $30 million to date. The company now employs 1,500 people and supplies other oil and gas companies throughout Russia.
Strategic Community Investments
ExxonMobil has a long tradition of economic and social development by working with stakeholders to identify and fund initiatives that reduce barriers to development and build capacity in health, education, and infrastructure. Key investments and initiatives in this area include:
Indonesia • A collaborative effort with 121 villages that identifies and funds social programs. This participatory method has been successful in strengthening ownership of projects in the communities.
Papua New Guinea • The establishment of two construction trade training facilities at the Port Moresby Technical College and in Juni in the Southern Highlands to develop a skilled national workforce for the PNG LNG project. This represents an investment of approximately $60 million to train about 1000 students per year for the next four years.
Multiple Countries • Programs to help people in our host communities increase their income level by utilizing micro-credit loans to establish new businesses or expand existing ones. These initiatives have promoted business and economic development and reduced unemployment in these communities.

46   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

Worldwide Upstream Operations
ExxonMobil has interests in exploration and production acreage in 39 countries and production operations in 23 countries.

The Americas
ExxonMobil’s portfolio ranges from mature onshore fields to new developments in the ultra-deepwater offshore, and includes significant positions in unconventional gas and heavy oil plays. Operations in the Americas contributed 25 percent of net oil and gas production and 22 percent of Upstream earnings in 2009.
United States
ExxonMobil is a leading reserves holder and producer of oil and gas in the United States, and maintains a significant position in all major producing regions, including the Gulf of Mexico and Gulf Coast, the mid-continent, California, and Alaska. Technological improvements, operational efficiency, and high-quality drilling programs are extending the lives of our base producing fields, some of which have been onstream for decades. Our portfolio is being augmented through new developments both onshore and offshore, and activity is also increasing in multiple unconventional gas plays.

Americas Highlights

	2009	2008	2007
Earnings (billions of dollars)	3.8	9.8	7.6
Proved Reserves(1) (BOEB)	7.2	7.2	6.2
Acreage (gross acres, million)	49.5	56.4	56.3
Net Liquids Production (MBD)	0.7	0.7	0.7
Net Gas Available for Sale (BCFD)	1.9	1.9	2.3

(1)	See Frequently Used Terms on pages 100 through 103.

Americas Production
(millions of oil-equivalent barrels per day, net)

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   47

Gulf of Mexico/Gulf Coast • ExxonMobil is a leading oil and gas producer in the offshore Gulf of Mexico with average net production of 87 thousand barrels of liquids per day and 354 million cubic feet of gas per day in 2009. Onshore net production in Texas and Louisiana added 60 thousand barrels of liquids per day and 435 million cubic feet of gas per day.
In 2009, the Rockefeller discovery (ExxonMobil interest, 100 percent), was brought onstream at a plateau rate of 80 million cubic feet of gas per day. The field lies in 4800 feet of water and produces via a subsea tieback to the Hoover platform. Technical studies involving 4D seismic data and reservoir modeling at Hoover have resulted in the decision to drill additional wells to develop the remaining oil potential in this field.
Production at the Thunder Horse project (ExxonMobil interest, 25 percent) ramped up during 2009, reaching 204 thousand barrels of oil per day and 175 million cubic feet of gas per day by year end. The facility has a design capacity of 250 thousand barrels of oil per day and 200 million cubic feet of gas per day. The Mobile Bay development offshore Alabama contributed net production of 173 million cubic feet of gas per day during 2009.
ExxonMobil has a significant exploration acreage portfolio in the deepwater Gulf of Mexico, and was awarded 32 additional blocks during lease sales held in 2009. The Hadrian discovery in Keathley Canyon was further evaluated with two additional wells during the year, and development planning continued for the Lower Tertiary Julia discovery located in Walker Ridge.
Construction of the Golden Pass liquefied natural gas (LNG) regasification terminal in Sabine Pass, Texas, continues. The terminal will have the capacity to deliver up to 2 billion cubic feet of gas per day to the U.S. market, and is scheduled to start operation in 2010.
Onshore, ExxonMobil currently holds approximately 40,000 net acres in the Eagle Ford shale gas play and 51,000 net acres in the Haynesville shale gas play. Exploration drilling activities are planned for 2010.
Mid-Continent • ExxonMobil has oil and gas production operations throughout the mid-continent states, including Wyoming, Colorado, Kansas, Oklahoma, and New Mexico.
Average net production from these areas was 12 thousand barrels of liquids per day and 400 million cubic feet of gas per day in 2009. The mid-continent contains some of the most mature assets in ExxonMobil’s portfolio. Production life is being extended through techniques such as enhanced oil recovery and refracturing.

48   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

In Colorado, the Piceance Phase 1 project (ExxonMobil interest, 100 percent) commenced production in 2009 and is expected to reach the facility capacity of 200 million cubic feet of gas per day in 2012. ExxonMobil has approximately 300,000 acres under lease in the Piceance Basin with a potential recoverable resource of approximately 45 trillion cubic feet of gas. During 2009, a large multi-component 3D seismic survey was acquired to allow optimization of the design and placement of over 1000 future wells, and to evaluate the fracture patterns within the reservoir units. Opportunities for future expansion to fully develop the Piceance resource are being evaluated. Average net production from this area was 108 million cubic feet of gas per day in 2009.
The LaBarge development (ExxonMobil interest, 100 percent) in Wyoming comprises the Tip Top and Hogsback fields and the Shute Creek gas processing plant. The operation includes the longest sour gas pipeline in the United States and the world’s largest helium recovery and physical solvent gas sweetening plants. Construction of additional compression systems to increase sales of carbon dioxide for enhanced oil recovery is ongoing, with project start-up anticipated in 2010. In 2009, the LaBarge facilities processed an average of 700 million cubic feet of inlet gas per day.
A demonstration plant at the Shute Creek facility that will test ExxonMobil’s proprietary Controlled Freeze Zone technology is now being commissioned. By using a single-step cryogenic separation process, this technology could lower the cost of removing carbon dioxide and hydrogen sulfide from natural gas. It could also assist in the application of carbon capture and storage to reduce greenhouse gas emissions.
ExxonMobil added significantly to our Marcellus shale gas play acreage in 2009 and formed a joint venture with Pennsylvania General Energy. We hold approximately 145,000 net acres, and drilling is ongoing. ExxonMobil also participated in exploration drilling in the Woodford shale gas play in the Arkoma Basin in Oklahoma.
California • ExxonMobil net production from fields both onshore and offshore California averaged 105 thousand barrels of liquids per day and 38 million cubic feet of gas per day during 2009.
The Santa Ynez development (ExxonMobil interest, 100 percent) consists of three platforms located 5 miles offshore Santa Barbara and a processing plant in Las Flores Canyon. ExxonMobil continues to employ world-class extended-reach drilling (ERD) from these platforms to increase recovery. One of these ERD wells, drilled from the Heritage platform, reached a total measured depth of 37,165 feet and set a new world record for total horizontal reach for a well drilled from an offshore facility. Additional ERD wells are planned. ExxonMobil also has a 48-percent equity share in the Aera onshore operations, comprising 15 fields and about 12,000 wells producing a mixture of heavy and conventional oil with associated gas.
Alaska • ExxonMobil is among the largest producers in Alaska with average net production of 123 thousand barrels of liquids per day in 2009.
Drilling activities commenced on two wells at the Point Thomson Unit. Drilling of the initial project wells is planned to be completed in 2010 with first production expected in 2014.
ExxonMobil is the largest holder of discovered gas resources on the North Slope of Alaska. In 2009, we joined TransCanada to progress the Alaska Gas Pipeline Project, to enable treatment and transportation of natural gas from the Alaskan North Slope to North American markets. Key commercial and regulatory agreements are progressing.

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   49

Canada
ExxonMobil is one of the leading oil and gas producers in Canada through our wholly owned affiliate ExxonMobil Canada and majority-owned affiliate Imperial Oil (ExxonMobil interest, 69.6 percent). Through these entities, ExxonMobil also has one of the country’s largest resource positions and significant potential for major new projects, both onshore and offshore.
Offshore Canada Operations • The Hibernia field (ExxonMobil interest, 33 percent) offshore Newfoundland is operated by Hibernia Management and Development Company Ltd., using ExxonMobil personnel and processes. In 2009, Hibernia’s production averaged 126 thousand barrels of oil per day. The co-venturers of the Hibernia Southern Extension project (ExxonMobil interest, 28 percent) signed a memorandum of understanding with the Newfoundland and Labrador provincial governments in 2009 that will allow this development to proceed as a subsea tieback to the existing Hibernia platform. Recoverable resources total 100 million oil-equivalent barrels.
In 2009, the co-venturer-operated Terra Nova development (ExxonMobil interest, 22 percent) produced 80 thousand barrels of oil per day. Located in 300 feet of water, Terra Nova consists of a unique, harsh-environment-equipped floating production, storage, and offloading vessel and 27 subsea wells that are expected to recover about 400 million oil-equivalent barrels.
The ExxonMobil-operated Sable Offshore Energy Project (ExxonMobil interest, 51 percent; Imperial Oil interest, 9 percent) in Nova Scotia consists of five producing fields. Production in 2009 averaged 317 million cubic feet of gas per day and 15 thousand barrels of associated natural gas liquids per day. The Sable Satellites project (combined ExxonMobil and Imperial Oil interest, 66 percent) is currently being planned as a subsea tieback to the existing Sable platform. This project will develop about 60 million oil-equivalent barrels.
Planning is also under way for the Hebron project (ExxonMobil interest, 34 percent), an ExxonMobil-operated oil development located in 300 feet of water offshore Newfoundland. The development is being designed to recover over 600 million barrels of oil in arctic conditions using a gravity-based structure. ExxonMobil is applying our extensive global experience with both gravity-based facilities and arctic project execution to advance Hebron into front-end engineering and design.
ExxonMobil has interests in two large deepwater exploration blocks in the Orphan Basin, offshore eastern Canada, totaling 4 million acres (ExxonMobil Canada interest, 15 percent; Imperial Oil interest, 15 percent). The first wildcat well to be drilled in this arctic area was completed in 2007 and a second well is being planned for 2010.
In 2007, ExxonMobil and Imperial Oil acquired a 100-percent interest in the EL 446 block in the Beaufort Sea (ExxonMobil Canada interest, 50 percent; Imperial Oil interest, 50 percent). The block covers 500,000 acres and is located 75 miles from shore in water depths ranging from 200 to 4000 feet. A 3D seismic survey over part of the area was collected in 2008, and interpretation of the data is ongoing. Plans are progressing for the first exploration well in this operationally challenging arctic environment.

50   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

Onshore Canada Operations • The Cold Lake field (Imperial Oil interest, 100 percent) and the Syncrude oil sands mining operation (Imperial Oil interest, 25 percent) account for the majority of Imperial Oil’s liquids production in western Canada. In 2009, Cold Lake averaged 141 thousand barrels of oil per day and Syncrude’s production of synthetic crude averaged 280 thousand barrels per day.
The Cold Lake field in Alberta is the largest thermal in situ heavy oil project in the world and produced its billionth barrel in 2009. It has over 4000 wells directionally drilled from multiple satellite pads tied back to central facilities, which helps to reduce surface land requirements. Cyclic steam stimulation is used to recover bitumen as it is too heavy and viscous for conventional production. Recovery is being increased through the use of leading-edge thermal recovery technologies. A commercial application of the proprietary LASER (Liquids Addition to Steam for Enhanced Recovery) technology was implemented in 2007 and a pilot of SA-SAGD (Solvent-Assisted, Steam-Assisted Gravity Drainage) technology started operation in late 2009. Planning and project design work is progressing on the Nabiye project (Imperial Oil interest, 100 percent), the next expansion phase of Cold Lake. This will develop an additional 35 thousand barrels of bitumen per day at peak rate.
The Aurora South project at Syncrude is being advanced to further develop the resource base in northern Alberta. The proposed open-pit, truck and shovel mining operation is planned in two phases, which combined would produce about 200 thousand barrels of bitumen per day.
The Kearl oil sands project (combined ExxonMobil and Imperial Oil interest, 100 percent) is developing a world-class resource in northern Alberta expected to exceed 4 billion barrels. Construction of the project is under way with the Phase 1 mining and extraction facilities scheduled for completion in 2012. Phase 1 will initially produce 110 thousand barrels of bitumen per day, growing to about 140 thousand barrels per day after five years. Front-end engineering work is currently progressing on Phase 2.
During 2009, evaluation activity continued on additional oil sands leases acquired by ExxonMobil and Imperial Oil in the Firebag area of the Athabasca region. This work included 2D seismic surveys and core hole drilling programs. A further 16,500 net acres of high-quality oil sands leases were acquired in this area in 2009.

The regulatory process continues for the Mackenzie Gas Project. Located in the Mackenzie River delta area of Canada’s Northwest Territories, the project includes the development of three fields containing approximately 6 trillion cubic feet of natural gas (ExxonMobil and Imperial Oil hold interests in two of the three fields). The project will include a gas processing plant and a 740-mile natural gas pipeline system to be built along the Mackenzie Valley that will deliver the gas to North American markets.

EXXON MOBIL CORPORATION   •   2009 FINANCIAL & OPERATING REVIEW   51

ExxonMobil has now acquired 309,000 net acres in the Horn River Basin in northeast British Columbia and is the largest acreage holder there. A four-well exploration drilling campaign to evaluate the basin’s shale gas play was concluded successfully in early 2009. In October 2009, a second drilling campaign comprising 11 wells began, and results will be incorporated into the preliminary development planning that is already under way.
South America
Brazil • ExxonMobil holds a 40-percent interest and is operator of Block BM-S-22, located in the sub-salt play of the Santos Basin offshore Brazil. BM-S-22 is a 342,000-acre block in water depths of over 7400 feet and is located approximately 220 miles south of Rio de Janeiro.
Two wildcat wells on the block were completed in 2009. A notice of discovery was filed with the Brazilian Regulatory Agency (ANP) after the first well, and the ANP has approved a multi-year Evaluation Plan. The acquisition and processing of additional 3D seismic data are under way, and planning continues for a third wildcat well to be drilled in 2010.
Colombia • In 2008, ExxonMobil was awarded a Technical Evaluation Agreement for Block CPE-3 covering 6.4 million acres onshore Colombia. The block is located in a remote and unexplored area of the eastern Llanos Basin on trend with the Orinoco heavy oil belt. ExxonMobil is currently planning an exploration program including the acquisition of 2D seismic data and the drilling of stratigraphic core holes. If this program is successful, ExxonMobil will leverage our extensive global experience in heavy oil to further evaluate and develop this potential resource.
Venezuela • The Cerro Negro and La Ceiba assets of ExxonMobil affiliates were expropriated without compensation by Venezuela on June 27, 2007. Prior to expropriation, ExxonMobil affiliates owned a 41 2/3-percent interest in Cerro Negro and a 50-percent interest in La Ceiba. ExxonMobil affiliates filed an arbitration against Venezuela with the International Centre for Settlement of Investment Disputes (ICSID) in September 2007. An affiliate filed a related arbitration against Venezuela’s national oil company (PdVSA) and a PdVSA affiliate with the International Chamber of Commerce (ICC) in January 2008.
Other South America • In Argentina, ExxonMobil holds a 51-percent interest in the Chihuidos concession and a 23-percent interest in the Aguarague concession. In 2009, net daily gas production of 58 million cubic feet was sold into markets in Argentina and Chile.
The company also holds exploration rights in the Stabroek block offshore Guyana. Interpretation of a recently acquired 2D seismic survey over the block is ongoing.

52   EXXON MOBIL CORPORATION   •   2009 FINANCIAL & OPERATING REVIEW

Europe
ExxonMobil is one of the largest producers of oil and gas in Europe. Key assets include an extensive portfolio of North Sea oil and natural gas production operations and significant onshore natural gas production. Frontier exploration and unconventional gas opportunities have also been added in recent years. In 2009, Europe accounted for 25 percent of net oil and gas production and 21 percent of Upstream earnings.

The North Sea continues to be a core area for ExxonMobil oil and gas production. We have an extensive gas production portfolio in the Netherlands, the United Kingdom, Germany, and Norway. Activities in these key producing regions include new exploration, additional development projects, and the maximization of recovery from producing assets through work programs and implementation of new technology.
Frontier exploration activity is progressing offshore Ireland, Greenland, and in both the Romanian and Turkish sectors of the Black Sea. Onshore, ExxonMobil continues to progress the evaluation of unconventional gas opportunities in Germany, and added significant new positions in Poland during 2009. In addition, two liquefied natural gas (LNG) regasification terminals were opened in Europe during the year to help meet growing demand.

Europe Highlights

	2009	2008	2007
Earnings (billions of dollars)	3.6	9.9	6.1
Proved Reserves(1) (BOEB)	3.2	3.4	3.8
Acreage (gross acres, million)	35.2	27.0	24.3
Net Liquids Production (MBD)	0.4	0.4	0.5
Net Gas Available for Sale (BCFD)	3.7	4.0	3.8

(1)	See Frequently Used Terms on pages 100 through 103.

Europe Production
(millions of oil-equivalent barrels per day, net)

Norway
ExxonMobil is among the largest oil and gas producers in Norway with average net production of 280 thousand barrels of liquids per day and 786 million cubic feet of gas per day in 2009.
ExxonMobil operates four major producing fields in Norway including Ringhorne (ExxonMobil interest, 100 percent) and Ringhorne East (ExxonMobil interest, 77 percent), which are located 110 miles west of Stavanger. Since coming onstream in 2003, Ringhorne has produced 190 million barrels of oil and production averaged 63 thousand oil-equivalent barrels per day in 2009.
Development drilling at the Ormen Lange field (ExxonMobil interest, 7 percent) continued to progress in 2009. Gas from the Ormen Lange field has been flowing since September 2007, and 10 wells were ramped up to full capacity during the fourth quarter of 2009 to a rate of 2.4 billion cubic feet of gas per day.

EXXON MOBIL CORPORATION   •   2009 FINANCIAL & OPERATING REVIEW   53

The Tyrihans field (ExxonMobil interest, 12 percent), located in the Norwegian Sea, commenced production in 2009. Three subsea wells tied back to the Kristin platform have taken production to rates exceeding 60 thousand barrels of oil per day. Drilling will continue through 2011 to complete the planned 11-well subsea development.
ExxonMobil was awarded operatorship of Production License 520 (ExxonMobil interest, 50 percent) in the Norwegian Sea in the 20th Licensing Round. The license covers 736,000 acres in water depths ranging from 4200 to 8200 feet. Planning is under way for seismic data acquisition in 2010.
United Kingdom
ExxonMobil is one of the largest oil and gas producers in the United Kingdom with average net production of 90 thousand barrels of liquids per day and 594 million cubic feet of gas per day in 2009.
ExxonMobil operates eight fields in the northern North Sea and has interests in over 40 other producing fields that are co-venturer-operated. In 2009, ExxonMobil recommenced drilling operations from the Beryl Alpha platform (ExxonMobil interest, 50 percent), focusing on maximizing value and recovery from this resource of 2.7 billion barrels originally in place, and extending field life. The overall strategy includes the restart of drilling on the Beryl Alpha and Bravo platforms combined with a semisubmersible drilling rig program that will develop opportunities via the existing subsea infrastructure.
ExxonMobil is the operator of the Scottish Area Gas Evacuation (SAGE) gas plant at St. Fergus and the SAGE pipeline that transports gas from the Beryl and Brae area fields to the plant. The company’s operations at Beryl and the SAGE gas plant are key contributors to U.K. energy supply.
The South Hook LNG regasification terminal located in Milford Haven, Wales, commenced operation in 2009 and received its first deliveries from Qatar. The terminal has begun sending gas into the U.K. grid and will have the capacity to deliver up to 2 billion cubic feet of gas per day. A total of 36 cargoes were delivered by year end, totaling 3.5 million tonnes of LNG.

54   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

The Netherlands
ExxonMobil is one of the largest gas producers in the Netherlands, primarily through our shareholding in NAM (Nederlandse Aardolie Maatschappij), a 50-percent ExxonMobil equity company that produces gas from more than 100 fields located both onshore and offshore. In 2009, ExxonMobil’s net production averaged 1.7 billion cubic feet of gas per day.
NAM is the largest gas producer in the Netherlands. The Groningen field (ExxonMobil interest, 50 percent) supplies the majority of this gas, and 2009 marked the 50th anniversary of the start of its development. Groningen is Europe’s largest natural gas field and one of the most significant energy discoveries in history, with estimated ultimate recoverable resources of over 100 trillion cubic feet of gas. A major, phased renovation project that began in 1997 was completed in 2009, ensuring natural gas supply from the field continues well into the future.
NAM’s Schoonebeek Redevelopment project (ExxonMobil interest, 30 percent) continued to progress in 2009. This enhanced oil recovery steamflood project is expected to recover 120 million barrels of oil. Project start-up is planned in 2010.
Germany
ExxonMobil is Germany’s largest gas producer with average net production of 633 million cubic feet per day in 2009. A total of 55 ExxonMobil-operated fields account for about three-quarters of all natural gas produced in the country.
Approximately half of the gas production is sour, containing up to 36-percent hydrogen sulfide. The sour gas is processed at the Grossenkneten or NEAG sulfur-recovery plants. ExxonMobil also operates a number of large compressor stations to maximize field production and resource recovery. In 2009, ExxonMobil employed up to four drilling rigs and deployed a broad range of technologies including extended horizontal drilling to develop gas resources.
ExxonMobil has also added prospective unconventional gas exploration acreage to our portfolio in Germany. ExxonMobil subsidiaries now hold six exploration licenses in the states of Lower Saxony and North Rhine-Westphalia. The licenses cover 3 million acres of the Lower Saxony, Ibbenburen, and Ruhr Basins and include potential shale gas and coal bed methane exploration plays. ExxonMobil operates all of these licenses, with a 67-percent interest in five of them, and a 100-percent interest in the sixth. Drilling and other evaluation activities continued in 2009.

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   55

Italy
Adriatic LNG Terminal • The Adriatic LNG Terminal (ExxonMobil interest, 45 percent), the world’s first fixed offshore LNG storage and regasification terminal, received its first cargo from Qatar and commenced regasification operations in 2009. The concrete gravity-based structure contains two large cryogenic tanks and supports topside regasification equipment that converts LNG back into gas for delivery to shore via an export pipeline. The terminal can supply up to 775 million cubic feet of gas per day to the Italian market, approximately 10 percent of its needs.
Tempa Rossa • The Tempa Rossa project in southern Italy (ExxonMobil interest, 25 percent) includes a centralized oil and gas processing facility and a separate liquefied petroleum gas (LPG) terminal with new storage and offloading facilities. Upon completion, this project will produce at a peak rate of 50 thousand barrels of oil per day along with associated natural gas and LPG. The project is expected to develop over 200 million oil-equivalent barrels.
Ireland
ExxonMobil has interests in a number of exploration licenses in the Porcupine Basin, a frontier area approximately 125 miles off the southwest coast of Ireland. Following a cross-assignment agreement, ExxonMobil acquired a 36-percent interest in the 390,700-acre Cuchulain license and retained a 40-percent interest in the 320,000-acre Dunquin license. The Dunquin partners also agreed to enter the second phase of the license, which involves a well commitment. ExxonMobil has an interest in two other exploration licenses in the Southern Porcupine Basin, totaling 778,700 acres (ExxonMobil interest, 80 percent). Evaluation of seismic data acquired in 2008 continues.
Romania
ExxonMobil has a 50-percent interest in the 1.8-million-acre, deepwater Neptun Block in the Black Sea. A 3D seismic survey was acquired in 2009 and is being processed. Following the evaluation of the 3D seismic data, ExxonMobil will have the option to participate in an exploratory drilling program.
Turkey
In 2009, ExxonMobil concluded an agreement with TPAO, Turkey’s national oil company, to earn an interest in two large exploration licenses in the Turkish Black Sea. The licenses cover more than 7 million acres in water depths ranging from 450 to 7250 feet. ExxonMobil operates the licenses with a 50-percent interest. In 2009, 2D and 3D seismic data were acquired and are being processed. In addition, the first R3M survey in the Black Sea commenced in late 2009. These data will be used to identify potential drilling opportunities.
Hungary
ExxonMobil has interests in two exploration licenses in the Mako Trough basin in Hungary. These cover adjacent areas comprising 184,300 acres (ExxonMobil interest, 33.5 percent) and 386,800 acres (ExxonMobil interest, 50 percent). ExxonMobil is the operator of both licenses and conducted a work program involving drilling and testing of exploratory wells during 2009. ExxonMobil also concluded exploratory drilling and testing in the adjacent Bekes Basin, and has a 70-percent interest in a license covering 181,000 acres there. The exploration program resulted in a noncommercial outcome.
Poland
ExxonMobil has built a large acreage position in the Podlasie and Lublin Basins of eastern Poland, the location of a potential new shale gas play. The company was awarded three exploration concessions in 2009 (ExxonMobil interest, 100 percent), and now operates more than 1.3 million net acres in the country. Planning is under way for the acquisition of new seismic data.
Greenland
In the Disko Island area offshore western Greenland, ExxonMobil has interests in Block 6 (ExxonMobil interest, 44 percent) and Block 4 (ExxonMobil interest, 29 percent) totaling nearly 6.7 million acres. In 2009, interpretation commenced of the 2D seismic data acquired in 2008.

ExxonMobil has an interest in several exploration licenses in the
Romanian and Turkish sectors of the Black Sea totaling approximately
9 million acres. Seismic acquisition took place during 2009.

56   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

Africa
ExxonMobil is one of the leading oil and gas producers in Africa. Our operations there accounted for 18 percent of 2009 net production and 23 percent of total Upstream earnings.

In addition to our producing activities, ExxonMobil has ongoing exploration operations in Angola, Nigeria, Libya, Madagascar, and the Republic of Congo. ExxonMobil holds interests in 26 deepwater blocks offshore Africa, totaling more than 15 million acres, and participated in 13 deepwater exploration wells during 2009. We are also progressing liquefied natural gas (LNG) opportunities in the region.
Angola
ExxonMobil has interests in four deepwater blocks that cover more than 3 million acres. The company and its co-venturers have announced a total of 63 discoveries in Angola, representing world-class development opportunities with a recoverable resource potential of approximately 14 billion oil-equivalent barrels. Including production from the co-venturer-operated Block 17, ExxonMobil’s net production in Angola averaged 194 thousand barrels of oil per day in 2009. Several new projects are under construction or at the development planning stage.
Block 15 • ExxonMobil was awarded Block 15 in 1994 (ExxonMobil interest, 40 percent), and the first discovery was made in 1998. To date, a total resource of more than 5 billion oil-equivalent barrels has been discovered on the block. First oil was produced in November 2003 from the Xikomba field, followed by start-ups of Kizomba A in 2004, Kizomba B in 2005, Marimba North in 2007, and Kizomba C in 2008. Block 15 produced its billionth barrel in 2009. With a daily output of more than 600 thousands barrels of oil, it was Angola’s highest producing block during the year.

Africa Highlights

	2009	2008	2007
Earnings (billions of dollars)	3.9	6.4	5.5
Proved Reserves(1) (BOEB)	2.1	2.1	2.4
Acreage (gross acres, million)	17.7	42.4	41.8
Net Liquids Production (MBD)	0.7	0.6	0.7
Net Gas Available for Sale (BCFD)	–	–	–
(1) See Frequently Used Terms on pages 100 through 103.

Africa Production

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   57

Additional developments in Block 15 are being progressed. In 2009, government approval was received for contracts for the Kizomba Satellites project, which will develop several oil discoveries using subsea tiebacks to the Kizomba A and Kizomba B floating production, storage, and offloading (FPSO) vessels. The project is expected to recover approximately 250 million barrels of oil. The ongoing Gas Gathering project will collect and transport associated gas from the block to the Angola LNG facility under construction at Soyo. The Mondo South exploration well, drilled in early 2009, discovered oil in multiple reservoir intervals and is expected to be tied in to the Kizomba C project. Development planning continues for the remaining discovered resources on Block 15.
Block 17 • ExxonMobil owns a 20-percent interest in Block 17, where the first discovery was made in 1996. Through year-end 2009, 15 discoveries have been announced on the block with a total resource estimate of approximately 6 billion oil-equivalent barrels. During 2009, production averaged 460 thousand barrels of oil per day from the Girassol, Dalia, and Rosa projects. In 2008, construction of the Pazflor project commenced. It will be located 100 miles offshore in 2600 feet of water and will use an FPSO vessel to produce 200 thousand barrels of oil per day. Planning is also under way for the Cravo-Lirio-Orquidea-Violeta (CLOV) development, another FPSO vessel project that is expected to produce 160 thousand barrels of oil per day.
Block 31 • ExxonMobil was awarded a 25-percent interest in Block 31 in 1999, and the first discovery was made in 2002. Through year-end 2009, 19 discoveries have been announced with a total resource of approximately 2 billion oil-equivalent barrels. The development of the Plutao-Saturno-Venus-Marte (PSVM) hub project, located in the northern part of the block, is now under way. A single, 150-thousand-barrels-per-day FPSO vessel will produce an estimated 490 million barrels of oil. The water depth ranges from 5900 to 6700 feet, the deepest yet for a West Africa development project. Development planning for subsequent projects in the southeast and central part of the block continues.
Block 32 • ExxonMobil has a 15-percent interest in Block 32, where the first discovery was made in 2003. Through year-end 2009, 12 discoveries have been announced with a total resource of approximately 1.4 billion oil-equivalent barrels. The first development being planned is the AB32 Southeast Hub project. A single FPSO vessel will develop a resource of about 600 million barrels of oil. The water depth ranges from 4700 to 5600 feet. Planning for additional exploration wells is ongoing.

58   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

Nigeria
ExxonMobil is active in both shallow water shelf and deepwater acreage offshore Nigeria. On the shelf, ExxonMobil operates a joint venture with the Nigerian National Petroleum Corporation offshore southeastern Nigeria (ExxonMobil interest, 40 percent for crude and condensate; 51 percent for natural gas liquids). In the deepwater, ExxonMobil has interests in seven blocks, operates the producing Erha and Erha North fields, and also produces from the co-venturer-operated Bonga field. Project execution and development planning activities are under way for a number of additional ExxonMobil- and co-venturer-operated projects. In 2009, ExxonMobil’s net production offshore Nigeria averaged 391 thousand barrels of liquids per day.
Nigeria Deepwater
Erha/Erha North • The world-class Erha development (ExxonMobil interest, 56 percent) is located 60 miles offshore in 3900 feet of water. Erha and Erha North started up in 2006 and represented ExxonMobil’s first operated deepwater production in Nigeria. The combined development consists of over 30 subsea wells tied back to an FPSO vessel, with a capacity of over 200 thousand barrels of oil per day. The Erha North Phase 2 project (ExxonMobil interest, 56 percent) will be a subsea tieback to the existing Erha FPSO vessel. The project will further develop the Erha North field, and have a peak production rate of 50 thousand barrels of oil per day. Design and contracting activities are advancing.
Bosi • The Bosi development (ExxonMobil interest, 56 percent) is planned as a phased project with subsea tiebacks to a spread-moored FPSO vessel. Bosi project phases are expected to develop approximately 500 million barrels of oil and 2.5 trillion cubic feet of gas. Project concept selection activities are progressing.
Bonga North and Northwest • Bonga North and Bonga Northwest (ExxonMobil interest, 20 percent) are planned as subsea tiebacks to the existing Bonga FPSO vessel, which began production from the Bonga field in 2005. These two projects combined would develop approximately 500 million barrels of oil.
Bonga Southwest • The Bonga Southwest project (ExxonMobil interest, 16 percent) is planned as an FPSO development and will develop more than 840 million barrels of oil. Project concept selection activities are progressing.
Usan • The Usan project (ExxonMobil interest, 30 percent) is a co-venturer-operated development located 60 miles offshore Nigeria in 2500 feet of water. The development is designed to recover more than 500 million barrels of oil with 42 subsea wells connected to an FPSO vessel with a capacity of 180 thousand barrels per day. All major contracts were awarded in 2008 and development drilling commenced in 2009.
OPL 214 • ExxonMobil was awarded operatorship of OPL 214 in 2001 (ExxonMobil interest, 20 percent) and discovered the Uge field in 2005. Development planning for Uge and further block evaluation activity continues, with additional exploration planned for 2010.
OPL 223 • In 2009, ExxonMobil participated in the Owowo South-1 discovery in OPL 223 (ExxonMobil interest, 27 percent). The well encountered multiple oil-bearing reservoirs.

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   59

Nigeria Shelf – Joint Venture
Activities are progressing to increase liquids production capacity and to supply power and natural gas to the growing domestic market. Growth in liquids production will result from additional development drilling, installation of new platforms, enhanced oil recovery projects, and a series of platform upgrades. Exploration activity also continues. During 2009, ExxonMobil’s Joint Venture leases were extended for 20 years, with a renewal right for an additional 20 years.
East Area NGL II • The East Area Natural Gas Liquids II project (ExxonMobil interest, 51 percent) began production in 2008 and produced up to 33 thousand barrels per day in 2009. This project, and the existing Oso Natural Gas Liquids project, are expected to recover about 400 million barrels of natural gas liquids. They are part of an integrated approach which, in conjunction with the existing East Area Additional Oil Recovery Project, will significantly reduce flaring and emissions, and improve oil recovery through reservoir pressure maintenance.
Domestic Power Generation and Natural Gas Supply •
In 2009, ExxonMobil awarded the front-end engineering and design contract for a joint venture project to construct a 500-megawatt power plant. The project forms another element of an integrated plan to increase gas utilization and generate electric power in Nigeria. In addition, the Joint Venture is installing new facilities that will allow for near-term delivery of 100 million cubic feet of natural gas per day to the domestic market.
Satellite Field Development • The Satellite Field Development project (ExxonMobil interest, 40 percent) consists of the phased installation of 15 wellhead platforms on undeveloped or under-developed fields. The project benefits from the “design one, build multiple” strategy and has total recoverable resources exceeding 800 million barrels of oil. Phase 1 execution continues and planning progresses for future phases.
Equatorial Guinea
ExxonMobil is the largest producer in Equatorial Guinea and operates the Zafiro field (ExxonMobil interest, 71 percent) in water depths between 400 and 2800 feet. In 2009, net production averaged 55 thousand barrels of oil per day. A new two-rig drilling program has been initiated. ExxonMobil continues to progress discussions with the Equatorial Guinea government aimed at enabling both a reduction in flaring and the development of Zafiro gas resources.
Chad
ExxonMobil began production in 2003 and continued to be the leading producer in Chad in 2009, with average net production of 42 thousand barrels of oil per day (ExxonMobil interest, 40 percent). Development drilling is focused in four fields: Kome, Miandoum, Bolobo, and also Timbre, which started production in 2009.
Republic of Congo
Through year-end 2009, five discoveries have been announced in the Mer Tres Profonde Sud block (ExxonMobil interest, 30 percent) with a total resource of approximately 500 million oil-equivalent barrels. Planning for development and additional exploration is under way. Following a noncommercial oil discovery in 2009, ExxonMobil exited the Mer Tres Profonde Nord block.
Madagascar
ExxonMobil holds interests in approximately 1.8 million acres in the Majunga Basin offshore Madagascar. Through the end of 2009, activity has included acquisition and interpretation of 2D and 3D seismic data.
Libya
During 2009, ExxonMobil drilled our first deepwater exploration well in Contract Area 20 offshore Libya, and the results are being evaluated. The drilling rig was then moved to Contract Area 44 to spud the first wildcat well in that block. Additional seismic data were acquired in 2009 over all three ExxonMobil-operated contract areas and are currently being processed prior to interpretation.

60   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

Asia Pacific/Middle East
In 2009, ExxonMobil’s operations in the Asia Pacific/Middle East region contributed 27 percent of net oil and gas production and 25 percent of Upstream earnings. These percentages are expected to grow in the future due to the development of multiple new projects.

Australia
ExxonMobil is a leading oil and gas producer in Australia. In 2009, net production averaged 59 thousand barrels of liquids and 315 million cubic feet of gas per day.
2009 marked the 40th anniversary of the start-up of ExxonMobil’s offshore oil and gas production from the Bass Strait. Over four decades, nearly 4 billion barrels of liquids and 7 trillion cubic feet of natural gas have been produced. Technology has been a key enabler of this success, and includes ExxonMobil’s Fast Drill Process and hydrocyclone technology to handle increasing volumes of produced water as the core fields mature. New developments under way include the Kipper/Tuna (ExxonMobil interest, Kipper 32.5 percent, Tuna 50 percent) and Turrum (ExxonMobil interest, 50 percent) projects.
The 15-million-tonnes-per-year Gorgon Jansz liquefied natural gas (LNG) project (ExxonMobil interest, 25 percent) received formal sanction from the Western Australia government and project co-venturers in 2009. This project will develop approximately 25 trillion cubic feet of gas resources located on the Northwest Shelf of Australia, and first LNG shipments are targeted for late 2014. ExxonMobil executed 20-year gas sales and purchase agreements with PetroChina International Company Limited and Petronet LNG Limited for our equity share of LNG in the project. This world-class development consists of subsea infrastructure for production and transportation of the gas, three 5-million-tonnes-per-year LNG trains, and a 280-million-cubic-feet-per-day domestic gas plant located on Barrow Island, as well as the world’s largest carbon dioxide sequestration project to minimize emissions. The Jansz field will be produced via one of the world’s longest subsea tiebacks, and is located in 4300 feet of water. ExxonMobil will operate Jansz development drilling, and we successfully completed and tested the Jansz-4 appraisal well during 2009.

Asia Pacific/Middle East Highlights

	2009	2008	2007
Earnings (billions of dollars)	4.2	6.2	4.9
Proved Reserves(1) (BOEB)	9.0	8.2	8.3
Acreage (gross acres, million)	41.9	26.9	29.0
Net Liquids Production (MBD)	0.5	0.5	0.5
Net Gas Available for Sale (BCFD)	3.5	3.1	3.2
(1) See Frequently Used Terms on pages 100 through 103.

Asia Pacific/Middle East Production
(millions of oil-equivalent barrels per day, net)

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Development and execution planning continues for the Scarborough LNG project (ExxonMobil interest, 50 percent). The field is located offshore Western Australia in 3100 feet of water and has a resource of approximately 10 trillion cubic feet of gas. In 2009, ExxonMobil also participated in three new gas discoveries on the Northwest Shelf, in blocks WA-374-P and WA-268-P (both ExxonMobil interest, 25 percent).
Indonesia
ExxonMobil operates the Arun field (ExxonMobil interest, 100 percent), which supplies gas to the PT Arun LNG plant. In 2009, net production from the Arun field, Arun satellite fields, and the North Sumatra Offshore field averaged 245 million cubic feet of gas per day.
During 2009, early oil production commenced at the Banyu Urip field in the Cepu Contract Area, onshore Java (ExxonMobil interest, 45 percent), with the capacity to produce 20 thousand barrels of oil per day. Full-field development is progressing and is expected to produce 165 thousand barrels of oil per day.
In 2008, ExxonMobil submitted a Plan of Development for the Natuna D-Alpha Block (ExxonMobil interest, 76 percent) and communicated our intent to the Indonesian government to enter the next phase of development for this large offshore gas field, which contains over 70 percent carbon dioxide. Significant development activity progressed during 2009 under the Plan of Development.
ExxonMobil completed two deepwater exploration wells in the Makassar Straits during 2009, with one wildcat in each of the Surumana and Mandar blocks (both ExxonMobil interest, 80 percent). Analysis of the results is ongoing. ExxonMobil was also awarded operatorship of the Cendrawasih block (ExxonMobil interest, 55 percent), offshore Papua, and acquired a 49-percent interest in three coal bed methane production sharing contracts onshore Kalimantan, totaling 290,000 net acres.
Malaysia
ExxonMobil operates 43 platforms in 17 fields and is one of Malaysia’s major suppliers of crude oil and natural gas. Net production in 2009 averaged 52 thousand barrels of liquids per day and 545 million cubic feet of gas per day. In 2009, ExxonMobil and the Malaysian national oil company, PETRONAS, formalized an agreement to continue to work together to help ensure sustainable energy supplies for Malaysia under a new Production Sharing Agreement. The 25-year agreement includes commitments to implement an enhanced oil recovery project at the Tapis Field and to continue conventional oil development. Conceptual engineering for the redevelopment of the Tapis field continues, and the first of the committed infill drilling programs commenced in May 2009.
Papua New Guinea (PNG)
In 2009, ExxonMobil’s net production from Papua New Guinea averaged 7 thousand barrels of oil per day. The PNG LNG project (ExxonMobil interest, 33 percent) was approved for development by the project participants, following execution of sales and purchase agreements with various buyers for LNG sales to Asia. The project will develop the Hides, Angore, and Juha fields with a 6.6-million-tonnes-per-year LNG facility located near Port Moresby. Liquids will be exported via the existing Kumul Terminal. Front-end engineering and design have been completed for these facilities. Major contracts have been awarded and project execution has begun.
Philippines
ExxonMobil drilled our first deepwater exploration well, Dabakan-1, in the SC-56 block (ExxonMobil interest, 50 percent) and encountered gas in multiple reservoirs. Evaluation of the discovery is ongoing. Operations commenced on a second well, Banduria-1.
Vietnam
During 2009, ExxonMobil acquired interests in several blocks offshore Vietnam. Preliminary studies are under way.
New Zealand
In 2009, the New Zealand authorities granted an extension to the PEP 50117 permit (ExxonMobil interest, 90 percent) located in the Great South Basin, and ExxonMobil continues to evaluate options for the block.
Hong Kong Power
Through a partnership with CLP Holdings, ExxonMobil has a 60-percent interest in the Castle Peak Power Company, located in Hong Kong with 6900 megawatts of power generation capacity, and a 51-percent interest in 600 megawatts of pumped storage capacity in southern China. Activity continued through 2009 on an emissions reduction project at the Castle Peak power station.

62   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

Qatar
Through our Qatar joint ventures, ExxonMobil and Qatar Petroleum continue to develop the North Field, the largest non-associated gas field in the world, and will develop resources exceeding 25 billion oil-equivalent barrels through a suite of projects. The North Field is cost-competitive for supplying LNG to the major markets in Asia, Europe, and North America.
In 2009, our joint ventures started up the world’s three largest LNG trains, each with a production capacity of 7.8 million tonnes per year. A fourth train of this size started up in early 2010. These have more than doubled Qatar’s LNG production capacity and are making a significant contribution towards meeting the world’s growing energy demand. LNG production from ExxonMobil-interest trains in Qatar was 38.8 million tonnes in 2009. ExxonMobil participates in all of the existing Qatargas and RasGas trains (ExxonMobil interest ranges from 10 to 34 percent). The Al Khaleej Gas Project produced 783 million cubic feet per day in 2009, and supplies the domestic market.
Qatar Existing and Planned LNG Trains

			Working
Joint Venture	Train	Capacity(1)	Interest (%)

Qatargas	1,2,3	9.9	10
Qatargas 2	4	7.8	30
	5	7.8	18
RasGas	1,2	6.6	25
	3	4.7	30
	4	4.7	34
	5	4.7	30
	6	7.8	30
	7	7.8	30

Total		61.8
(1) Million tonnes per year.
Qatargas 2 Trains 4 and 5 • Qatargas 2 Trains 4 and 5 started up in 2009 and have a combined annual design capacity of 15.6 million tonnes. The project also produces associated products including condensate, liquefied petroleum gas (LPG), helium, and sulfur. Deliveries of LNG from Qatargas 2 use a fleet of Q-Flex and Q-Max vessels, the world’s largest LNG carriers. Shipments are being delivered primarily to the U.K. gas market through the South Hook LNG regasification terminal. Qatargas 2 is a joint development between Qatar Petroleum and ExxonMobil.
RasGas Trains 6 and 7 • RasGas Train 6 started up in 2009, and consists of a 7.8-million-tonnes-per-year LNG production facility. The project also produces condensate, LPG, helium, and sulfur. Train 7 consists of another 7.8-million-tonnes-per-year LNG facility, and achieved first production in early 2010. Train 6 markets include the United States while Train 7 will supply Asia and other markets worldwide. Both trains will use Q-Flex and Q-Max LNG carriers and are owned by Ras Laffan Liquefied Natural Gas Company (3), a joint venture between Qatar Petroleum and ExxonMobil.

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Al Khaleej Gas Phase 2 • The second phase of the Al Khaleej Gas Project started up in 2009, with a capacity to supply 1.25 billion cubic feet of natural gas per day to meet Qatar’s growing domestic demand, and 100 thousand barrels of liquids per day. This new project is an expansion of Phase 1, which has been in operation since 2005, and brings the total Al Khaleej Gas Project supply capacity to 2 billion cubic feet per day.
Barzan • The initial phase of the Barzan project is expected to yield about 1.5 billion cubic feet per day of sales gas and will supply Qatar’s rapidly growing domestic infrastructure and industry requirements. In 2007, ExxonMobil and Qatar Petroleum signed a Heads of Agreement to jointly develop all future phases of the Barzan project. Front-end engineering and design are under way.
Qatar Common Facilities • In 2009, RasGas and Qatargas started up common facilities for the storage and loading of LNG, condensate, LPG, and sulfur on behalf of the Ras Laffan Industrial City joint venture companies. The utilization of shared facilities enables each participant to benefit from significant economies of scale, resulting in billions of dollars of savings over stand-alone construction.
United Arab Emirates
ExxonMobil participates in two oil concessions in the United Arab Emirates. In 2009, the daily net production from the onshore concession was 112 thousand barrels of oil. Net production from the Upper Zakum offshore concession was 127 thousand barrels of oil per day.
Upper Zakum (ExxonMobil interest, 28 percent) is one of the world’s largest oil fields, with approximately 50 billion barrels originally in place, and less than 10 percent of the resource produced to date. ExxonMobil’s capability to improve oil recovery, build production capacity, transfer technology, and develop staff was key to gaining entry to the field in 2006. The ExxonMobil Technology Center in Abu Dhabi allows staff working on Upper Zakum to access the industry’s most advanced technology in the areas of reservoir and well management, and production operations.
Iraq
In late 2009, ExxonMobil reached provisional agreement with the Iraq Ministry of Oil on the principal terms for the redevelopment of the West Qurna-1 field. The agreement was signed in January 2010 and development planning activity for this major new project is under way.

In 2009, ExxonMobil and our joint venture partner, Qatar Petroleum, started up three 7.8-million-tonnes-per-year LNG trains, the largest in service anywhere in the world.

64   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

Russia/Caspian
ExxonMobil continues to progress development of new phases of the Sakhalin-1 project offshore eastern Russia. In the Caspian region, ExxonMobil participates in three of the world’s largest developments: Kashagan and Tengiz in Kazakhstan, and Azeri-Chirag-Gunashli in Azerbaijan. In 2009, ExxonMobil’s operations in the Russia/Caspian region contributed 5 percent of net oil and gas production and 9 percent of Upstream earnings.

Russia
ExxonMobil operates and holds a 30-percent interest in the Sakhalin-1 project, which comprises the offshore Chayvo, Odoptu, and Arkutun-Dagi fields. The Sakhalin-1 project is one of the largest single foreign investment projects in Russia and is being developed in phases.
Sakhalin-1 Chayvo • In 2005, first oil production and gas sales to Far East Russia commenced from the initial development phase of the Chayvo field. The permanent onshore processing facilities and export system were commissioned in 2006. In 2009, daily production averaged 170 thousand barrels of oil and 149 million cubic feet of sales gas. In 2006, a Heads of Agreement was signed with China National Petroleum Corporation (CNPC) for gas pipeline sales from Sakhalin-1 to China. Other regional gas sales options also continue to be evaluated.
Sakhalin-1 Future Phases • The next phases of the Sakhalin-1 project include the development of the Odoptu and Arkutun-Dagi fields. Detailed engineering for the first phase of Odoptu has been completed and construction of the facilities is under way. The Yastreb drilling rig was successfully moved from Chayvo to Odoptu and drilling operations commenced in 2009. As with Chayvo, the offshore reservoirs at Odoptu will be developed using extended-reach drilling (ERD) wells drilled from shore. Detailed engineering for Arkutun-Dagi was completed in 2009 and construction activities are expected to begin in 2010. Both projects will benefit from the extensive learnings gathered from the Chayvo development.
Azerbaijan
Phases 1 and 2 of the Azeri portion of the Azeri-Chirag-Gunashli (ACG) field (ExxonMobil interest, 8 percent) started up in 2005 and 2006, respectively. The Phase 3 development of the Deep Water Gunashli field started up in 2008. Total estimated recovery from Phases 1, 2, and 3 is 5.4 billion oil-equivalent barrels. The ACG field achieved oil production rates in excess of 900 thousand barrels per day in 2009.
Russia/Caspian Highlights

	2009	2008	2007
Earnings (billions of dollars)	1.6	3.1	2.4
Proved Reserves(1) (BOEB)	1.8	1.9	2.0
Acreage (gross acres, million)	2.7	2.5	2.5
Net Liquids Production (MBD)	0.2	0.2	0.2
Net Gas Available for Sale (BCFD)	0.2	0.1	0.1

(1)	See Frequently Used Terms on pages 100 through 103.

Russia/Caspian Production
(millions of oil-equivalent barrels per day, net)

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   65

Kazakhstan
Tengiz • ExxonMobil participates in the Tengizchevroil (TCO) joint venture (ExxonMobil interest, 25 percent), which includes a production license area encompassing the super-giant Tengiz field, an associated processing plant complex, and the nearby Korolev field. Including an exploration license adjacent to the production area, TCO holds a total of 608,000 acres. The Tengiz field has produced over 1 billion barrels of oil from a resource of nearly 6 billion barrels. TCO recently completed a major expansion that included sour gas injection and a second-generation production project, which has increased the daily crude production capacity of the field. In 2009, production rates in excess of 600 thousand barrels of oil per day were achieved.
Kashagan • ExxonMobil also participates in the North Caspian Production Sharing Agreement (ExxonMobil interest, 17 percent), which includes the massive Kashagan field located offshore in the Caspian Sea. In 2009, the North Caspian Operating Company was formed and a new operating structure was put into place. The Kashagan field will be developed in phases, and drilling and development activities for these are progressing. Phase 1 includes an offshore production and separation hub on an artificial island, several additional drilling islands, and an onshore processing facility with three oil-stabilization trains, two gas treatment plants, and two sulfur treatment trains. This first phase is anticipated to produce 3.6 billion barrels of oil at a production rate of 360 thousand barrels per day. Future phases are expected to increase recovery to up to 12 billion barrels of oil and reach a full-field production rate of approximately 1.5 million barrels of oil per day. ExxonMobil is leading drilling operations and subsurface planning for Phase 2 and future phases.
Caspian Pipeline Consortium • The Caspian Pipeline Consortium (ExxonMobil interest, 8 percent), approved an expansion project in December 2009 that will increase the system capacity from 0.6 to 1.3 million barrels per day from Kazakhstan to the Novorossiysk marine terminal on the Black Sea coast by 2015. This system is the lowest cost export option for Kazakhstan, with both Tengizchevroil and Kashagan as major shippers.

66   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

Upstream Operating Statistics
NET LIQUIDS PRODUCTION (1) – Including Oil Sands and Non-Consolidated Operations

(thousands of barrels per day)	2009	2008	2007	2006	2005

United States
Alaska	123	130	132	127	159
Lower 48	261	237	260	287	318
Total United States	384	367	392	414	477
Canada/South America	267	292	324	354	395
Total Americas	651	659	716	768	872

Europe
United Kingdom	90	123	150	186	202
Norway	280	295	319	320	327
Other	9	10	11	14	17
Total Europe	379	428	480	520	546

Africa
Nigeria	391	364	415	427	299
Angola	194	181	173	193	181
Equatorial Guinea	55	60	76	103	122
Other	45	47	53	58	64
Total Africa	685	652	717	781	666

Asia Pacific/Middle East
Australia	59	59	66	69	73
Malaysia	52	56	67	64	82
Middle East	368	381	374	340	163
Other	11	10	11	12	14
Total Asia Pacific/Middle East	490	506	518	485	332

Russia/Caspian	182	160	185	127	107

Total worldwide	2,387	2,405	2,616	2,681	2,523

Gas Plant Liquids Included Above
United States	50	49	57	61	68
Non-U.S.	173	164	166	175	172

Total worldwide	223	213	223	236	240

Oil Sands and Non-Consolidated Volumes Included Above
United States	73	78	82	87	93
Canada/South America – Bitumen	120	124	130	127	123
Canada/South America – Synthetic Oil	65	62	65	58	53
Europe	5	5	6	6	7
Asia Pacific/Middle East	204	193	190	172	146
Russia/Caspian	116	87	75	71	72

Total worldwide	583	549	548	521	494

(1)	Net liquids production quantities are the volumes of crude oil and natural gas liquids withdrawn from ExxonMobil’s oil and gas reserves, excluding royalties and quantities due to others when produced, and are based on the volumes delivered from the lease or at the point measured for royalty and/or severance tax purposes. Volumes include 100 percent of the production of majority-owned affiliates, including liquids production from oil sands operations in Canada, and ExxonMobil’s ownership of the production by companies owned 50 percent or less.

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   67

NET NATURAL GAS PRODUCTION AVAILABLE FOR SALE (1) – Including Non-Consolidated Operations

(millions of cubic feet per day)	2009	2008	2007	2006	2005

United States	1,275	1,246	1,468	1,625	1,739
Canada/South America	643	640	808	935	1,006
Total Americas	1,918	1,886	2,276	2,560	2,745

Europe
The Netherlands	1,676	1,748	1,551	1,536	1,595
United Kingdom	594	750	779	990	1,126
Norway	786	764	705	686	709
Germany	633	687	775	874	885
Total Europe	3,689	3,949	3,810	4,086	4,315

Africa	19	32	26	–	–

Asia Pacific/Middle East
Australia	315	358	389	330	338
Malaysia	545	582	583	519	488
Middle East	2,367	1,911	1,875	1,353	846
Indonesia	245	239	286	365	410
Other	22	24	29	29	32
Total Asia Pacific/Middle East	3,494	3,114	3,162	2,596	2,114

Russia/Caspian	153	114	110	92	77

Total worldwide	9,273	9,095	9,384	9,334	9,251

Non-Consolidated Natural Gas Volumes Included Above
United States	1	1	1	1	2
Europe	1,618	1,696	1,503	1,500	1,548
Asia Pacific/Middle East	1,803	1,356	1,272	1,000	807
Russia/Caspian	115	77	79	75	73

Total worldwide	3,537	3,130	2,855	2,576	2,430

(1)	Net natural gas available for sale quantities are the volumes withdrawn from ExxonMobil’s natural gas reserves, excluding royalties and volumes due to others when produced, and excluding gas purchased from others, gas consumed in producing operations, field processing plant losses, volumes used for gas lift, gas injection and cycling operations, quantities flared, and volume shrinkage due to the removal of condensate or natural gas liquids fractions.
NATURAL GAS SALES(1)

(millions of cubic feet per day)	2009	2008	2007	2006	2005

United States	1,321	1,292	1,560	1,686	1,833
Canada/South America	739	845	968	1,120	1,186
Europe	5,854	5,665	5,396	5,728	6,015
Africa	19	32	26	–	–
Asia Pacific/Middle East	2,906	2,841	2,900	2,379	1,901
Russia/Caspian	176	137	129	112	86

Total worldwide	11,015	10,812	10,979	11,025	11,021

(1)	Natural gas sales include 100 percent of the sales of ExxonMobil- and majority-owned affiliates and ExxonMobil’s ownership of sales by companies owned 50 percent or less. Numbers include sales of gas purchased from third parties.

68   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

NUMBER OF NET WELLS DRILLED ANNUALLY(1)

	Productive					Dry					Total
(net wells drilled)	2009	2008	2007	2006	2005	2009	2008	2007	2006	2005	2009	2008	2007	2006	2005

Exploratory(2)	20	19	19	21	24	9	9	16	12	13	29	28	35	33	37
Development	829	731	917	1,041	946	5	4	19	11	14	834	735	936	1,052	960
Total	849	750	936	1,062	970	14	13	35	23	27	863	763	971	1,085	997

NET ACREAGE AT YEAR END(3)

	Undeveloped					Developed
(thousands of net acres)	2009	2008	2007	2006	2005	2009	2008	2007	2006	2005

United States	5,111	5,691	5,539	6,062	6,413	5,120	5,148	5,174	5,178	5,260
Canada/South America	17,107	19,953	22,563	22,224	24,484	2,460	2,488	2,366	2,360	2,498
Europe	13,470	7,913	6,002	2,727	2,778	3,806	4,026	4,194	4,418	4,687
Africa	10,555	26,439	24,835	24,075	29,048	758	756	729	717	545
Asia Pacific/Middle East	25,260	12,190	13,167	7,462	3,797	1,763	1,651	1,649	1,655	1,570
Russia/Caspian	413	372	392	449	569	116	116	116	116	116
Total worldwide	71,916	72,558	72,498	62,999	67,089	14,023	14,185	14,228	14,444	14,676

NET CAPITALIZED COSTS AT YEAR END(3)

(millions of dollars)						2009	2008	2007	2006	2005

United States						20,363	18,542	16,948	16,530	16,097
Canada/South America						13,408	9,967	11,338	10,076	10,306
Europe						14,357	11,477	15,426	15,182	13,556
Africa						20,917	17,797	15,149	14,280	12,744
Asia Pacific/Middle East						14,028	11,379	10,674	8,813	6,718
Russia/Caspian						11,556	10,219	9,142	8,246	7,158
Total worldwide						94,629	79,381	78,677	73,127	66,579

COSTS INCURRED IN PROPERTY ACQUISITION, EXPLORATION, AND DEVELOPMENT ACTIVITIES(3)

		Canada/			Asia Pacific/	Russia/
(millions of dollars)	United States	South America	Europe	Africa	Middle East	Caspian	Worldwide

During 2009
Property acquisition costs	205	353	1	605	62	59	1,285
Exploration costs	549	498	525	880	601	58	3,111
Development costs	2,787	2,394	3,639	4,596	1,835	1,879	17,130
Total	3,541	3,245	4,165	6,081	2,498	1,996	21,526

During 2008
Property acquisition costs	281	126	25	82	86	63	663
Exploration costs	453	325	401	686	346	61	2,272
Development costs	2,739	1,421	1,863	4,783	2,063	1,764	14,633
Total	3,473	1,872	2,289	5,551	2,495	1,888	17,568

During 2007
Property acquisition costs	63	93	–	13	15	10	194
Exploration costs	377	231	229	584	261	80	1,762
Development costs	1,859	902	2,016	2,847	2,405	1,541	11,570
Total	2,299	1,226	2,245	3,444	2,681	1,631	13,526

During 2006
Property acquisition costs	54	100	11	16	405	11	597
Exploration costs	382	225	202	518	219	139	1,685
Development costs	1,838	1,002	2,660	3,433	1,718	1,452	12,103
Total	2,274	1,327	2,873	3,967	2,342	1,602	14,385

(1)	A regional breakout of this data is included on pages 13 and 14 of ExxonMobil’s 2009 Form 10-K.

(2)	These include near-field and appraisal wells classified as exploratory for SEC reporting.

(3)	Includes non-consolidated interests and Canadian oil sands operations.

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   69

PROVED OIL AND GAS RESERVES(1)

	2009	2008	2007	2006	2005

Liquids, Including Oil Sands and Non-Consolidated Reserves (millions of barrels at year end)
Net proved developed and undeveloped reserves
United States	1,983	2,076	2,212	2,177	2,424
Canada/South America	2,897	2,717	1,564	1,985	2,152
Europe	519	566	696	750	886
Africa	1,970	2,004	2,180	2,266	2,527
Asia Pacific/Middle East	2,934	2,967	2,976	2,765	1,908
Russia/Caspian	1,457	1,502	1,632	1,766	1,798
Total worldwide excluding price/cost effects(1)	11,760	11,832	11,260	11,709	11,695

Price/cost effects	(109)	174	(186)	(141)	(466)

Total worldwide(2)	11,651	12,006	11,074	11,568	11,229

Proportional interest in oil sands and non-consolidated reserves included above, excluding price/cost effects
United States	360	368	374	369	391
Canada/South America (bitumen)(3)	2,012	1,809	649	616	683
Canada/South America (synthetic oil)(3)	710	734	694	718	738
Europe	30	27	25	12	11
Asia Pacific/Middle East	1,251	1,350	1,420	1,399	1,353
Russia/Caspian	804	806	850	909	923
Net proved developed reserves included above
United States	1,490	1,521	1,626	1,777	2,006
Canada/South America	1,311	1,315	1,376	1,620	1,344
Europe	386	419	526	568	665
Africa	1,122	1,284	1,202	1,279	1,218
Asia Pacific/Middle East	2,388	1,964	1,797	1,720	1,189
Russia/Caspian	641	715	602	652	629

Total worldwide	7,338	7,218	7,129	7,616	7,051

Natural Gas, Including Non-Consolidated Reserves (billions of cubic feet at year end)
Net proved developed and undeveloped reserves
United States	12,538	12,847	13,255	10,231	11,362
Canada/South America	1,274	1,376	1,547	1,952	2,354
Europe	15,984	17,097	18,539	18,847	20,575
Africa	920	918	1,006	986	841
Asia Pacific/Middle East	36,136	31,149	32,143	31,878	26,662
Russia/Caspian	2,178	2,233	2,282	2,103	2,173
Total worldwide excluding price/cost effects(1)	69,030	65,620	68,772	65,997	63,967

Price/cost effects	(1,023)	259	(510)	1,563	2,940

Total worldwide(2)	68,007	65,879	68,262	67,560	66,907

Proportional interest in non-consolidated reserves included above, excluding price/cost effects
United States	116	118	125	131	136
Europe	11,254	11,644	12,189	11,867	12,340
Asia Pacific/Middle East	20,614	21,199	21,596	20,800	18,697
Russia/Caspian	1,423	1,446	1,504	1,290	1,326
Net proved developed reserves included above
United States	7,582	7,931	8,477	9,389	10,499
Canada/South America	1,200	1,148	1,303	1,628	1,840
Europe	12,782	13,710	14,743	15,331	16,558
Africa	739	738	773	823	376
Asia Pacific/Middle East	25,329	17,996	14,272	13,788	13,343
Russia/Caspian	1,139	1,226	1,152	1,258	1,062

Total worldwide	48,771	42,749	40,720	42,217	43,678

(1)	ExxonMobil’s basis; see Frequently Used Terms on pages 100 through 103.

(2)	ExxonMobil reserves using SEC historical price bases; mining and equity company reserves are included for all periods.

(3)	Proved reserves classified as bitumen are associated with the Cold Lake and Kearl projects in Canada. Proved reserves classified as synthetic oil are associated with the Syncrude project in Canada. Cold Lake uses in situ methods, and hydrocarbons are produced from wells drilled into the subsurface. Syncrude is an oil sands mining project which includes an upgrader that converts the mined hydrocarbons into a higher gravity crude oil. Kearl is an oil sands mining project that does not incorporate an upgrader.

70   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

PROVED OIL AND GAS RESERVES REPLACEMENT(1)(2)(3) – Units are million barrels of oil unless specified otherwise

	Crude Oil and
	Natural Gas Liquids	Bitumen	Synthetic Oil

2009 Liquids (millions of barrels)

Revisions	393	247	–
Improved recovery	15	–	–
Extensions/discoveries	146	–	–
Purchases	–	–	–
Sales	(3)	–	–

Total additions before price/cost effects	551	247	–
Remove prior year-end price/cost effects	(216)	42	–
Average price/year-end cost effects	(133)	43	(19)
Total additions	202	332	(19)
Production	802	44	24

Reserves replacement ratio, excluding sales (percent)	69	561	–
Reserves replacement ratio, including sales (percent)	69	561	–
Reserves replacement ratio, including sales and average price/year-end cost effects (percent)	25	755	–

PROVED OIL AND GAS RESERVES REPLACEMENT(1)(2)(3) – Units are million barrels of oil or billion cubic feet of gas unless specified otherwise

						Average
	2009	2008	2007	2006	2005	2005-2009

Liquids (millions of barrels)

Revisions	640	232	708	57	(333)	261
Improved recovery	15	8	35	27	30	23
Extensions/discoveries	146	1,297	197	246	516	480
Purchases	–	–	–	746	113	172
Sales	(3)	(86)	(436)	(86)	(227)	(168)

Total additions before price/cost effects	798	1,451	504	990	99	768
Remove prior year price/cost effects	(174)	186	141	466	862	296
Year-end price/cost effects	N.A.	174	(186)	(141)	(466)	N.A.
Average price/year-end cost effects	(109)	N.A.	N.A.	N.A.	N.A.	N.A.
Total additions	515	1,811	459	1,315	495	N.A.
Production	870	879	953	976	917	919

Reserves replacement ratio, excluding sales (percent)	92	175	99	110	36	102
Reserves replacement ratio, including sales (percent)	92	165	53	101	11	84
Reserves replacement ratio, including sales and year-end price/cost effects (percent)	N.A.	206	48	135	54	N.A.
Reserves replacement ratio, including sales and average price/year-end cost effects (percent)	59	N.A.	N.A.	N.A.	N.A.	N.A.

See footnotes on page 72.

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   71

PROVED OIL AND GAS RESERVES REPLACEMENT(1)(2)(3) – Units are million barrels of oil or billion cubic feet of gas unless specified otherwise

						Average
	2009	2008	2007	2006	2005	2005-2009

Natural Gas (billions of cubic feet)

Revisions	1,281	(127)	6,509	1,993	4,261	2,784
Improved recovery	–	1	4	12	9	5
Extensions/discoveries	5,830	693	323	3,808	5,667	3,264
Purchases	8	–	9	57	53	25
Sales	(13)	(82)	(320)	(104)	(229)	(149)

Total additions before price/cost effects	7,106	485	6,525	5,766	9,761	5,929
Remove prior year price/cost effects	(259)	510	(1,563)	(2,940)	(2,422)	(1,335)
Year-end price/cost effects	N.A.	259	(510)	1,563	2,940	N.A.
Average price/year-end cost effects	(1,023)	N.A.	N.A.	N.A.	N.A.	N.A.
Total additions	5,824	1,254	4,452	4,389	10,279	N.A.
Production	3,696	3,637	3,750	3,736	3,734	3,711

Reserves replacement ratio, excluding sales (percent)	193	16	183	157	268	164
Reserves replacement ratio, including sales (percent)	192	13	174	154	261	160
Reserves replacement ratio, including sales and year-end price/cost effects (percent)	N.A.	34	119	117	275	N.A.
Reserves replacement ratio, including sales and average price/year-end cost effects (percent)	158	N.A.	N.A.	N.A.	N.A.	N.A.

Oil-Equivalent (millions of barrels)

Revisions	853	211	1,793	390	377	725
Improved recovery	15	8	35	29	31	23
Extensions/discoveries	1,118	1,413	251	881	1,461	1,025
Purchases	1	–	2	755	122	176
Sales	(5)	(100)	(490)	(104)	(265)	(193)

Total additions before price/cost effects	1,982	1,532	1,591	1,951	1,726	1,756
Remove prior year price/cost effects	(217)	271	(119)	(24)	458	74
Year-end price/cost effects	N.A.	217	(271)	119	24	N.A.
Average price/year-end cost effects	(280)	N.A.	N.A.	N.A.	N.A.	N.A.
Total additions	1,485	2,020	1,201	2,046	2,208	N.A.
Production	1,486	1,485	1,578	1,598	1,539	1,537

Reserves replacement ratio, excluding sales (percent)	134	110	132	129	129	127
Reserves replacement ratio, including sales (percent)	133	103	101	122	112	114
Reserves replacement ratio, including sales and year-end price/cost effects (percent)	N.A.	136	76	128	143	N.A.
Reserves replacement ratio, including sales and average price/year-end cost effects (percent)	100	N.A.	N.A.	N.A.	N.A.	N.A.

See footnotes on page 72.

72   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

2009 RESERVES CHANGES BY REGION (1)(2)(3) – Units are million barrels of oil or billion cubic feet of gas unless specified otherwise

	Crude Oil and Natural Gas Liquids							Bitumen	Synthetic Oil
					Asia
		Canada/			Pacific/			Canada/	Canada/
	United	South			Middle	Russia/		South	South	Liquids
	States	America	Europe	Africa	East	Caspian	Total	America	America	Total

Liquids (millions of barrels)

Revisions	42	31	94	162	74	(10)	393	247	–	640
Improved recovery	–	–	–	–	–	15	15	–	–	15
Extensions/discoveries	5	–	–	54	71	16	146	–	–	146
Purchases	–	–	–	–	–	–	–	–	–	–
Sales	(1)	–	(2)	–	–	–	(3)	–	–	(3)

Total additions before price/cost effects	46	31	92	216	145	21	551	247	–	798
Remove 2008 price/cost effects	105	(8)	6	(133)	(105)	(81)	(216)	42	–	(174)
2009 price/cost effects	(11)	(3)	(2)	(63)	(40)	(14)	(133)	43	(19)	(109)
Total additions	140	20	96	20	–	(74)	202	332	(19)	515
Production	139	30	139	250	178	66	802	44	24	870
Net change	1	(10)	(43)	(230)	(178)	(140)	(600)	288	(43)	(355)

Reserves replacement ratio, excluding sales (percent)	34	103	68	86	81	32	69	561	–	92
Reserves replacement ratio, including sales (percent)	33	103	66	86	81	32	69	561	–	92
Reserves replacement ratio, including sales and price/cost effects (percent)	101	67	69	8	–	(112)	25	755	–	59

Natural Gas (billions of cubic feet)

Revisions	(29)	161	263	45	833	8	1,281
Improved recovery	–	–	–	–	–	–	–
Extensions/discoveries	294	–	18	–	5,507	11	5,830
Purchases	8	–	–	–	–	–	8
Sales	(10)	(2)	(1)	–	–	–	(13)

Total additions before price/cost effects	263	159	280	45	6,340	19	7,106
Remove 2008 price/cost effects	957	(7)	(187)	–	(993)	(29)	(259)
2009 price/cost effects	(736)	94	189	–	(547)	(23)	(1,023)
Total additions	484	246	282	45	4,800	(33)	5,824
Production	572	261	1,393	43	1,353	74	3,696
Net change	(88)	(15)	(1,111)	2	3,447	(107)	2,128

Reserves replacement ratio, excluding sales (percent)	48	62	20	105	469	26	193
Reserves replacement ratio, including sales (percent)	46	61	20	105	469	26	192
Reserves replacement ratio, including sales and price/cost effects (percent)	85	94	20	105	355	(45)	158

(1)	The data shown above and on the preceding pages include reserves, production, and costs from non-consolidated interests and Canadian oil sands operations.

(2)	See Frequently Used Terms on pages 100 through 103.

(3)	The term “sales” includes the impact of expropriation of proved reserves in Venezuela (462 million oil-equivalent barrels) in 2007.

(4)	Calculation based on exploration and production costs divided by oil-equivalent reserves additions. All values exclude the impact of asset sales; i.e., reserves sold and proceeds received; and price/cost related effects.

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   73

PROVED OIL AND GAS RESERVES REPLACEMENT(1)(2)(3) – Units are million barrels of oil or billion cubic feet of gas unless specified otherwise

						Average
	2009	2008	2007	2006	2005	2005-2009
Non-U.S.
E&P costs (millions of dollars)	17,985	14,095	11,227	12,111	10,442	13,172

Liquids reserves additions	375	1,933	368	1,417	794	977
Liquids production	731	747	812	827	747	773

Gas reserves additions	5,340	2,099	2,685	5,319	8,145	4,718
Gas production	3,124	3,075	3,101	3,018	2,959	3,056

Oil-equivalent reserves additions, excluding sales	1,894	1,604	1,281	2,172	1,918	1,774
Oil-equivalent reserves additions, including sales	1,892	1,510	803	2,118	1,766	1,618
Oil-equivalent reserves additions, including sales and year-end price/cost effects	N.A.	2,283	815	2,303	2,151	N.A.
Oil-equivalent reserves additions, including sales and average price/year-end cost effects	1,264	N.A.	N.A.	N.A.	N.A.	N.A.
Oil-equivalent production	1,252	1,259	1,329	1,330	1,240	1,282

Reserves replacement ratio, excluding sales (percent)	151	127	96	163	155	138
Reserves replacement ratio, including sales (percent)	151	120	60	159	142	126
Reserves replacement ratio, including sales and year-end price/cost effects (percent)	N.A.	181	61	173	173	N.A.
Reserves replacement ratio, including sales and average price/year-end cost effects (percent)	101	N.A.	N.A.	N.A.	N.A.	N.A.
Reserves replacement costs(4) (dollars per barrel)	9.50	8.79	8.76	5.58	5.44	7.43

United States
E&P costs (millions of dollars)	3,541	3,473	2,299	2,274	1,992	2,716

Liquids reserves additions	140	(122)	91	(102)	(299)	(58)
Liquids production	139	132	141	149	170	146

Gas reserves additions	484	(845)	1,767	(930)	2,134	522
Gas production	572	562	649	718	775	655

Oil-equivalent reserves additions, excluding sales	93	28	800	(117)	73	175
Oil-equivalent reserves additions, including sales	90	22	788	(167)	(40)	138
Oil-equivalent reserves additions, including sales and year-end price/cost effects	N.A.	(263)	386	(257)	57	N.A.
Oil-equivalent reserves additions, including sales and average price/year-end cost effects	221	N.A.	N.A.	N.A.	N.A.	N.A.
Oil-equivalent production	234	226	249	268	299	255

Reserves replacement ratio, excluding sales (percent)	40	12	321	–	24	69
Reserves replacement ratio, including sales (percent)	38	10	316	–	–	54
Reserves replacement ratio, including sales and year-end price/cost effects (percent)	N.A.	–	155	–	19	N.A.
Reserves replacement ratio, including sales and average price/year-end cost effects (percent)	94	N.A.	N.A.	N.A.	N.A.	N.A.
Reserves replacement costs(4) (dollars per barrel)	38.08	124.04	2.87	–	27.29	15.48

Worldwide
E&P costs (millions of dollars)	21,526	17,568	13,526	14,385	12,434	15,888

Liquids reserves additions	515	1,811	459	1,315	495	919
Liquids production	870	879	953	976	917	919

Gas reserves additions	5,824	1,254	4,452	4,389	10,279	5,240
Gas production	3,696	3,637	3,750	3,736	3,734	3,711

Oil-equivalent reserves additions, excluding sales	1,987	1,632	2,081	2,055	1,991	1,949
Oil-equivalent reserves additions, including sales	1,982	1,532	1,591	1,951	1,726	1,756
Oil-equivalent reserves additions, including sales and year-end price/cost effects	N.A.	2,020	1,201	2,046	2,208	N.A.
Oil-equivalent reserves additions, including sales and average price/year-end cost effects	1,485	N.A.	N.A.	N.A.	N.A.	N.A.
Oil-equivalent production	1,486	1,485	1,578	1,598	1,539	1,537

Reserves replacement ratio, excluding sales (percent)	134	110	132	129	129	127
Reserves replacement ratio, including sales (percent)	133	103	101	122	112	114
Reserves replacement ratio, including sales and year-end price/cost effects (percent)	N.A.	136	76	128	143	N.A.
Reserves replacement ratio, including sales and average price/year-end cost effects (percent)	100	N.A.	N.A.	N.A.	N.A.	N.A.
Reserves replacement costs(4) (dollars per barrel)	10.83	10.76	6.50	7.00	6.25	8.15

See footnotes on page 72.

74   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

OIL AND GAS EXPLORATION AND PRODUCTION EARNINGS
The revenue, cost, and earnings data are shown both on a total dollar and a unit basis, and are inclusive of non-consolidated and Canadian oil sands operations.

	Total Revenues and Costs, Including Non-Consolidated Interests and Oil Sands							Revenues and Costs per Unit of Sales or Production(1)
					Asia
		Canada/			Pacific/				Canada/
	United	South			Middle	Russia/		United	South	Outside
	States	America	Europe	Africa	East	Caspian	Total	States	America	Americas	Worldwide

2009	(millions of dollars)							(dollars per unit of sales)
Revenue
Liquids	7,573	5,135	7,739	14,868	10,839	3,413	49,567	54.02	51.88	58.53	57.04
Natural gas	1,442	748	9,080	12	4,490	88	15,860	3.10	3.19	5.09	4.69

								(dollars per barrel of net oil-equivalent production)
Total revenue	9,015	5,883	16,819	14,880	15,329	3,501	65,427	41.41	43.02	46.74	45.58
Less costs:
Production costs excluding taxes	2,736	2,428	2,923	2,027	1,518	366	11,998	12.57	17.75	6.32	8.36
Depreciation and depletion	1,833	948	2,246	2,293	829	548	8,697	8.42	6.93	5.47	6.06
Exploration expenses	220	339	387	662	340	86	2,034	1.01	2.48	1.36	1.42
Taxes other than income	767	78	2,826	1,343	3,247	116	8,377	3.52	0.57	6.97	5.83
Related income tax	1,127	597	5,179	4,667	5,548	632	17,750	5.18	4.37	14.83	12.37

Results of producing activities	2,332	1,493	3,258	3,888	3,847	1,753	16,571	10.71	10.92	11.79	11.54
Other earnings(2)	565	(605)	325	81	111	(161)	316	2.60	(4.43)	0.33	0.22

Total earnings, excluding power and coal	2,897	888	3,583	3,969	3,958	1,592	16,887	13.31	6.49	12.12	11.76
Power and coal	(4)	–	–	–	224	–	220

Total earnings	2,893	888	3,583	3,969	4,182	1,592	17,107

2008	(millions of dollars)							(dollars per unit of sales)
Revenue
Liquids	11,788	8,540	13,910	20,606	17,095	5,304	77,243	87.95	81.43	91.66	89.84
Natural gas	3,296	1,834	15,230	39	7,327	67	27,793	7.23	7.82	8.59	8.35

								(dollars per barrel of net oil-equivalent production)
Total revenue	15,084	10,374	29,140	20,645	24,422	5,371	105,036	71.73	71.23	73.74	73.19
Less costs:
Production costs excluding taxes	2,675	2,625	3,051	1,603	1,267	457	11,678	12.72	18.03	5.91	8.14
Depreciation and depletion	1,427	1,043	2,662	2,471	906	504	9,013	6.79	7.16	6.06	6.28
Exploration expenses	189	251	183	439	341	60	1,463	0.90	1.72	0.95	1.02
Taxes other than income	2,021	81	4,248	1,815	6,017	105	14,287	9.61	0.55	11.29	9.95
Related income tax	3,191	1,813	11,979	8,119	9,926	1,164	36,192	15.17	12.45	28.90	25.22

Results of producing activities	5,581	4,561	7,017	6,198	5,965	3,081	32,403	26.54	31.32	20.63	22.58
Other earnings(2)	687	(997)	2,860	212	(4)	(12)	2,746	3.27	(6.85)	2.83	1.91

Total earnings, excluding power and coal	6,268	3,564	9,877	6,410	5,961	3,069	35,149	29.81	24.47	23.46	24.49
Power and coal	(25)	–	–	–	278	–	253

Total earnings	6,243	3,564	9,877	6,410	6,239	3,069	35,402

(1)	The per-unit data are divided into two sections: (a) revenue per unit of sales from ExxonMobil’s own production; and, (b) operating costs and earnings per unit of net oil-equivalent production. Units for crude oil and natural gas liquids are barrels, while units for natural gas are thousands of cubic feet. The volumes of crude oil and natural gas liquids production and net natural gas production available for sale used in this calculation are shown on pages 66 and 67. The volumes of natural gas were converted to oil-equivalent barrels based on a conversion factor of 6 thousand cubic feet per barrel.

(2)	Includes earnings related to transportation operations, LNG liquefaction and transportation operations, sale of third-party purchases, technical services agreements, other nonoperating activities, and adjustments for minority interests.

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW    75

Oil and Gas Exploration and Production Earnings (continued)

	Total Revenues and Costs, Including Non-Consolidated Interests and Oil Sands							Revenues and Costs per Unit of Sales or Production(1)
					Asia
		Canada /			Pacific /				Canada /
	United	South			Middle	Russia /		United	South	Outside
	States	America	Europe	Africa	East	Caspian	Total	States	America	Americas	Worldwide

2007	(millions of dollars)							(dollars per unit of sales)
Revenue
Liquids	8,997	6,569	11,986	17,834	13,153	4,477	63,016	62.86	55.27	69.32	66.58
Natural gas	3,176	1,704	9,911	21	5,117	46	19,975	5.93	5.77	5.82	5.83

								(dollars per barrel of net oil-equivalent production)
Total revenue	12,173	8,273	21,897	17,855	18,270	4,523	82,991	52.42	49.40	55.55	54.40
Less costs:
Production costs excluding taxes	2,275	2,206	3,243	1,180	1,046	383	10,333	9.80	13.17	5.20	6.77
Depreciation and depletion	1,493	1,256	2,657	2,101	861	540	8,908	6.43	7.50	5.47	5.85
Exploration expenses	282	273	170	470	226	81	1,502	1.21	1.63	0.84	0.98
Taxes other than income	1,347	126	2,528	1,599	4,045	86	9,731	5.80	0.75	7.33	6.38
Related income tax	2,429	1,190	8,190	7,263	7,437	1,034	27,543	10.46	7.11	21.25	18.05

Results of producing activities	4,347	3,222	5,109	5,242	4,655	2,399	24,974	18.72	19.24	15.46	16.37
Other earnings(2)	609	(504)	944	277	(48)	34	1,312	2.62	(3.01)	1.07	0.86

Total earnings, excluding power and coal	4,956	2,718	6,053	5,519	4,607	2,433	26,286	21.34	16.23	16.53	17.23
Power and coal	(86)	–	–	–	297	–	211

Total earnings	4,870	2,718	6,053	5,519	4,904	2,433	26,497

2006	(millions of dollars)							(dollars per unit of sales)
Revenue
Liquids	8,417	6,405	11,069	17,253	11,027	2,569	56,740	55.63	50.42	60.90	58.70
Natural gas	3,689	1,984	11,333	–	4,225	38	21,269	6.22	5.81	6.31	6.24

								(dollars per barrel of net oil-equivalent production)
Total revenue	12,106	8,389	22,402	17,253	15,252	2,607	78,009	48.41	45.07	51.80	50.44
Less costs:
Production costs excluding taxes	2,367	2,075	2,669	965	892	233	9,201	9.46	11.15	4.29	5.95
Depreciation and depletion	1,264	1,123	2,354	2,096	747	373	7,957	5.06	6.03	5.02	5.14
Exploration expenses	247	172	169	330	157	116	1,191	0.99	0.92	0.70	0.77
Taxes other than income	833	146	2,885	1,612	5,048	66	10,590	3.33	0.79	8.66	6.85
Related income tax	2,711	1,258	8,667	6,878	4,687	596	24,797	10.84	6.76	18.76	16.03

Results of producing activities	4,684	3,615	5,658	5,372	3,721	1,223	24,273	18.73	19.42	14.37	15.70
Other earnings(2)	503	112	891	122	39	3	1,670	2.01	0.60	0.95	1.08

Total earnings, excluding power and coal	5,187	3,727	6,549	5,494	3,760	1,226	25,943	20.74	20.02	15.32	16.78
Power and coal	(19)	–	–	–	306	–	287

Total earnings	5,168	3,727	6,549	5,494	4,066	1,226	26,230

2005	(millions of dollars)							(dollars per unit of sales)
Revenue
Liquids	8,081	5,907	9,841	12,333	6,396	1,819	44,377	46.29	41.34	51.00	48.59
Natural gas	4,633	2,530	9,095	–	3,165	21	19,444	7.30	6.90	5.17	5.76

								(dollars per barrel of net oil-equivalent production)
Total revenue	12,714	8,437	18,936	12,333	9,561	1,840	63,821	45.41	41.08	42.74	43.02
Less costs:
Production costs excluding taxes	1,786	1,887	2,461	840	624	209	7,807	6.38	9.19	4.14	5.26
Depreciation and depletion	1,291	1,095	2,362	1,319	716	199	6,982	4.61	5.33	4.60	4.71
Exploration expenses	158	150	77	310	122	164	981	0.56	0.73	0.67	0.66
Taxes other than income	761	64	2,113	1,158	2,501	57	6,654	2.72	0.31	5.84	4.49
Related income tax	3,138	1,815	7,130	5,143	2,596	411	20,233	11.21	8.84	15.31	13.64

Results of producing activities	5,580	3,426	4,793	3,563	3,002	800	21,164	19.93	16.68	12.18	14.26
Other earnings(2)	633	(131)	2,101	166	6	109	2,884	2.26	(0.64)	2.39	1.95

Total earnings, excluding power and coal	6,213	3,295	6,894	3,729	3,008	909	24,048	22.19	16.04	14.57	16.21
Power and coal	(13)	–	–	–	314	–	301

Total earnings	6,200	3,295	6,894	3,729	3,322	909	24,349

See footnotes on page 74.

76
Downstream
Refining & Supply, Fuels Marketing, and Lubricants & Specialties
DOWNSTREAM STRATEGIES
ExxonMobil’s Downstream encompasses a global portfolio of businesses that include Refining and Supply, Fuels Marketing, and Lubricants and Specialties. Our consistent business strategies are vital to achieving a sustained, competitive advantage:
•	Maintain best-in-class operations, in all respects

•	Provide quality, valued products and services to our customers

•	Lead Industry In efficiency and effectiveness
•	Capitalize on integration with other ExxonMobil businesses

•	Selectively Invest for resilient, advantaged returns

•	Maximize value from leading-edge technologies

In 2009, the industry refining and marketing business environment was very challenging, reflecting lower product demand driven by the recent global economic downturn and excess industry refining capacity. Throughout all types of business environments, ExxonMobil’s Downstream remains well-positioned to deliver industry-leading returns and long-term shareholder value.

ExxonMobil’s Singapore Refinery is an important provider of fuel products and lube basestocks to the growing Asia Pacific region and is the largest refinery in the ExxonMobil global refining circuit with over 600 thousand barrels per day of crude distillation capacity.

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2009 Results and Highlights
Best-ever lost-time incident rate for combined employee and contractor workforce.
Earnings were $1.8 billion, reflecting a weak industry margin environment.
Return on average capital employed was 7 percent, averaging 29 percent over the last five years.
Downstream capital expenditures were $3.2 billion in 2009, including investments in growth markets and environmentally driven expenditures.
Petroleum product sales were 6.4 million barrels per day, down 5 percent from 2008, reflecting lower worldwide demand for fuel products and asset divestments.
Downstream Return on Average Capital Employed
(1) Royal Dutch Shell, BP, and Chevron values are estimated on a consistent basis with ExxonMobil, based on public information.

Started up Fujian expansion project, expanding the refinery capacity from 80 thousand barrels per day to a 240-thousand-barrels-per-day, high-conversion facility.
Completed commissioning of new cogeneration units totaling 375 megawatts, reflecting a 250-megawatt cogeneration facility in Fujian Province, China, and a 125-megawatt cogeneration unit in Antwerp, Belgium, which were installed to improve refinery efficiency.
Achieved record sales for Mobil 1 synthetic motor oil and introduced a new product line of Mobil SHC synthetic industrial oils, building on ExxonMobil’s leading position in the synthetic lubricant market.
Announced an alliance with a leading biotech company, Synthetic Genomics Inc., to research and develop next-generation biofuels from photosynthetic algae.

DOWNSTREAM COMPETITIVE ADVANTAGES
Portfolio Quality • We are the world’s largest global refiner, manufacturer of lube basestocks, and supplier/marketer of petroleum products. Our large, world-class facilities are located in major markets around the world.
Global Integration • Over 75 percent of our refining capacity is integrated with our lubes and/or chemical businesses. Our global functional organization facilitates efficient development and deployment of global best practices and new technologies.
Discipline and Consistency • Systematic processes and corresponding efficient execution have established us as an industry leader in operational excellence and cost effectiveness.
Value Maximization • Proprietary Molecule Management technology enables us to optimize raw material selection and processing, and maximize yields of higher-value products.
Long-Term Perspective • We maintain a disciplined, long-term approach to managing capital employed. Our ongoing evaluation of the Downstream portfolio has resulted in numerous divestments over the past five years, and we remain focused on investing in resilient, advantaged projects.

DOWNSTREAM STATISTICAL RECAP	2009	2008	2007	2006	2005

Earnings (millions of dollars)	1,781	8,151	9,573	8,454	7,992
Refinery throughput (thousands of barrels per day)	5,350	5,416	5,571	5,603	5,723
Petroleum product sales(1) (thousands of barrels per day)	6,428	6,761	7,099	7,247	7,519
Average capital employed(2) (millions of dollars)	25,099	25,627	25,314	23,628	24,680
Return on average capital employed(2) (percent)	7.1	31.8	37.8	35.8	32.4
Capital expenditures (millions of dollars)	3,196	3,529	3,303	2,729	2,495

(1)	Petroleum product sales data are reported net of purchases/sales contracts with the same counterparty.

(2)	See Frequently Used Terms on pages 100 through 103.

78   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

Refining & Supply

ExxonMobil Refining & Supply operates a global integrated network of reliable and efficient refineries, marine vessels, pipelines, and distribution centers that provides transportation fuels, lubricants, feedstocks, and other high-value products to our customers around the world.
Our proven business model is to pursue operating excellence while leveraging our global scale and integration across our business to capture cost efficiencies and improve margins. Our global supply organization optimizes our network, including selection and procurement of raw materials for our refineries, supply of products to our customers, and placement of our equity crudes. We are meeting the growing demand for high-quality products through selective capital investments that yield a competitive advantage.

Largest Global Refiner
Refinery Interests	37
Distillation Capacity (barrels per day)	6.3 million
Lube Basestock Capacity (barrels per day)	143 thousand
Crude Oil and Product Tanker Interests (>1kDWT)	11
Major Petroleum Products Terminals	186
Pursuing Operational Excellence
Personnel and operations safety remain our top priorities. Our Operations Integrity Management System (OIMS) provides the framework to ensure safe and reliable operations. We continue to improve safety by focusing on human factors that underpin most incidents. We are emphasizing personal safety awareness, accountability, and adherence to proven standards and practices supported by increasing field observations and training. An example is our Contractor Short Service Worker Orientation that provides improved safety awareness to contractors new to our sites. In addition, we are completing implementation of the Loss Prevention System (LPS), a standardized set of integrated behavioral-based safety tools across our operations. We are improving operations safety and reliability by identifying and reducing risks inherent in our businesses, while enhancing our facilities, systems, and worker competencies.
We are driving continuous improvement in other areas that impact operations including equipment reliability, security, environmental performance, and business controls. Improvements are being made through selective investments, global management systems, best practice sharing, peer networks, and most importantly, through the commitment of our people. These processes and efficient execution have established us as an industry leader in operational excellence.

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Leveraging Global Scale and Integration
ExxonMobil is the world’s largest refiner, with the most distillation, conversion, and lube basestock production capacity. We have a strong presence in mature markets around the world as well as a growing presence in the high-growth Asia Pacific region. Our refineries are more than 60 percent larger than the industry average with more conversion capacity and more integration with chemical and lubes operations. This scale and integration advantage provides us greater flexibility to optimize operations, and to produce higher-value products with lower feedstock and operating costs. We use an integrated approach when developing new business opportunities, such as our refining, petrochemicals, and fuels marketing ventures in Fujian Province, China; and when supporting Upstream ventures such as Syncrude in Alberta, Canada.
Combined with our scale and business integration, our global functional organization, established networks, and extensive research programs ensure rapid and efficient development and deployment of best practices and technology. We use Integrated Business Teams, which combine refining, supply, logistics, and marketing expertise to optimize margin capture and maximize shareholder value.
Our global scale and level of integration are structural advantages that are difficult for competitors to replicate.
Throughout the business cycle, we continue to focus on identifying margin improvements and operating efficiencies that underpin our leading financial performance.
Maintaining Capital Discipline
We continue to take a disciplined and long-term approach to the management of our capital employed while sustaining industry-leading returns. This approach includes selective and resilient investments as well as asset divestments. We continue to evaluate our portfolio during all parts of the business cycle, reflected by our divestments of selected refineries and logistics assets over the past decade. Our capital investment program includes projects to produce higher-value products and chemical feedstocks, process lower-cost raw materials, lower operating costs, meet new product quality requirements and demands, reduce environmental impact, and further upgrade safety systems.
In 2009, ExxonMobil and our partners started up new facilities that tripled the size of our joint venture refinery in Fujian Province, China, and a new joint venture condensate refinery in Ras Laffan Industrial City, Qatar, to meet the growing demand for products in Asia Pacific and the Middle East.
To increase capacity and improve product yields at existing sites, we focus on expansions and low-cost debottleneck projects that generate attractive returns over a range of market conditions. For example, we expanded the hydrocracker capacity at our Singapore Refinery. Additionally, in 2009, we completed construction and successfully started up several projects to produce lower-sulfur diesel fuel in North and South America. We started construction at our Baton Rouge, Louisiana; Baytown, Texas; and Antwerp, Belgium, refineries on projects to increase lower-sulfur diesel fuel production by 50 percent, or approximately 6 million gallons per day, representing a total investment of over $1 billion. When completed in 2010, this increased production will be equivalent to the diesel produced from about four average-size refineries.

80   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

ExxonMobil’s Capital Project System, EMCAPS, continues to provide industry-leading performance in project development and execution. Over the last nine years, our project costs were 5 to 10 percent lower than the refining industry, as confirmed by external benchmarking. We strive to improve our project execution efficiency by leveraging our global scale and utilizing a rigorous post-project appraisal process to capture lessons learned and continuously improve our project management system.
Increasing Margins
We improve margins by focusing on three key areas: economically growing production, reducing raw material costs, and increasing product realizations.
Production Growth • We strive to increase production by maximizing the economic utilization of our existing refining capacity. We focus on improving reliability, identifying and eliminating operating constraints, optimizing planned maintenance and intervals between planned downtimes, and expanding market outlets. These improvements are driven by the disciplined application of our proprietary Global Reliability System and Molecule Management technology. We also selectively invest in capacity expansions and debottlenecks.
Raw Materials • We continue to increase operational flexibility and reduce raw material costs. For example, by expanding the application of advanced molecular fingerprinting and modeling technologies, we improve our understanding of the behavior and characteristics of raw materials processed in our refineries. This technology enables us to more precisely select and blend crudes and feedstocks with properties that will maximize yields and margins throughout our operating facilities.
ExxonMobil is an industry leader in processing challenged crudes, running about twice as much
ExxonMobil Raw Material Flexibility
Challenged Crudes

as industry on a percentage basis. These crudes are difficult to handle or process because they have properties such as acid corrosivity, high nitrogen content, and other impurities. Because of these characteristics, they are discounted in the marketplace and running them in our refineries improves our financial results. Since 2004, we have increased challenged crudes processing by over 50 percent.
Products • In addition to improving raw material selection, our Molecule Management technology ensures that the highest-value products are produced. This is especially important at our integrated sites to ensure value is maximized across our functional businesses of fuels, lubricants, and chemicals. Our processing models enable us to optimize, at a molecular level, the entire manufacturing site as well as individual process units on a real-time basis to increase yields and the blending of higher-value products. Sales of these products are optimized by our Integrated Business Teams.

EXPANDING HEAVY CRUDE OIL PROCESSING
Pegasus Pipeline Expansion
In 2009, ExxonMobil expanded the capacity of our 858-mile Pegasus Pipeline by 50 percent, or about 30 thousand barrels per day. The pipeline operates from Patoka, Illinois, to Nederland, Texas, and has enabled the transportation of additional Canadian crude from the Midwest to Gulf Coast refineries, including our refineries at Beaumont and Baytown, Texas. The expansion project included the reactivation and enhancement of several pump stations along the pipeline and capitalized on the successful Pegasus Pipeline system reversal that began moving Canadian crude shipments to the Gulf Coast in 2006. Operational enhancements, such as new leak detection technology, were also incorporated to support our focus on operational excellence.

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   81

Improving Operating Efficiency
Worldwide cash operating costs at our refineries are substantially below the industry average, as confirmed by external benchmarking. Our company’s average cash operating costs have been within the first quartile of individual refineries since 2004, and we continue to widen our operating expense advantage versus industry. We achieve industry-leading cost performance by reducing energy use and leveraging our scale and integration as well as our leading-edge technologies to generate cost efficiencies.
Energy Initiatives • Improved energy efficiency is a key contributor to our cost performance, and we have consistently outpaced industry in this area. ExxonMobil’s proprietary Global Energy Management System (GEMS) focuses on opportunities that reduce the energy consumed at our refineries and chemical plants. Savings equal to 15 to 20 percent of the energy consumed at our manufacturing sites have been identified to date using GEMS. Through 2009, we have captured over 60 percent of these savings.
We continue to make significant investments in cogeneration facilities that simultaneously produce electricity and useful heat or steam. With the latest technology, cogeneration is significantly more efficient than traditional methods of producing steam and power separately, and results in lower emissions. In 2009, we completed commissioning of a 125-megawatt unit in Antwerp, Belgium, and started up a 250-megawatt facility in Fujian Province, China.
Cost Efficiencies • In addition to energy improvement, we capture cost savings through economies of scale. For example, we use shared organizations to support operations at our integrated refining and chemical sites and continue to progress our global training initiative to improve overall workforce productivity. We are also implementing new maintenance technologies to improve productivity and reduce costs.
Our global procurement organization contributes to our competitive advantage. By capitalizing on our purchasing scale, market intelligence, global best practices, and a strong partnership with other ExxonMobil business units, our manufacturing sites are supplied with lower-cost materials and services.

82   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

Fuels Marketing

ExxonMobil Fuels Marketing creates long-term value by selling high-quality products and services daily to millions of customers across the globe, providing a secure, ratable, and profitable outlet for our refineries.
Fuels Marketing continues to be well-positioned to successfully compete in a dynamic and competitive marketplace by focusing on key business fundamentals: superior safety and environmental performance, efficiency improvements from global scale and integration, disciplined portfolio restructuring and capital management, and customer-focused marketing initiatives.
Fuel products and services are channeled through our four business lines (Retail, Industrial and Wholesale, Aviation and Marine), providing flexibility and resiliency to adapt to market opportunities.

Diverse Customer Base with Global Reach
Service Stations	~ 28,000
Commercial Customers	1 million
Retail • As the largest of the four business channels, Retail represents half of Fuels Marketing sales. Enhancements to the retail offer are made by utilizing our extensive global network of expertise and coverage. We continue to identify opportunities to become a more efficient competitor. An example of this is the conversion of our remaining U.S. company-owned stations to a branded distributor business model, allowing us to continue to meet our customers’ needs while capturing attractive growth opportunities.
Industrial and Wholesale • As the second largest sales channel in Fuels Marketing, Industrial and Wholesale serves a diverse portfolio of customers worldwide, including transportation fleets, power generation companies, the agriculture sector, manufacturers, and mining operations.
Aviation • ExxonMobil is one of the world’s leading suppliers of jet fuel. Our products and services play an important role in the transportation of people and goods for commercial airlines, general aviation, and the military.
Marine • Operating in ports across the globe, Marine provides fuel to the maritime industry, including bulk and container carriers, tankers, ferries, and cruise ships.

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Operating Strengths and Efficiencies
We continuously look for ways to improve our Fuels Marketing business channels. This begins with leveraging the company’s operating strengths in the areas of safety, environmental performance, and business controls. Efficiency improvements continue to reduce operating expenses through the global application of processes and centralization of support activities. The combined impact of our initiatives and portfolio highgrading activities more than offsets inflation.
One important focus area is management of credit exposure. Fuels Marketing’s portfolio generates significant revenue, which is managed with disciplined global credit practices. Through sound accounts receivable management, Fuels Marketing continues to reduce overall working capital employed, improving financial returns and mitigating credit exposure.
Disciplined Capital Management
The ExxonMobil capital management strategy combines selective investments with disciplined asset highgrading to optimize the productivity of our business.
Our investment decisions are complemented by selective divestments that highgrade our asset base and improve long-term financial returns. In addition, our restructuring activities continue to enhance integration with our refining assets.
This disciplined and consistent approach has improved our capital productivity by more than 40 percent since 2005.
Integration
Downstream cross-functional teams work together to improve the value of ExxonMobil’s refined products. We continue to leverage integration with Refining and Supply across our four Fuels Marketing business channels. Integrated Business Teams evaluate product placement alternatives in each market around the world, optimizing sales to higher-value channels. Common work processes, tools, and analytical methodologies enable the Integrated Business Teams to achieve these results.

84   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

Lubricants & Specialties
ExxonMobil Lubricants & Specialties provides long-term value by being both the No. 1 supplier of lube basestocks and the market leader of high-technology and globally recognized synthetic lubricant brands. We are also a leading supplier of asphalt and specialty oil products manufactured across our global network of refineries.
At the forefront of our high-technology finished lubricant brands are Mobil 1 and Mobil SHC. Major automotive and industrial equipment manufacturers trust us to deliver value through leading-edge technology that protects engines and equipment. Our products provide sustainable solutions such as energy efficiency, fuel economy, and extended equipment life, while maintaining peak performance.
To help deliver this value, we have a worldwide organization that utilizes efficient global processes to focus on delivering a reliable supply of products and technical expertise to customers and distributors around the world.
Technology Leadership
Technology leadership allows ExxonMobil to offer innovative products and services that help deliver tangible performance and sustainability-related benefits for both consumers and industry.
Our products have been developed and manufactured through many decades of close relationships with original equipment manufacturers. In motorsports, for example, we develop products that are able to withstand severe performance tests. Our technology was recognized in 2009 by receiving the Thomas A. Edison Patent Award for Mobil 1 Emission System Protection (ESP), which was specifically formulated to help protect engine and emission systems of diesel cars.
Technology leadership is also demonstrated by lubrication advancements we have made in the wind turbine industry that helps supply some of the world’s growing energy demands. Mobilgear SHC XMP synthetic gear oil is valued by manufacturers and operators of wind turbines due to its performance qualities in extreme operating conditions. Approximately 60 percent of gear-driven wind turbine manufacturers use Mobil-branded industrial lubricants in their products.
World-Class Brands
Technology leadership, supply reliability, and customer trust underpin the commercial success of our brands.

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   85

Our globally recognized synthetic oil brands continue to grow in this high-value sector of the market.
Endorsements of Mobil 1 oil by the makers of advanced and prestigious cars such as Aston Martin, Bentley, Mercedes, Porsche, Cadillac, Corvette, and Lexus continue to strengthen our position as the market leader in synthetic oils. These relationships also demonstrate the implicit value of our products to these high-performance cars. For example, Mobil 1 became the factory and service-fill endorsed oil for the new 2010 Porsche Panamera, which will be among the first vehicles to be equipped with automatic start/stop functionality that helps enhance fuel economy.
We work with automakers and industrial equipment manufacturers to have the Mobil brand visibly labeled on engines and equipment. This helps position the importance of using our high-technology oils to end users, as well as demonstrating strong endorsements by equipment manufacturers and operators.
Strategic Global Alliances
ExxonMobil has strong and established relationships with strategic and global partners including Mercedes-Benz, Caterpillar, Toyota, and Volvo.
Alliances with global manufacturers allow our technological experts to collaborate with engineers in industry. This enables us to understand the future performance demands of our customers, which helps us provide technological solutions and set in place the deployment of tomorrow’s technology today.
Integration and Operating Efficiencies
As a leading producer of lube basestocks and high-performance synthetic lubricants, we continue to leverage the strong integration between our Refining and Supply, Chemical, and Lubricants and Specialties businesses. We maintain a disciplined approach to improving the productivity of our asset portfolio while capturing operational efficiencies such as those in support services. The combination of our integration advantages, portfolio management, continued focus on efficiency, as well as further development of our leading-edge technology results in a resilient business model.
Continued Growth in Emerging Markets
We have demonstrated sustained growth and continue to invest in emerging markets such as China, India, and Russia.
In India, we have signed an agreement with Maruti Suzuki, India’s largest passenger car manufacturer. Maruti Suzuki has exclusively approved Mobil 1 in their synthetic oil category for multipoint fuel injection engines.
ExxonMobil continues our Mobil 1 Lube Change Center expansion in Asia Pacific where we opened our 1500th center in 2009.
Building on our technology, world-class brands, and strategic relationships, ExxonMobil Lubricants & Specialties is well-positioned for the future.

86   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

Demand in China for petroleum and petrochemical products is expected to grow through 2030. To help meet this demand, ExxonMobil and our partners have invested more than $4.5 billion in the Fujian Refinery and Petrochemical Complex. A second joint venture provides motor-fuel produced by the refinery to more than 750 service stations. Our Lubricants and Specialties business is also expanding in China and recently opened the 1000th Mobil 1 Lube Change Center.
Refining
In 2009, ExxonMobil and our partners completed the new world-class Fujian Refining and Petrochemical Complex. The joint venture, consisting of Sinopec, Fujian Province, Saudi Aramco, and ExxonMobil, is China’s first fully integrated refining, petrochemical, and fuels marketing project with foreign participation. Tripling Fujian’s existing refining capacity from 80 to 240 thousand barrels per day, the refinery will primarily refine and process sour Arabian crude. Support operations include a 300,000 tonne crude berth and a 250-megawatt cogeneration plant that will provide more than 50 percent of the power needs in the complex. In addition, the grassroots petrochemical complex features an 800-thousand-tonnes-per-year ethylene steam cracker, an 800-thousand-tonnes-per-year polyethylene unit, a 400-thousand-tonnes-per-year polypropylene unit, and facilities to produce 700 thousand tonnes per year of paraxylene.
Fuels Marketing
A second joint venture, owned by Sinopec, ExxonMobil, and Saudi Aramco, is developing Fujian’s fuels marketing infrastructure. This venture markets diesel and motor-gasoline produced by the refinery through a network of distribution terminals and more than 750 service stations.
Lubricants and Specialties
Within our Lubricants and Specialties business, we manufacture, market, and sell finished lubricants in China. We produce a full range of premium quality lubricants at two lube oil blend plants and distribute our products using a network of key distributors. In 2009, we opened our 1000th Mobil 1 Lube Change Center. We continue to expand our network of these centers to serve a rapidly growing base of car owners in China. ExxonMobil Lubricants & Specialties has a strategy to invest in high-opportunity markets such as China.

ExxonMobil expands our retail offering by providing high-quality branded fuels to customers in Fujian Province, China.

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   87

Downstream Operating Statistics
THROUGHPUT, CAPACITY, AND UTILIZATION (1)

	2009	2008	2007	2006	2005

Refinery Throughput(2) (thousands of barrels per day)
United States	1,767	1,702	1,746	1,760	1,794
Canada	413	446	442	442	466
Europe	1,548	1,601	1,642	1,672	1,672
Japan	556	563	618	649	691
Asia Pacific excluding Japan	772	789	798	785	799
Middle East/Latin America/Other	294	315	325	295	301

Total worldwide	5,350	5,416	5,571	5,603	5,723

Average Refinery Capacity(3) (thousands of barrels per day)
United States	1,970	1,967	1,963	1,957	1,949
Canada	502	502	502	502	502
Europe	1,742	1,740	1,759	1,817	1,803
Japan	680	702	769	769	769
Asia Pacific excluding Japan	1,006	992	983	971	997
Middle East/Latin America/Other	331	330	330	329	323

Total worldwide	6,231	6,233	6,306	6,345	6,343

Utilization of Refining Capacity (percent)
United States	90	87	89	90	92
Canada	82	89	88	88	93
Europe	89	92	93	92	93
Japan	82	80	80	84	90
Asia Pacific excluding Japan	77	80	81	81	80
Middle East/Latin America/Other	89	95	98	90	93

Total worldwide	86	87	88	88	90

(1)	Excludes ExxonMobil’s interest in the Laffan Refinery in Qatar and ExxonMobil’s minor interests in certain small refineries.

(2)	Refinery throughput includes 100 percent of crude oil and feedstocks sent directly to atmospheric distillation units in operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, throughput includes the greater of either crude and feedstocks processed for ExxonMobil or ExxonMobil’s equity interest in raw material inputs.

(3)	Refinery capacity is the stream-day capability to process inputs to atmospheric distillation units under normal operating conditions, less the impact of shutdowns for regular repair and maintenance activities, averaged over an extended period of time. These annual averages include partial-year impacts for capacity additions or deletions during the year. Any idle capacity that cannot be made operable in a month or less has been excluded. Capacity volumes include 100 percent of the capacity of refinery facilities managed by ExxonMobil or majority-owned subsidiaries. At facilities of companies owned 50 percent or less, the greater of either that portion of capacity normally available to ExxonMobil or ExxonMobil’s equity interest is included.

Low-Sulfur Gasoline and Diesel Facility Start-Ups

2009	Location
Import Facilities	Campana, Argentina
Distillate Hydrotreater Upgrade	Strathcona, Canada
Gasoil Hydrotreater and Hydrocracker	Fujian, China

2010 (Anticipated)	Location
Distillate Hydrotreater	Antwerp, Belgium
Distillate Hydrotreater	Baton Rouge, Louisiana
Distillate Hydrotreater	Baytown, Texas

88   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

REFINING CAPACITY AT YEAR-END 2009(1)

					ExxonMobil	Capacity at 100%					ExxonMobil
					Share	Atmospheric	Catalytic		Residuum		Interest
(thousands of barrels per day)					KBD(2)	Distillation	Cracking	Hydrocracking	Conversion(3)	Lubricants(4)%

United States
Torrance	California		●		150	150	83	21	52	0	100
Joliet	Illinois		●	▲	238	238	94	0	56	0	100
Baton Rouge	Louisiana	■	●		504	504	231	25	116	16	100
Chalmette	Louisiana		●	▲	97	193	72	19	38	0	50
Billings	Montana		●		60	60	21	6	10	0	100
Baytown	Texas	■	●		576	576	205	26	88	22	100
Beaumont	Texas	■	●		345	345	113	60	46	10	100
Total United States					1,970	2,066	819	157	406	48

Canada
Strathcona	Alberta				187	187	63	0	0	2	69.6
Dartmouth	Nova Scotia			▲	82	82	31	0	0	0	69.6
Nanticoke	Ontario			▲	112	112	48	0	0	0	69.6
Sarnia	Ontario	■	●		121	121	30	18	25	6	69.6
Total Canada					502	502	172	18	25	8

Europe
Antwerp	Belgium	■	●		305	305	35	0	0	0	100
Dunkirk	France				0	0	0	0	0	6	60
Fos-sur-Mer	France		●	▲	119	119	31	0	0	0	82.9
Port-Jerome-
Gravenchon	France	■	●		233	233	39	0	0	13	82.9
Karlsruhe	Germany		●	▲	78	310	86	0	29	0	25
Augusta	Italy		●	▲	198	198	50	0	0	14	100
Trecate	Italy		●	▲	174	174	34	0	0	0	75.4
Rotterdam	The Netherlands	■	●		191	191	0	52	41	0	100
Slagen	Norway				116	116	0	0	32	0	100
Fawley	United Kingdom	■	●		329	329	89	0	37	9	100
Total Europe					1,743	1,975	364	52	139	42

Japan
Chiba	Japan		●		86	172	33	39	0	0	50
Kawasaki	Japan	■	●		296	296	87	23	0	0	50
Sakai	Japan		●	▲	139	139	40	0	0	0	50
Wakayama	Japan		●	▲	160	160	37	0	0	7	50
Total Japan					681	767	197	62	0	7

■	Integrated refinery and chemical complex

●	Cogeneration capacity

▲	Refineries with some chemical production

(1)	Capacity data is based on 100 percent of rated refinery process unit stream-day capacities under normal operating conditions, less the impact of shutdowns for regular repair and maintenance activities, averaged over an extended period of time.

(2)	ExxonMobil share reflects 100 percent of atmospheric distillation capacity in operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, ExxonMobil share is the greater of ExxonMobil’s equity interest or that portion of distillation capacity normally available to ExxonMobil.

(3)	Includes thermal cracking, visbreaking, coking, and hydrorefining processes.

(4)	Lubes capacity based on dewaxed oil production.

(5)	Financial results incorporated into Upstream Qatar business.

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   89

REFINING CAPACITY AT YEAR-END 2009(1) (continued)

					ExxonMobil	Capacity at 100%					ExxonMobil
					Share	Atmospheric	Catalytic		Residuum		Interest
(thousands of barrels per day)					KBD(1)	Distillation	Cracking	Hydrocracking	Conversion(3)	Lubricants(4)%

Asia Pacific excluding Japan
Altona	Australia				78	78	29	0	0	0	100
Fujian	China	■	●		60	240	38	46	10	0	25
Port Dickson	Malaysia				86	86	0	0	0	0	65
Whangarei	New Zealand				27	134	0	31	0	0	19.2
Jurong/PAC	Singapore	■	●		605	605	0	36	106	38	100
Sriracha	Thailand	■	●		174	174	42	0	0	0	66
Total Asia Pacific excluding Japan					1,030	1,317	109	113	116	38

Middle East
Laffan(5)	Qatar				14	139	0	0	0	0	10
Yanbu	Saudi Arabia				200	400	91	0	46	0	50
Total Middle East					214	539	91	0	46	0

Latin America/Other
Campana	Argentina		●	▲	87	87	27	0	24	0	100
Acajutla	El Salvador				22	22	0	0	0	0	65
Martinique	Martinique				2	17	0	0	0	0	14.5
Managua	Nicaragua			▲	20	20	0	0	0	0	100
Total Latin America/Other					131	146	27	0	24	0

Total worldwide					6,271	7,312	1,779	402	756	143

■	Integrated refinery and chemical complex

●	Cogeneration capacity

▲	Refineries with some chemical production

(1)	Capacity data is based on 100 percent of rated refinery process unit stream-day capacities under normal operating conditions, less the impact of shutdowns for regular repair and maintenance activities, averaged over an extended period of time.

(2)	ExxonMobil share reflects 100 percent of atmospheric distillation capacity in operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, ExxonMobil share is the greater of ExxonMobil’s equity interest or that portion of distillation capacity normally available to ExxonMobil.

(3)	Includes thermal cracking, visbreaking, coking, and hydrorefining processes.

(4)	Lubes capacity based on dewaxed oil production.

(5)	Financial results incorporated into Upstream Qatar business.

90   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

PETROLEUM PRODUCT SALES(1) BY GEOGRAPHIC AREA

(thousands of barrels per day)	2009	2008	2007	2006	2005

United States
Motor gasoline, naphthas	1,425	1,449	1,601	1,598	1,646
Heating oils, kerosene, diesel oils	517	501	470	520	494
Aviation fuels	207	224	235	236	259
Heavy fuels	106	108	121	81	90
Lubricants, specialty, and other petroleum products	268	258	290	294	333
Total United States	2,523	2,540	2,717	2,729	2,822

Canada
Motor gasoline, naphthas	199	203	207	204	209
Heating oils, kerosene, diesel oils	119	131	139	143	145
Aviation fuels	23	25	25	24	25
Heavy fuels	27	30	33	32	37
Lubricants, specialty, and other petroleum products	45	55	57	70	82
Total Canada	413	444	461	473	498

Europe
Motor gasoline, naphthas	409	409	414	427	424
Heating oils, kerosene, diesel oils	710	730	723	738	734
Aviation fuels	127	149	177	188	182
Heavy fuels	175	183	220	202	204
Lubricants, specialty, and other petroleum products	204	241	239	258	280
Total Europe	1,625	1,712	1,773	1,813	1,824

Asia Pacific
Motor gasoline, naphthas	379	378	403	409	421
Heating oils, kerosene, diesel oils	455	467	477	493	535
Aviation fuels	116	123	111	106	112
Heavy fuels	234	238	276	288	285
Lubricants, specialty, and other petroleum products	145	153	152	165	208
Total Asia Pacific	1,329	1,359	1,419	1,461	1,561

Latin America
Motor gasoline, naphthas	83	139	151	160	166
Heating oils, kerosene, diesel oils	113	161	173	180	188
Aviation fuels	28	45	48	48	47
Heavy fuels	33	47	48	55	48
Lubricants, specialty, and other petroleum products	22	27	27	26	24
Total Latin America	279	419	447	469	473

Middle East/Africa
Motor gasoline, naphthas	78	76	74	68	91
Heating oils, kerosene, diesel oils	99	106	112	117	134
Aviation fuels	35	41	45	49	51
Heavy fuels	23	30	17	24	25
Lubricants, specialty, and other petroleum products	24	34	34	44	40
Total Middle East/Africa	259	287	282	302	341

Worldwide
Motor gasoline, naphthas	2,573	2,654	2,850	2,866	2,957
Heating oils, kerosene, diesel oils	2,013	2,096	2,094	2,191	2,230
Aviation fuels	536	607	641	651	676
Heavy fuels	598	636	715	682	689
Lubricants, specialty, and other petroleum products	708	768	799	857	967

Total worldwide(2)	6,428	6,761	7,099	7,247	7,519

(1)	Petroleum product sales include 100 percent of the sales of ExxonMobil and majority-owned subsidiaries, and the ExxonMobil equity interest in sales by companies owned 50 percent or less.

(2)	Net of purchases/sales contracts with the same counterparty.

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   91

PETROLEUM PRODUCT SALES(1)

(thousands of barrels per day)	2009	2008	2007	2006	2005

Market and Supply Sales(1)
Market sales
Motor gasoline, naphthas	1,795	1,926	2,077	2,133	2,186
Heating oils, kerosene, diesel oils	1,255	1,372	1,448	1,544	1,618
Aviation fuels	290	365	408	440	475
Heavy fuels	289	329	383	396	387
Lubricants, specialty, and other petroleum products	257	283	297	323	316
Total market sales	3,886	4,275	4,613	4,836	4,982

Total supply sales	2,542	2,486	2,486	2,411	2,537

Total market and supply sales(2)	6,428	6,761	7,099	7,247	7,519

(1)	Market sales are to retail site dealers, consumers (including government and military), jobbers, and small resellers. Supply sales are to large oil marketers, large unbranded resellers, and other oil companies.

(2)	Net of purchases/sales contracts with the same counterparty.
RETAIL SITES

(number of sites at year end)	2009	2008	2007	2006	2005

United States
Owned/leased	1,921	2,155	2,225	2,375	2,544
Distributors/resellers	8,295	8,296	8,679	8,742	8,992
Total United States	10,216	10,451	10,904	11,117	11,536

Canada
Owned/leased	518	557	583	613	690
Distributors/resellers	1,326	1,314	1,327	1,327	1,288
Total Canada	1,844	1,871	1,910	1,940	1,978

Europe
Owned/leased	4,153	4,131	4,249	4,508	4,569
Distributors/resellers	2,674	2,796	2,843	2,886	3,022
Total Europe	6,827	6,927	7,092	7,394	7,591

Asia Pacific
Owned/leased	2,305	2,416	2,568	2,696	2,795
Distributors/resellers	3,960	4,253	4,844	5,368	5,662
Total Asia Pacific	6,265	6,669	7,412	8,064	8,457

Latin America
Owned/leased	587	776	1,196	1,246	1,325
Distributors/resellers	1,350	1,372	2,885	3,008	3,155
Total Latin America	1,937	2,148	4,081	4,254	4,480

Middle East/Africa
Owned/leased	481	481	625	713	933
Distributors/resellers	150	127	362	366	457
Total Middle East/Africa	631	608	987	1,079	1,390

Worldwide
Owned/leased	9,965	10,516	11,446	12,151	12,856
Distributors/resellers	17,755	18,158	20,940	21,697	22,576

Total worldwide	27,720	28,674	32,386	33,848	35,432

  92

Chemical
CHEMICAL STRATEGIES
ExxonMobil Chemical has delivered industry-leading performance through disciplined implementation of strategies that have been proven over numerous business cycles. We remain committed to these strategies through changing business environments:
•	Focus on businesses that capitalize on core competencies

•	Consistently deliver best-in-class performance

•	Build proprietary technology positions

•	Capture full benefits of integration across ExxonMobil operations

•	Selectively invest in advantaged projects
These strategies reflect ExxonMobil’s ongoing commitment to the petrochemical business. Together with our core business practices and focus on operations integrity, they remain the foundation for our business, and ultimately, our performance.

ExxonMobil Chemical is a partner in the Fujian Refining & Petrochemical Company which started up a world-scale, fully integrated petrochemical complex to supply demand growth in China.

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   93

2009 Results and Highlights
Lost-time incident rate reduced by 50 percent over the past five years for our combined employee and contractor workforce.
Earnings were $2.3 billion, reflecting competitive advantages from our global portfolio, high degree of integration, and advantaged feedstock.
Return on average capital employed was 14 percent, averaging 18 percent over the last 10 years, exceeding the average of our major chemical competitors across the business cycle.
Prime product sales of 24.8 million tonnes were 1 percent lower than 2008, reflecting lower global demand and broad supply chain inventory destocking at the beginning of the year.
Chemical Return on Average Capital Employed

(1) Includes the chemical segments of Royal Dutch Shell (through 2008), BP (through 2004), and Chevron, as well as Dow Chemical, the sole publicly traded chemical-only competitor with a significant portfolio overlap. Competitor values are estimated on a consistent basis with ExxonMobil, based on public information.

Chemical capital expenditures were $3.1 billion,
as construction progressed on our world-scale expansion in Singapore. We continued disciplined investment in specialty business growth and high-return efficiency projects.
Started up a fully integrated, world-scale facility in Fujian Province, China, that included an 800-thousand-tonnes-per-year ethylene steam cracker and associated polyethylene, polypropylene, and paraxylene units.

CHEMICAL COMPETITIVE ADVANTAGES
Portfolio Quality • Our unique mix of Chemical businesses delivers superior performance relative to competition throughout the business cycle.
Global Integration • Synergies with the Upstream and Downstream deliver benefits through the physical integration of sites, joint feedstock and facilities planning, global competency networks, and sharing of services and best practices. As a result of these synergies, we significantly upgrade refining and gas molecules to their highest value.
Discipline and Consistency • The foundation of our superior results is our relentless focus on all aspects of operational excellence, which has produced industry-leading practices and systems.
Value Maximization • Our proprietary technology has led to expanded sources of advantaged feedstock, the successful implementation of lower-cost manufacturing processes, and faster sales growth of higher-value premium products.
Long-Term Perspective • We use a highly structured capital management approach to ensure that we invest in projects with feedstock, technology, and marketing advantages that can compete in the toughest market environments.

CHEMICAL STATISTICAL RECAP	2009	2008	2007	2006	2005

Earnings (millions of dollars)	2,309	2,957	4,563	4,382	3,943
Prime product sales(1) (thousands of tonnes)	24,825	24,982	27,480	27,350	26,777
Average capital employed(2) (millions of dollars)	16,560	14,525	13,430	13,183	14,064
Return on average capital employed(2) (percent)	13.9	20.4	34.0	33.2	28.0
Capital expenditures (millions of dollars)	3,148	2,819	1,782	756	654

(1)	Prime product sales include ExxonMobil’s share of equity-company volumes and finished-product transfers to the Downstream.

(2)	See Frequently Used Terms on pages 100 through 103.

94   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

Chemical Strategies
ExxonMobil Chemical strategies deliver competitive advantage through advantaged feeds, lower-cost manufacturing processes, and premium product development. Disciplined execution of our long-term strategies has translated into strong performance across the business cycle.
Focus on Businesses that Capitalize on Core Competencies
ExxonMobil has a unique portfolio of both commodity and specialty businesses that leverage:
Advantaged Feeds • Integration with the Upstream and Downstream gives us access to a wide variety of feedstock, and our assets have enabling technology that maximizes feed flexibility.
Lower-Cost Manufacturing Processes • Proprietary technology, integration, scale, and operational excellence combine to give us an operating cost advantage.
Premium Products • Developing products that add value to our customers translates into value for the shareholder.
Commodities
We hold leadership positions in some of the largest-volume and highest-growth commodity petrochemical products in the world.
We are the largest global manufacturer of aromatics, including paraxylene and benzene.
Premier Petrochemical Company

Return on Capital Employed (10-year average)	18 percent
Businesses Ranked 1 or 2 by Market Position	>90 percent
Average Capital Employed (dollars)	16.6 billion
Prime Product Sales (tonnes)	24.8 million
Percent Integrated Capacity	>90 percent

Businesses	Worldwide Rank
Based on Market Position

■ Commodities
Benzene	#1
Paraxylene	#1
Olefins	#2
Polyethylene	#2
Polypropylene	#5
■ Specialties
Butyl Polymers	#1
Fluids	#1
Plasticizers/Oxo Alcohols	#1
Synthetics	#1
Oriented Polypropylene Films	#1
Adhesive Polymers	#1
Specialty Elastomers	#1
Petroleum Additives	#2
We are one of the largest producers of olefins, such as ethylene and propylene, and polyolefins, including polyethylene and polypropylene.
These products are the basic building blocks used to make many everyday products including packaging film, automotive parts, and polyester fiber.
Specialties
We have a diverse set of less-cyclical specialty businesses, all of which rank first or second globally by market position and benefit from a lower cost structure when produced at the same world-scale integrated sites as our commodities. Our specialties deliver advanced performance and value to our customers in a broad array of applications.
We have global leadership positions in products such as butyl polymers that help tires maintain proper pressure

Differentiated Business Mix
Segment Earnings

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   95

resulting in improved fuel economy. We offer hydrocarbon fluids with high-performance characteristics for applications such as water treatment, coatings, and oil drilling fluids. In addition, our synthetic basestocks are key components for advanced lubricants.
Consistently Deliver Best-in-Class Performance
We maintain a relentless focus on operational excellence in every aspect of our business. Business practices and systems have been developed and continuously improved over many years to ensure uncompromising integrity of our operations and delivery of industry-leading performance.
Our disciplined approach to improve safety, reliability, productivity, and quality continues to increase the contribution of existing assets. Structured programs enable identification of best practices that capture manufacturing efficiencies, improve operability, and increase capacity at significantly less than grassroots cost.
Examples of how our performance creates value include:
•	Our steam-cracking energy efficiency index achieved best-ever performance in 2009;

•	Our average polyethylene reactor capacity is about two-thirds larger than industry average, allowing us to capture unit cost savings; and,

•	Our maintenance programs give us a competitive advantage in cost and reliability.
Steam-Cracking Energy Intensity(1)(2)
(1) Solomon Associates data available for odd years only.
(2) Only odd-year data plotted.
Build Proprietary Technology Positions
Technology is critical to our strategies as it helps capture value from advantaged feeds, drives lower-cost manufacturing processes, and delivers premium products. Development and deployment of industry-leading chemical technology provides a competitive advantage for ExxonMobil.
Capture Full Benefits of Integration
Across ExxonMobil Operations
More than 90 percent of the chemical capacity that we own and operate is integrated with our large refineries or natural gas processing plants. The benefits derived from integration are a key differentiating factor that allows ExxonMobil to consistently outperform competition. Examples of this advantage include:
•	Integrated sites optimize feedstock between the refinery, chemical steam cracker, and aromatics units on a day-by-day or even a cargo-by-cargo basis;

•	Feedstock for our hydrocarbon fluids business comes almost exclusively from our refineries, upgrading the value of the molecules;

•	Our steam crackers have industry-leading flexibility to process a wide range of feedstock which provides the integrated derivative units the lowest cost supply available; and,

•	Common support organizations at our large integrated facilities deliver superior services at lower cost.

96   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

Selectively Invest in Advantaged Projects
We ensure that our project portfolio is anchored with advantaged feeds, lower-cost processes, and premium products.
Well-Positioned for Asia Growth • Through 2015, we expect more than 60 percent of global petrochemical demand growth will occur in Asia, with over one-third in China alone. We plan not only to support this growth but also to ensure the projects add shareholder value.
In 2009, we started up a fully integrated, world-scale facility in Fujian Province, China.
Construction activity is continuing in Singapore where we are more than doubling the size of our existing chemical complex. The expanded steam cracker will have substantial feed flexibility and will be energy efficient. The complex will also produce a range of premium products to capture both growth and value.
To support premium product growth in Asia, we announced the construction of our Shanghai Technology Center, which is expected to be operational in 2010.
Saudi Basic Industries Corporation (SABIC) and ExxonMobil are progressing detailed studies at our Kemya and Yanpet petrochemical joint venture sites in Saudi Arabia to supply premium products on a platform of advantaged feedstock.
We are progressing with Qatar Petroleum the development of a world-scale petrochemical complex in Ras Laffan Industrial City, Qatar. The proposed complex would include the world’s largest steam cracker and polyethylene plants and one of the world’s largest ethylene glycol plants.
Middle East and Asia Pacific Capacity

Ethylene and Paraxylene
Source: CMAI

The project will utilize feedstock from gas development projects in Qatar’s North Field and include production of premium products.
Broad Project Portfolio • Our healthy pipeline of projects brings value through disciplined investment. We continue to invest in the growth of our specialty businesses, as well as develop projects around the world to enhance our feed flexibility. Energy efficiency projects make up an appreciable portion of our investment, and we continue to invest in technology to make further breakthroughs in products and processes to maintain and extend our competitive advantage.

SINGAPORE EXPANSION

Capacity Addition (tonnes per year)
Commodities
Ethylene	1,000,000
Polyethylene	1,300,000
Polypropylene	500,000
Benzene	340,000
Paraxylene	80,000
Specialties
Oxo Alcohols	125,000
Specialty Elastomers	300,000

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   97

Delivering Industry-Leading Performance
ExxonMobil Chemical strategies deliver competitive advantages through advantaged feeds, lower-cost manufacturing processes, and premium products. While these appear simple, very few companies consistently deliver all three, and our ability to do so creates a significant competitive advantage.

Advantaged Feeds
Accessing a wide variety of feedstocks and having significant flexibility in our assets to extract the value from these feedstocks deliver a feed cost advantage
•	300 new steam-cracking feeds qualified around the world over the past several years
•	Proprietary technology creates flexibility to run advantaged feeds that conventional plants cannot process
•	Advanced tools optimize this flexibility to quickly respond to changes in feedstock quality, availability and cost
•	Integrated manufacturing sites upgrade intermediate streams to the highest value

Lower-Cost
Manufacturing Processes
Combining proprietary technology, integration, scale, and operational excellence achieves an operating cost advantage
•	Polyethylene reactor capacities averaging two-thirds larger than industry average deliver unit cost advantages
•	Advanced catalysts applied to our aromatics business expand capacity while consuming much less energy
•	Operations and maintenance programs driven by best practices create a cost and reliability advantage

Premium Products
Developing products that add value to our customers translates into value for the shareholder
•	Metallocene catalyst technology delivers superior products across multiple product families including Exceed and Enable polyethylenes, Vistamaxx specialty elastomers, polypropylene, adhesive polymers, and synthetic lubricants
•	Ultra-low aromatic Escaid and Exxsol fluids, based on proprietary technology, help meet increasingly stringent regulatory and environmental requirements for water treatment and oil drilling applications
•	Exxcore resins, our latest development in tire inner liners, allow tire weight reduction while improving air retention

Advantaged Feeds                                     Lower-Cost Manufacturing Processes         Premium Product Development
ExxonMobil Chemical businesses, anchored by lower-cost manufacturing processes and advantaged feeds, deliver additional value to the shareholder through our premium products. These products also create sustainable solutions for consumers to use energy more efficiently.

98   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

Chemical Operating Statistics
LARGE/INTEGRATED PRODUCTION COMPLEX CAPACITY(1)(2)

(millions of tonnes per year)	Ethylene	Polyethylene	Polypropylene	Paraxylene	Additional Products

North America
Baton Rouge, Louisiana	1.0	1.3	0.4	–	P B E A	F O
Baytown, Texas	2.2	–	0.8	0.6	P B	F
Beaumont, Texas	0.8	1.0	–	0.3	P	S
Mont Belvieu, Texas	–	1.0	–	–
Sarnia, Ontario	0.3	0.5	–	–	P	F O

Europe
Antwerp, Belgium	0.5	0.4	–	–	P	F O
Fawley, United Kingdom	0.1	–	–	–	P B	F O
Fife, United Kingdom	0.4	–	–	–
Meerhout, Belgium	–	0.5	–	–
Notre-Dame-de- Gravenchon, France	0.4	0.4	0.3	–	P B E A	O S Z
Rotterdam, the Netherlands	–	–	–	0.7		O

Middle East
Al Jubail, Saudi Arabia	0.6	0.6	–	–
Yanbu, Saudi Arabia	1.0	0.7	0.2	–	P

Asia Pacific
Fujian, China	0.2	0.2	0.1	0.2	P
Kawasaki, Japan	0.5	0.1	–	–	P B A	F
Singapore	0.9	0.6	0.4	0.9	P	F O Z
Sriracha, Thailand	–	–	–	0.5		F
All other	–	–	–	0.6

Total worldwide	8.9	7.3	2.2	3.8

P Propylene	B Butyl	E Specialty Elastomers	A Adhesive Polymers	F Fluids	O Oxo Alcohols	S Synthetics	Z Petroleum Additives

(1)	Based on size or breadth of product slate.

(2)	Capacity reflects 100 percent for operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, capacity is ExxonMobil’s interest.
OTHER MANUFACTURING LOCATIONS(1)

Location	Product

North America
Bayway, New Jersey	■ ▲ ● ◆
Belleville, Ontario	■ ▲ ● ◆
Chalmette, Louisiana	■ ▲ ● ◆
Dartmouth, Nova Scotia	■ ▲ ● ◆
Edison, New Jersey	■ ▲ ● ◆
Joliet, Illinois	■ ▲ ● ◆
LaGrange, Georgia	■ ▲ ● ◆
Pensacola, Florida	■ ▲ ● ◆
Plaquemine, Louisiana	■ ▲ ● ◆
Shawnee, Oklahoma	■ ▲ ● ◆

Latin America
Campana, Argentina	■ ▲ ● ◆
Managua, Nicaragua	■ ▲ ● ◆
Paulinia, Brazil	■ ▲ ● ◆

Location	Product

Europe
Augusta, Italy	■ ▲ ● ◆
Berre, France	■ ▲ ● ◆
Brindisi, Italy	■ ▲ ● ◆
Cologne, Germany	■ ▲ ● ◆
Fos-sur-Mer, France	■ ▲ ● ◆
Geleen, the Netherlands	■ ▲ ● ◆
Karlsruhe, Germany	■ ▲ ● ◆
Kerkrade, the Netherlands	■ ▲ ● ◆
Newport, United Kingdom	■ ▲ ● ◆
Trecate, Italy	■ ▲ ● ◆
Vado Ligure, Italy	■ ▲ ● ◆
Virton, Belgium	■ ▲ ● ◆

Location	Product

Asia Pacific
Adelaide, Australia(2)	■ ▲ ● ◆
Jinshan, China	■ ▲ ● ◆
Kashima, Japan	■ ▲ ● ◆
Nasu, Japan	■ ▲ ● ◆
Panyu, China	■ ▲ ● ◆
Sakai, Japan	■ ▲ ● ◆
Wakayama, Japan	■ ▲ ● ◆

(1)	Includes joint-venture plants.

(2)	Facility mothballed.

■ Olefins/Aromatics           ▲ Polymers            ● Other Chemicals            ◆ Films

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   99

VOLUMES

Includes ExxonMobil’s share of equity companies	2009	2008	2007	2006	2005
Worldwide Production Volumes (thousands of tonnes)
Ethylene	7,381	7,540	8,155	7,878	7,930
Polyethylene	6,120	6,088	6,693	6,275	6,213
Polypropylene	1,864	1,897	1,897	1,815	1,680
Paraxylene	2,758	2,472	2,995	3,038	2,785

Prime Product Sales Volumes(1) by Region (thousands of tonnes)
Americas(2)	10,665	10,628	12,034	11,907	11,523
Europe/Middle East/Africa	6,433	6,635	7,463	7,497	7,310
Asia Pacific	7,727	7,719	7,983	7,946	7,944

Total worldwide	24,825	24,982	27,480	27,350	26,777

Prime Product Sales Volumes(1) by Business (thousands of tonnes)
Less-cyclical specialty businesses	5,183	5,618	6,237	6,228	6,083
Olefins/polyolefins/aromatics/other	19,642	19,364	21,243	21,122	20,694

Total	24,825	24,982	27,480	27,350	26,777

(1)	Prime product sales include ExxonMobil’s share of equity-company volumes and finished product transfers to the Downstream.

(2)	Includes North America and Latin America.

100   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

Frequently Used Terms
Listed below are definitions of several of ExxonMobil’s key business and financial performance measures and other terms. These definitions are provided to facilitate understanding of the terms and their calculation. In the case of financial measures that we believe constitute “non-GAAP financial measures” under Securities and Exchange Commission Regulation G, we provide a reconciliation to the most comparable Generally Accepted Accounting Principles (GAAP) measure and other information required by that rule.
EARNINGS EXCLUDING SPECIAL ITEMS
In addition to reporting U.S. GAAP defined net income, ExxonMobil also presents a measure of earnings that excludes earnings from special items quantified and described in our quarterly and annual earnings press releases. Earnings excluding special items is a non-GAAP financial measure, and is included to facilitate comparisons of base business performance across periods. A reconciliation to net income attributable to ExxonMobil is shown on page 22. We also refer to earnings excluding special items as normalized earnings. Earnings per share amounts use the same average common shares outstanding as used for the calculation of earnings per common share and earnings per common share – assuming dilution.
OPERATING COSTS
Operating costs are the combined total of production, manufacturing, selling, general, administrative, exploration, depreciation, and depletion expenses from the Consolidated Statement of Income and ExxonMobil’s share of similar costs for equity companies. Operating costs are the costs during the period to produce, manufacture, and otherwise prepare the company’s products for sale – including energy costs, staffing, maintenance, and other costs to explore for and produce oil and gas, and operate refining and chemical plants. Distribution and marketing expenses are also included. Operating costs exclude the cost of raw materials, taxes, and interest expense. These expenses are on a before-tax basis. While ExxonMobil’s management is responsible for all revenue and expense elements of net income, operating costs, as defined below, represent the expenses most directly under management’s control. Information regarding these costs is therefore useful for investors and ExxonMobil management in evaluating management’s performance.

(millions of dollars)	2009	2008	2007	2006	2005

Reconciliation of Operating Costs
From ExxonMobil’s Consolidated Statement of Income
Total costs and other deductions	275,809	393,962	333,073	309,182	310,449
Less:
Crude oil and product purchases	152,806	249,454	199,498	182,546	185,219
Interest expense	548	673	400	654	496
Sales-based taxes	25,936	34,508	31,728	30,381	30,742
Other taxes and duties	34,819	41,719	40,953	39,203	41,554

Subtotal	61,700	67,608	60,494	56,398	52,438
ExxonMobil’s share of equity-company expenses	6,670	7,204	5,619	4,947	4,520

Total operating costs	68,370	74,812	66,113	61,345	56,958

(millions of dollars)	2009	2008	2007	2006	2005

Components of Operating Costs
From ExxonMobil’s Consolidated Statement of Income
Production and manufacturing expenses	33,027	37,905	31,885	29,528	26,819
Selling, general, and administrative expenses	14,735	15,873	14,890	14,273	14,402
Depreciation and depletion	11,917	12,379	12,250	11,416	10,253
Exploration expenses, including dry holes	2,021	1,451	1,469	1,181	964

Subtotal	61,700	67,608	60,494	56,398	52,438
ExxonMobil’s share of equity-company expenses	6,670	7,204	5,619	4,947	4,520

Total operating costs	68,370	74,812	66,113	61,345	56,958

TOTAL SHAREHOLDER RETURN
Shareholder return measures the change in value of an investment in stock over a specified period of time, assuming dividend reinvestment. We calculate shareholder return over a particular measurement period by: dividing (1) the sum of (a) the cumulative value of dividends received during the measurement period, assuming reinvestment, plus (b) the difference between the stock price at the end and at the beginning of the measurement period; by (2) the stock price at the beginning of the measurement period. For this purpose, we assume dividends are reinvested in stock at market prices at approximately the same time actual dividends are paid. Shareholder return is usually quoted on an annualized basis.

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   101

CAPITAL AND EXPLORATION EXPENDITURES (Capex)
Capital and exploration expenditures are the combined total of additions at cost to property, plant and equipment and exploration expenses on a before-tax basis from the Summary Statement of Income. ExxonMobil’s Capex includes its share of similar costs for equity companies. Capex excludes depreciation on the cost of exploration support equipment and facilities recorded to property, plant and equipment when acquired. While ExxonMobil’s management is responsible for all investments and elements of net income, particular focus is placed on managing the controllable aspects of this group of expenditures.
CAPITAL EMPLOYED
Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used by the businesses, it includes ExxonMobil’s net share of property, plant and equipment and other assets less liabilities, excluding both short-term and long-term debt. When viewed from the perspective of the sources of capital employed in total for the Corporation, it includes ExxonMobil’s share of total debt and equity. Both of these views include ExxonMobil’s share of amounts applicable to equity companies, which the Corporation believes should be included to provide a more comprehensive measure of capital employed.

(millions of dollars)	2009	2008	2007	2006	2005

Business Uses: Asset and Liability Perspective
Total assets	233,323	228,052	242,082	219,015	208,335
Less liabilities and noncontrolling interests
share of assets and liabilities
Total current liabilities excluding notes and loans payable	(49,585)	(46,700)	(55,929)	(47,115)	(44,536)
Total long-term liabilities excluding long-term debt	(58,741)	(54,404)	(50,543)	(45,905)	(41,095)
Noncontrolling interests share of assets and liabilities	(5,642)	(6,044)	(5,332)	(4,948)	(4,863)
Add ExxonMobil share of debt-financed equity-company net assets	5,043	4,798	3,386	2,808	3,450

Total capital employed	124,398	125,702	133,664	123,855	121,291

Total Corporate Sources: Debt and Equity Perspective
Notes and loans payable	2,476	2,400	2,383	1,702	1,771
Long-term debt	7,129	7,025	7,183	6,645	6,220
ExxonMobil share of equity	110,569	112,965	121,762	113,844	111,186
Less noncontrolling interests share of total debt	(819)	(1,486)	(1,050)	(1,144)	(1,336)
Add ExxonMobil share of equity-company debt	5,043	4,798	3,386	2,808	3,450

Total capital employed	124,398	125,702	133,664	123,855	121,291

RETURN ON AVERAGE CAPITAL EMPLOYED (ROCE)
Return on average capital employed is a performance measure ratio. From the perspective of the business segments, ROCE is annual business segment earnings divided by average business segment capital employed (average of beginning- and end-of-year amounts). These segment earnings include ExxonMobil’s share of segment earnings of equity companies, consistent with our capital employed definition, and exclude the cost of financing. The Corporation’s total ROCE is net income attributable to ExxonMobil excluding the after-tax cost of financing, divided by total corporate average capital employed. The Corporation has consistently applied its ROCE definition for many years and views it as the best measure of historical capital productivity in our capital-intensive, long-term industry, both to evaluate management’s performance and to demonstrate to shareholders that capital has been used wisely over the long term. Additional measures, which are more cash-flow based, are used to make investment decisions.

(millions of dollars)	2009	2008	2007	2006	2005

Return on Average Capital Employed
Net income attributable to ExxonMobil	19,280	45,220	40,610	39,500	36,130
Financing costs (after tax)
Gross third-party debt	(303)	(343)	(339)	(264)	(261)
ExxonMobil share of equity companies	(285)	(325)	(204)	(156)	(144)
All other financing costs – net	(483)	1,485	268	499	(35)

Total financing costs	(1,071)	817	(275)	79	(440)

Earnings excluding financing costs	20,351	44,403	40,885	39,421	36,570

Average capital employed	125,050	129,683	128,760	122,573	116,961
Return on average capital employed – corporate total	16.3%	34.2%	31.8%	32.2%	31.3%

102   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

ENTITLEMENT VOLUME EFFECTS
Production Sharing Contract Net Interest Reductions • Production Sharing Contract (PSC) net interest reductions are contractual reductions in ExxonMobil’s share of production volumes covered by PSCs. These reductions typically occur when cumulative investment returns or production volumes achieve thresholds as specified in the PSCs. Once a net interest reduction has occurred, it typically will not be reversed by subsequent events, such as lower crude oil prices.
Price and Spend Impacts on Volumes • Price and spend impacts on volumes are fluctuations in ExxonMobil’s share of production volumes caused by changes in oil and gas prices or spending levels from one period to another. For example, at higher prices fewer barrels are required for ExxonMobil to recover its costs. According to the terms of contractual arrangements or government royalty regimes, price or spending variability can increase or decrease royalty burdens and/or volumes attributable to ExxonMobil. These effects generally vary from period to period with field spending patterns or market prices for crude oil or natural gas.
FINDING AND RESOURCE-ACQUISITION COSTS
Finding and resource-acquisition costs per oil-equivalent barrel is a performance measure that is calculated using the Exploration portion of Upstream capital and exploration expenditures and proved property acquisition costs divided by resource additions (in oil-equivalent barrels). ExxonMobil refers to new discoveries and acquisitions of discovered resources as resource additions. In addition to proved reserves, resource additions include quantities of oil and gas that are not yet classified as proved reserves, but which ExxonMobil believes will likely be moved into the proved reserves category and produced in the future.

	2009	2008	2007	2006	2005

Exploration portion of Upstream capital and exploration expenditures (millions of dollars)	3,718	2,871	1,909	2,044	1,693
Proved property acquisition costs (millions of dollars)	676	61	37	234	174
Total exploration and proved property acquisition costs (millions of dollars)	4,394	2,932	1,946	2,278	1,867
Resource additions (millions of oil-equivalent barrels)	2,860	2,230	2,010	4,270	4,365
Finding and resource-acquisition costs per oil-equivalent barrel (dollars)	1.54	1.32	0.97	0.53	0.43
PROVED RESERVES
Proved reserves of oil and gas in this report are determined on the basis that ExxonMobil uses to manage its business. On this basis, “proved reserves” means quantities of oil and gas that ExxonMobil has determined to be reasonably certain of recovery under existing economic and operating conditions under our long-standing, rigorous management review process. We only book proved reserves when we have made significant funding commitments for the related projects. ExxonMobil’s reserves are different from proved reserves as defined by U.S. Securities and Exchange Commission (SEC) rules and included in our Annual Report on Form 10-K and Proxy Statement.
A principal difference between the ExxonMobil and SEC definitions is the price assumption used. Proved reserves in this report are based on the same price and cost assumptions we use to make investment decisions. Proved reserves as defined by the SEC are based on historical market prices: beginning in 2009, the average of the market prices on the first day of each calendar month during the year; for prior years, the market price on December 31. References to “price/cost effects” mean the effect of using SEC historical prices and costs.
For years prior to 2009, another key difference was the treatment of oil sands reserves extracted in mining operations, as well as reserves attributable to equity companies. In this report, oil sands reserves and our share of equity company reserves are included in ExxonMobil’s proved reserves for all periods. Under SEC definitions applicable to the prior years, these volumes were separately reported.
The table below shows year-end proved reserves on these different bases:

(billions of oil-equivalent barrels)	2009	2008	2007	2006	2005

Basis
ExxonMobil	23.3	22.8	22.7	22.7	22.4
SEC	23.0	23.0	22.5	22.8	22.4
RESOURCES, RESOURCE BASE, AND RECOVERABLE RESOURCES
Resources, resource base, recoverable resources, recoverable oil, recoverable hydrocarbons, and similar terms used in this report are the total remaining estimated quantities of oil and gas that are expected to be ultimately recoverable. The resource base includes quantities of oil and gas that are not yet classified as proved reserves, but which ExxonMobil believes will likely be moved into the proved reserves category and produced in the future. The term “resource base” is not intended to correspond to SEC definitions such as “probable” or “possible” reserves.
PROVED RESERVES REPLACEMENT RATIO
Proved reserves replacement ratio is a performance measure that is calculated using proved oil-equivalent reserves additions divided by oil-equivalent production. Both proved reserves additions and production include amounts applicable to equity companies. Unless otherwise specified, ExxonMobil reports this ratio on the basis of the company’s definition of proved reserves. See “Proved Reserves” above.

EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW   103

PROVED RESERVES REPLACEMENT COSTS
Proved reserves replacement costs per oil-equivalent barrel is a performance measure ratio. Proved reserves replacement costs per barrel are costs incurred in property acquisition and exploration, plus costs incurred in development activities, divided by proved oil-equivalent reserves additions, excluding sales. Unless otherwise specified, ExxonMobil reports these costs on the basis of ExxonMobil’s definition of proved reserves. See “Proved Reserves” on previous page.

(millions of dollars)	2009	2008	2007	2006	2005

Costs incurred
Property acquisition costs	1,285	663	194	597	453
Exploration costs	3,111	2,272	1,762	1,685	1,420
Development costs	17,130	14,633	11,570	12,103	10,561

Total costs incurred	21,526	17,568	13,526	14,385	12,434

(millions of dollars)	2009	2008	2007	2006	2005

Proved oil-equivalent reserves additions
Revisions	853	211	1,793	390	377
Improved recovery	15	8	35	29	31
Extensions/discoveries	1,118	1,413	251	881	1,461
Purchases	1	–	2	755	122

Total oil-equivalent reserves additions	1,987	1,632	2,081	2,055	1,991
Proved reserves replacement costs (dollars per barrel)	10.83	10.76	6.50	7.00	6.25

HEAVY OIL AND OIL SANDS
Heavy oil, for the purpose of this report, includes heavy oil, extra heavy oil, and bitumen, as defined by the World Petroleum Congress in 1987 based on American Petroleum Institute (API) gravity and viscosity at reservoir conditions. Heavy oil has an API gravity between 10 and 22.3 degrees. The API gravity of extra heavy oil and bitumen is less than 10 degrees. Extra heavy oil has a viscosity less than 10 thousand centipoise, whereas the viscosity of bitumen is greater than 10 thousand centipoise. The term “oil sands” is used to indicate heavy oil (generally bitumen) that is recovered in a mining operation.
CASH FLOW FROM OPERATIONS AND ASSET SALES
Cash flow from operations and asset sales is the sum of the net cash provided by operating activities and proceeds from sales of subsidiaries, investments, and property, plant and equipment from the Summary Statement of Cash Flows. This cash flow is the total sources of cash from both operating the Corporation’s assets and from the divesting of assets. The Corporation employs a long-standing and regular disciplined review process to ensure that all assets are contributing to the Corporation’s strategic objectives. Assets are divested when they are no longer meeting these objectives or are worth considerably more to others. Because of the regular nature of this activity, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities, including shareholder distributions.

(millions of dollars)	2009	2008	2007	2006	2005

Net cash provided by operating activities	28,438	59,725	52,002	49,286	48,138
Sales of subsidiaries, investments and property, plant and equipment	1,545	5,985	4,204	3,080	6,036

Cash flow from operations and asset sales	29,983	65,710	56,206	52,366	54,174

DISTRIBUTIONS TO SHAREHOLDERS
The Corporation distributes cash to shareholders in the form of both dividends and share purchases. Shares are purchased both to reduce shares outstanding and to offset shares issued in conjunction with company benefit plans and programs. For purposes of calculating distributions to shareholders, the Corporation only includes the cost of those shares purchased to reduce shares outstanding.

(millions of dollars)	2009	2008	2007	2006	2005

Dividends paid to ExxonMobil shareholders	8,023	8,058	7,621	7,628	7,185
Cost of shares purchased to reduce shares outstanding	18,000	32,000	28,000	25,000	16,000

Distributions to ExxonMobil shareholders	26,023	40,058	35,621	32,628	23,185

Memo: Gross cost of shares purchased to offset shares issued under benefit plans and programs	1,703	3,734	3,822	4,558	2,221

104   EXXON MOBIL CORPORATION • 2009 FINANCIAL & OPERATING REVIEW

Index

Acreage	32, 33, 68
Africa	41, 42, 43, 45, 56-59
Asia Pacific	38, 39, 41, 42, 45, 60-61, 79, 85, 86, 96

Balance Sheet	27
Business strategies	4-5, 30, 76, 92

Canada	16, 17, 33, 38, 39, 41, 42-44, 49-51, 80
Capital and exploration expenditures	24-25, 101
Capital employed	23, 101
Cash flow	2, 5, 21, 29, 103
Cash Flow Statement	29
Chemical capacity	98
Chemical products	94, 97
Chemical projects	86, 96
Chemical results	92-93
Chemical volumes	99

Depreciation and depletion	26, 74-75
Dividend and shareholder	21
distributions
Downstream results	76-77

Earnings	2, 22, 74-75, 100
Earnings, oil and gas	74-75
Earnings per barrel	31, 37
Energy management	81, 95
Energy Outlook	10-13
Entitlement volumes	35, 102
Europe	33, 38, 39, 40, 41, 42, 43, 52-55, 91
Exploration captures	33

Financial highlights	2, 3
Finding and resource-acquisition costs	31, 34, 102
Frequently Used Terms	100-103
Fuels Marketing	82-83, 86
Fujian Joint Venture	77, 86, 93
Heavy oil	19, 34, 44, 50, 51, 80, 103
Income Statement	28
Integration	5, 31, 38, 76, 77, 78, 79, 83, 85, 92, 93, 95
Key financial ratios	2
LNG	12, 13, 34, 38, 39, 40, 42, 60-63
Lubricants and Specialties	84-85, 86
Middle East	38, 39-41, 60, 62-63, 96
Molecule Management	18, 77, 80

National Content	45
Natural gas and power markets	38, 42
Operating costs	26, 81, 100
Petroleum product sales	77, 90-91
Price and spend impacts	102
Project execution	4, 36, 80
Production sharing contract	33, 61, 65, 102
Production volumes	31, 35, 37, 41, 66-67, 102
Property, plant and equipment	26, 101, 103
Qatar	38, 39, 41, 42, 62-63, 79, 96
Refinery utilization	87
Refining and Supply	78-81, 86
Refining capacity	87-89
Reserves and resources	31, 32, 34, 35, 36, 69-73, 102-103
Reserves replacement costs	73, 103
Reserves replacement ratio	31, 35, 70-73, 102
Retail sites	82, 91
Return on average capital employed	2, 23, 31, 77, 93, 101
Russia/Caspian	39, 41, 42, 45, 64-65
Safety, Security, Health, and Environment	6-9
Share purchases	21, 103
Shareholder return	2, 21, 100
South America	51

Technology	9, 14-20

Unconventional gas	34, 38, 43, 48, 51, 54
United States	7, 16, 17, 33, 38, 44, 46-48, 79, 80, 82
Upstream development project summary	39-41
Upstream production profile	35, 41
Upstream results	30-31
Wells, net drilled	68

Data Tables
Corporate Financial Tables
Capital and Exploration Expenditures	24-25
Capital Employed/ROCE	23
Financial Statements	27-29
Functional Earnings	22

Business Tables
Upstream	66-75
Downstream	87-91
Chemical	98-99

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, and Esso. For convenience and simplicity, those terms and terms such as Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Abbreviated references describing global or regional operational organizations, and global or regional business lines are also sometimes used for convenience and simplicity. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships.
The following are trademarks, service marks, or proprietary process names of Exxon Mobil Corporation or one of its affiliates: Esso, Exxon, Mobil, Mobil 1, Mobil SHC, Taking on the World’s Toughest Energy Challenges, Electrofrac, ColdFlow, Controlled Freeze Zone and CFZ, R3M, MIDW, Exceed, Enable, Vistamaxx, Achieve, Exxcore, Escaid, Exxsol, Mobilgear SHC XMP, ESP, and Environmental Logo (with sun, mountains and water). The following third-party trademarks or service marks, referenced in the text of the report are owned by the entities indicated: NASCAR (National Association for Stock Car Racing, Inc.), Formula 1 (Formula One Licensing B.V.), Aston Martin (Aston Martin Lagonda Limited), Bentley (Bentley Motors Limited), Mercedes (Daimler AG), Porsche and Panamera (Dr. Ing. H.c.F. Porsche AG), Cadillac, Corvette and Escalade (General Motors LLC), Lexus (Toyota Jidosha KK, trading as Toyota Motor Corporation), Loss Prevention System and LPS (Loss Prevention Systems, Inc.).

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P.O. Box 140369
Irving, TX 75014-0369

Market Information
The New York Stock Exchange is the principal exchange
on which Exxon Mobil Corporation common stock
(symbol XOM) is traded.

Annual Meeting
The 2010 Annual Meeting of Shareholders will be held at
9:00 a.m. Central Time on Wednesday, May 26, 2010, at:

The Morton H. Meyerson Symphony Center
2301 Flora Street
Dallas, Texas 75201

The meeting will be audiocast live on the Internet.
Instructions for listening to this audiocast will be
available on the Internet at exxonmobil.com
approximately one week prior to the event.

EXXONMOBIL ON THE INTERNET
A quick, easy way to get information about ExxonMobil
ExxonMobil publications and important shareholder
information are available on the Internet at exxonmobil.com:

• Publications

• Stock Quote

• Dividend Information

• Contact Information

• Speeches

• News Releases

• Investor Presentations

• Corporate Governance

ExxonMobil

Corporate Headquarters
5959 Las Colinas Blvd.
Irving, Texas 75039-2298
exxonmobil.com